Filed Pursuant to Rule 424(b)(3)
File No. 333-115364

                                 CYTOMEDIX, INC.

                25,606,551 SHARES OF COMMON STOCK, $.0001 PAR VALUE
                         OFFERED BY SELLING SHAREHOLDERS

This amended prospectus relates to 25,606,551 shares of Cytomedix common stock, of which:

9,273,725 are shares of Cytomedix common stock that were outstanding as of July 13, 2004, and may be sold from time to time by certain selling shareholders;

665,563 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series A Warrants;

477,263 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series B Warrants;

1,680,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series C-1 Warrants;

1,680,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series C-2 Warrants;

3,320,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon conversion of Cytomedix's outstanding Series C Preferred Stock; and

8,510,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon the exercise of other warrants to purchase shares of Cytomedix's common stock.

The shares covered by this prospectus may be sold from time to time by the selling shareholders listed on page 11. The selling shareholders will act independently in determining the timing, manner, and size of each sale. The selling shareholders may also sell the common stock under Rule 144. We will not receive any of the proceeds from the sale of the common stock being offered by the selling shareholders.

Our common stock is currently listed on the American Stock Exchange under the symbol GTF. On August 12, 2005, the closing sale price of our common stock was $5.85.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 15, 2005.


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                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                             1

RISK FACTORS                                                                   6

A. WE HAVE LIMITED WORKING CAPITAL.                                            6

B. WE HAVE A HISTORY OF LOSSES.                                                6

C. WE HAVE A SHORT OPERATING HISTORY AND LIMITED OPERATING EXPERIENCE.         6

D. OUR INTELLECTUAL PROPERTY ASSETS ARE CRITICAL TO OUR SUCCESS.               7

E. THE AUTOLOGEL(TM) SYSTEM IS SUBJECT TO GOVERNMENTAL REGULATION.             7

F. OUR SUCCESS COULD BE ADVERSELY AFFECTED IF OUR CUSTOMERS CANNOT             7
     OBTAIN REIMBURSEMENT.

G. THE SUCCESS OF THE AUTOLOGEL(TM) SYSTEM IS DEPENDENT
     UPON ACCEPTANCE BY THE MEDICAL COMMUNITY.                                 8

H. WE MAY BE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.                       8

I. LEGISLATIVE AND ADMINISTRATIVE ACTION MAY AFFECT US ADVERSELY.              8

J. WE COULD BE AFFECTED ADVERSELY BY MALPRACTICE CLAIMS.                       9

K. THE AUTOLOGEL(TM) SYSTEM HAS EXISTING COMPETITION IN THE MARKETPLACE.       9

L. THE PRICE OF OUR COMMON STOCK COULD BE AFFECTED
     ADVERSELY BY SALES OF COMMON STOCK.                                       9

M. THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO      10
     SWINGS BASED ON SALES AND OTHER MARKET CONDITIONS.

N. THERE IS A RISK OF DILUTION.                                               10

O. WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS AND LAWS.                       11

USE OF PROCEEDS                                                               11

DETERMINATION OF OFFERING PRICE                                               11

SELLING SHAREHOLDERS                                                          11

PLAN OF DISTRIBUTION                                                          21

LEGAL PROCEEDINGS                                                             21

DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS AND CONTROL PERSONS                  24

AUDIT COMMITTEE                                                               26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                27

DESCRIPTION OF SECURITIES                                                     30

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES           33
ACT LIABILITIES

DESCRIPTION OF BUSINESS                                                       33

A. CORPORATE HISTORY                                                          33

B. BUSINESS AND OPERATIONS                                                    35

C. SALES, MARKETING, DISTRIBUTION AND A NATIONAL REIMBURSEMENT CODE           35

D. COMPETITION                                                                39

E. INTELLECTUAL PROPERTY RIGHTS                                               40

F. GOVERNMENT APPROVAL                                                        42

G. GOVERNMENT REGULATION                                                      43

H. ENVIRONMENTAL LAWS                                                         45

I. RESEARCH AND DEVELOPMENT                                                   45

J. EMPLOYEES                                                                  46

L. REPORTS TO SECURITY HOLDERS                                                45

MANAGEMENT'S DISCUSSION AND ANALYSIS                                          45

DESCRIPTION OF PROPERTY                                                       55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                56

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS                       57

EXECUTIVE COMPENSATION                                                        58

LEGAL MATTERS                                                                 64

EXPERTS                                                                       64

ADDITIONAL INFORMATION                                                        64

FINANCIAL STATEMENTS                                                         F-1

                               PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding Cytomedix, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and accompanying notes.

This amended prospectus amends the prospectus contained in the Post-Effective Amendment No. 2 to Form SB-2 Registration Statement filed with the Securities and Exchange Commission on May 23, 2005. The purpose of this amended prospectus is to include material information contained in our Form 10-QSB for the period ended June 30, 2005, which was filed on August 15, 2005.

                                    Cytomedix

We are a biotechnology company engaged primarily in developing, producing, licensing and distributing autologous cellular therapies, therapies that use the patient's own body products, for the treatment of chronic non-healing wounds. This includes our propriety AutoloGel(TM) System, which produces our platelet-rich plasma gel, AutoloGel(TM), and related product therapies. To create AutoloGel(TM), the patient's own plasma, platelets and other essential blood components are separated through centrifugation. These components are combined with several reagents which results in the formation of a gel that is applied topically to a wound under the direction of a physician.

We employ ten full-time employees and one part-time employee. Our corporate headquarters is located at 416 Hungerford Drive, Suite 330, Rockville, Maryland, 20850. Our telephone number is (240) 499-2680 and our website is located at www.cytomedix.com. The information on our website is not a part of this prospectus.

On August 7, 2001, we filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the Northern District of Illinois, Eastern Division. On July 11, 2002, our Plan of Reorganization became effective, and we emerged from bankruptcy. Since emerging from bankruptcy, we have elected new directors and have appointed a new management team. We have also adopted a new business plan emphasizing:

o Successful completion of clinical trials as a step to obtain FDA clearance or approval for the Autologel(TM) System's use for the treatment of non-healing diabetic foot ulcers and, ultimately, reimbursement approvals from various third-party payors;

o Successful penetration of market segments that are less sensitive to reimbursement issues; and

o Aggressive protection of our intellectual property rights to protect our proprietary technology and maximize potential royalty and licensing revenue.

                    The Offering by the Selling Shareholders

The selling shareholders identified in this prospectus are selling up to 25,606,551 shares of our common stock. The selling shareholders acquired these shares, or will acquire these shares upon exercise of warrants or conversion of preferred stock, in transactions exempt from the registration requirements of the Securities Act of 1993. We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders.

This prospectus relates to the registration for resale of up to 25,606,551 shares of common stock that were issued, or are issuable, in connection with the following transactions:

2002 Offering

In connection with our bankruptcy reorganization, we initiated a private offering of our common stock and warrants to purchase our common stock to accredited investors only. For each $1.00 invested in the 2002 Offering, investors received one share of common stock, 1/4 of a Series A Warrant (exercisable for two years at $1.00 per share of common stock) and 3/20 of a Series B Warrant (exercisable for three years at $1.50 per share of common stock). In connection with the 2002 Offering, we issued to investors 3,469,252 shares of common stock, Series A Warrants to purchase 867,313 shares of common stock, and Series B Warrants to purchase 520,388 shares of common stock. The number of shares of common stock issuable upon exercise of the Series A and Series B Warrants is subject to adjustment for stock splits, stock dividends, and similar transactions. We also issued 153,963 shares of common stock to broker-dealers as compensation in connection with the 2002 Offering. The common stock issuable upon exercise of the Series A and Series B Warrants is expected to be issued pursuant to exemptions provided by Section 4(2) of the Securities Act.

This prospectus covers the resale of the common stock issued to investors in the 2002 Offering, the common stock issuable upon exercise of the Series A Warrants and the Series B Warrants, and the common stock issued to broker-dealers (or their designees) as compensation in connection with the 2002 Offering.

2003 Offering

On June 4, 2003, we initiated a private offering of our common stock to accredited investors only. In the 2003 Offering, we issued to investors 1,999,200 shares of common stock at a price of $1.25 per share. We also issued 40,776 shares of common stock to broker-dealers as compensation in connection with the 2003 Offering. This prospectus covers the resale of the common stock issued to investors in the 2003 Offering, and the common stock issued to broker-dealers (or their designees) as compensation in connection with the 2003 Offering.

2004 Series C Offering

On March 26, 2004, we completed a private offering to accredited investors only of Series C Convertible Preferred Stock, Series C-1 Warrants, and Series C-2 Warrants raising gross proceeds of $2.8 million. The 2004 Series C Offering, and certain documents material to the 2004 Series C Offering, were disclosed in the Form 8-K filed with the SEC on March 29, 2004. In the 2004 Series C Offering, we issued and sold 280 shares of our new Series C convertible preferred stock, accompanied by Series C-1 Warrants to purchase a total of 1.4 million shares of our common stock and Series C-2 Warrants to purchase 1.4 million shares of our common stock. The Series C-1 Warrants and Series C-2 Warrants had an exercise price of $1.50 and a term of five years. The purchase price of each share of Series C preferred stock was $10,000.

Each share of Series C convertible preferred stock is convertible into 10,000 shares of our common stock based on an initial conversion price of $1.00 per share. However, as is provided in the Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock, the holders of the Series C convertible preferred stock are prohibited from converting their Series C convertible preferred stock if the number of shares of common stock to be issued upon such conversion, when added to all other shares of our common stock owned by the holder at that time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.999% of the then-issued and outstanding shares of common stock. Similarly, holders of the Series C-1 Warrants and the Series C-2 Warrants may not exercise their warrants if such exercise would result in the holder beneficially owning more than 9.999% of the then-issued and outstanding shares of common stock, including the shares issuable upon exercise of the warrant.

On or about July 16, 2004, 50% of the outstanding Series C convertible preferred stock automatically converted into common stock. The number of shares of common stock issuable upon conversion of the Series C convertible preferred stock, and the number of shares of common stock issuable upon exercise of the Series C-1 and Series C-2 Warrants, is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities.

In connection with the 2004 Series C Offering, we issued placement agent warrants to purchase 280,000 shares of common stock at an exercise price of $1.00 per share to Burnham Hill Partners, a division of Pali Capital, Inc., and to certain designees of Burnham Hill Partners. Burnham Hill Partners served as placement agent in connection with the 2004 Series C Offering, and the warrants were issued as partial consideration for its services. The placement agent warrants are immediately exercisable and expire on March 25, 2009. The number of shares of common stock issuable upon exercise of the placement agent warrants is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities.

The common stock to be issued upon conversion of the Series C convertible preferred stock, as well as the common stock to be issued upon exercise of the Series C-1 Warrants, Series C-2 warrants, and the placement agent warrants, is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act of 1933. This prospectus covers the resale of the common stock issuable upon conversion of the Series C convertible preferred stock, exercise of the Series C-1 Warrants, exercise of the Series C-2 Warrants, and the exercise of the placement agent warrants.

2004 Unit Offering

On May 1, 2004, we completed a private placement to accredited investors only of 4,500 Units for gross proceeds of $4,500,000 consisting of cash and negotiable term promissory notes. Each Unit consisted of 1,000 shares of common stock and a five-year warrant to purchase an additional 1,000 shares of common stock at an exercise price of $1.50 per share. We received $2,612,500 in cash proceeds, and promissory notes for an additional $1,887,500. As of March 17, 2005, we have received all amounts due under the promissory notes received in connection with the 2004 Unit Offering.

The holders of warrants issued in the Series 2004 Unit Offering may not exercise such warrants if the exercise would result in the holder beneficially owning more than 9.999% of the issued and outstanding common stock, including the shares issuable upon exercise of the warrants. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities. The common stock to be issued upon exercise of the warrants is expected to be issued pursuant to exemptions afforded by
Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issued in the 2004 Unit Offering, as well as the common stock issuable upon exercise of the warrants issued in the 2004 Unit Offering.

Other Transactions

In connection with the 2004 Series C Offering, we entered into a consulting agreement with Burnham Hill Partners, pursuant to which Burnham Hill Partners agreed to act as consultant to us for six months in return for consideration of $5,000 per month and consulting warrants to purchase 100,000 shares of our common stock. The consulting warrants have an exercise price of $1.00 and a term of five years. The number of shares of common stock issuable upon exercise of the consulting warrants is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the consulting warrants issued to Burnham Hill Partners (or its designees).

Effective February 24, 2004, we issued to BDR Consulting, Inc., a related party, warrants to purchase 200,000 shares of our common stock. The warrants have a ten-year term and an exercise price of $1.50 per share of common stock. These warrants were issued as partial consideration for the services provided by BDR Consulting under its consulting agreement dated July 16, 2002. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the consulting warrants issued to BDR Consulting.

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Effective January 2, 2004, we entered into a Confidential Release and Settlement
Agreement with Mr. Kent Smith, our former President and Chief Executive Officer. Mr. Smith consented to the expiration of all vested and unvested options or other stock-based incentives that had been awarded to him. In return, we granted Mr. Smith warrants to purchase 175,000 shares of common stock at an exercise price of $1.50. The warrants expire on January 2, 2007. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to Mr. Smith in connection with the Confidential Release and Settlement Agreement.

In October 2003, we entered into a Services Agreement with FEQ Investments, Inc. In accordance with the Services Agreement, and as partial consideration for the services provided by FEQ Investments, we issued warrants to purchase 775,000 shares of common stock at an exercise price of $1.00 per share. In connection with consulting services provided regarding the 2004 Unit Offering, we issued FEQ Investments additional consulting warrants to purchase 450,000 shares of common stock at an exercise price of $1.00 per share. The initial warrants issued to FEQ Investment expire on October 1, 2006. The subsequent consulting warrants issued to FEQ Investments expire on April 1, 2009. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the consulting warrants issued to FEQ Investments.

In October 2003, we entered into a consulting agreement with The Carmen Group, Inc., a related party, to expire on October 1, 2004. Upon the signing of the consulting agreement, and as partial consideration for the services to be provided by The Carmen Group, we agreed to issue a fully-vested and irrevocable warrant to purchase 100,000 shares of common stock at an exercise price of $1.25. As required by the agreement, we issued The Carmen Group an additional warrant to purchase 100,000 shares of common stock exercisable at $2.00 per share. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to The Carmen Group.

In October 2003, we entered into a Services Agreement with IVC Group. Under the terms of the Services Agreement, as partial consideration for the consulting services provided by IVC Group, we issued warrants to purchase 400,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on October 1, 2006. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to IVC Group.

In October 2003, we entered into a Services Agreement with Stern & Co. Under the terms of the Services Agreement, as partial consideration for the consulting services provided by Stern & Co., we issued warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share. The warrants expire on October 1, 2006. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to Stern & Co.

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On August 27, 2003, we entered into an agreement with The Research Works, Inc., whereby The Research Works prepared an equity report on the company. This report is published on the Research Works website and is updated periodically. We authorized and issued 40,000 shares of common stock to The Research Works as partial consideration for services rendered. This prospectus covers the resale of the common stock issued to The Research Works.

On April 1, 2003, we entered into a consulting agreement with Ms. Nadine Smith. Under the terms of the agreement, as partial consideration for the services provided by Ms. Smith, we issued warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on April 1, 2010. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to Ms. Smith.

On July 29, 2002, we entered into a Financial Services Agreement with HMA Advisors, Inc. Under the terms of the Financial Services Agreement, as partial consideration for the services provided by HMA Advisors, we issued warrants to purchase 600,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on August 1, 2007. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to HMA Advisors.



---------------------------------------- ---------------------------------------
Securities Being Offered                 Up to 25,606,551 shares of common stock
---------------------------------------- ---------------------------------------
Offering Price                           The selling shareholders will
                                         sell the shares at prevailing market
                                         prices or at privately negotiated
                                         prices.
---------------------------------------- ---------------------------------------
Terms of the Offering                    The selling shareholders will determine
                                         when and how they will sell the common
---------------------------------------- ---------------------------------------
Termination of the Offering              The offering will conclude when all of
                                         the 25,606,551 shares of common stock
                                         have been sold or may be sold without
                                         registration or restriction pursuant to
                                         Rule 144.
---------------------------------------- ---------------------------------------
Use of Proceeds                          We will not receive any proceeds from
                                         the sale of common stock by the selling
                                         shareholders.
---------------------------------------- ---------------------------------------



                           Forward-Looking Information

When used in this prospectus, the words "believes," "plans," "anticipates," "will likely result," "will continue," "projects," "expects," and similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including those risks defined above, which could cause actual results to differ materially from those projected.

We caution readers not to place undue reliance on any forward-looking statements, which are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve certain risks, including the risks defined below. Sales and other revenues may not commence and/or continue as anticipated due to delays or otherwise. As a result, our actual results for future periods could differ materially from those anticipated or projected.

                                  RISK FACTORS

The securities offered under this prospectus are highly speculative and involve high risk. You should purchase them only if you can afford to lose your entire investment. Prior to investing in Cytomedix, a prospective investor should consider carefully the following risk factors which may affect our business and financial condition. Our business and results of operations could be seriously harmed by the following risks, which may cause actual results to differ materially from those expressed or implied by any forward-looking statement included in this prospectus. The risks described below are not to be deemed an exhaustive list of all potential risks.

We have limited working capital.

Because we have been in bankruptcy, we will not be obtaining extensive debt financing. All working capital required to implement our business plan will be obtained through revenues and offerings of our securities. No assurance can be given that we will have revenues sufficient to support and sustain our operations through 2005 or any future period.

We may need to obtain additional funds to support our future operational expenses and capital requirements. We may need to generate increased revenues or may need to raise additional funds through securities offerings or otherwise. No assurance can be given that we will be able to increase revenues or that we will successfully offer and sell securities. Even if such transactions are possible, there is no assurance that they will be on reasonable terms or that they will enable us to satisfy our capital requirements. If additional funds are raised through the issuance of securities, the percentage ownership of existing stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock.

If we do not have adequate working capital or if adequate working capital is not available on acceptable terms when needed, we may have to delay the completion of our current business plan or significantly reduce the scope of our business plan. We could be forced to delay or abandon our plans for development, clinical testing, and the initiation of government regulatory and reimbursement approval processes for our wound treatment technologies. We could have to postpone the hiring of new personnel or engagement of sales representatives and distributors. In an extreme situation, we could be forced to cease operations.

We have a history of losses.

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future. We may never achieve or maintain profitability. We are not currently profitable and expect to continue to incur net losses in the foreseeable future. We also expect to experience negative cash flow for the foreseeable future. We will need to generate significant revenues to achieve and maintain profitability. We cannot guarantee that we will be able to generate these revenues, and we may never achieve profitability in the future.

We have a short operating history and limited operating experience.

We must be evaluated in light of the uncertainties and complexities affecting an early stage biotechnology company. We are a development stage company and have only recently begun to implement our current business plan since the change in management occurring in October 2001. Thus, we have a very limited operating history and limited experience in conducting these operations. Continued operating losses, together with the risks associated with our ability to gain new customers in the sale of disposable products for The AutoloGel(TM) System may have a material adverse effect on our liquidity. We may also be forced to respond to unforeseen difficulties, such as decreasing demand for our products and services, regulatory requirements and unanticipated market pressures.

Since emerging from bankruptcy and continuing through today, we have developed and are currently executing a business model that includes protecting our patent position through an aggressive program of litigating selected infringement cases and addressing our third-party reimbursement issues through an ambitious program of clinical trials approved by the FDA. These areas are being addressed concurrent with an aggressive sales and marketing program that is focusing on niche markets such as federally-funded initiatives, state Medicaid programs and selected commercial insurance pending approval from FDA and a national reimbursement code from CMS. There can be no assurance that our business model in its current form can accomplish our stated goals.

Our intellectual property assets are critical to our success.

We regard our patents, trademarks, trade secrets, and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property assets. We attempt to prevent disclosure of our trade secrets through a number of means, including restricting access to sensitive information and requiring our employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and will be necessary in the future in order to enforce our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We cannot guarantee that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products.

Our patent covering the specific gel formulation that is applied as part of the AutoloGel(TM) System (the "Worden Patent") expires no earlier than October 2018. Our U.S. Knighton Patent (which is the subject of license agreements with Medtronic, Inc., DePuy Spine, Inc., and Harvest Technologies Corporation, among others) expires in November 2009. We are pursuing an aggressive strategy to obtain FDA approval and CMS reimbursement, with the hope thereafter of capturing a significant share of the wound care market and thereby strengthening our market position. There can be no assurance that we will be able to establish such a significantly increased share of the wound care market prior to the expiration of the U.S. Knighton Patent in 2009, after which we may be more vulnerable to competitive factors because third parties will not then need a license from us to perform the methods claimed in the Knighton Patent. Absent a license, however, such parties would not be able to practice the methods claimed in the Worden Patent until at least October 2018.

The AutoloGel(TM) System is subject to governmental regulation.

Our success is also impacted by factors outside of our control. Our current therapies are subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by national and provincial regulatory agencies. Specifically, our therapies are subject to regulation by the FDA and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where The AutoloGel(TM) System is practiced, could materially and adversely affect our ability to sell products in those states.

The FDA could require us to stop selling The AutoloGel(TM) System until we obtain clearance or approval of a specific wound healing claim. While we believe that all of the components of The AutoloGel(TM) System are legally marketed, the FDA could take the position that we cannot market the The AutoloGel(TM) System for wound healing until we have a specific approval or clearance to do so from the FDA. We believe, however, that our marketing practices are consistent with what other companies in this field are doing and we have received no indication from the FDA that it objects to our practices or those of our competitors. There is, however, no guarantee the FDA will not do so in the future.

Further, as we expand and offer additional products in the United States and in foreign countries, we may require approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market. We have no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition.

Our success could be adversely affected if our customers cannot obtain reimbursement.

The AutoloGel(TM) System is provided to healthcare providers. Some of these providers, in turn, seek reimbursement from third party payors such as Medicare, Medicaid, and other private insurers. Many foreign countries also have comprehensive government managed healthcare programs that provide reimbursement for healthcare products. Under such healthcare systems, reimbursement is often a determining factor in predicting a product's success, with some physicians and patients strongly favoring only those products for which they will be reimbursed.

In order to achieve a national reimbursement product code for The AutoloGel(TM) System, we have undertaken a prospective, randomized, blinded, controlled, multi-site clinical trial so as to provide the necessary data as required by the Center for Medicare and Medicaid Services, formerly known as the Healthcare Financing Agency. In addition, a 1992 HCFA ruling prohibiting the reimbursement of growth factor products for chronic wounds may have to be dismissed in order to secure a national reimbursement product code. Favorable results from the clinical trials will not guarantee our ability to obtain reimbursement approval from governmental agencies and private insurers. Our ability to obtain reimbursement approval from governmental agencies and private insurers may be a significant factor in determining our ability to increase revenues. We cannot guarantee that third-party payors will elect to reimburse treatments using our products or processes or, if such reimbursement is approved, that the level of reimbursement granted will be sufficient to cover the cost of the product or process to the physician or to the patient.

Healthcare providers' inability to obtain third-party reimbursement for the treatment could have an adverse effect on our success.

The success of the AutoloGel(TM) System is dependent on acceptance by the medical community.

The commercial success of our products and processes will depend upon the medical community and patients accepting our products as safe and effective. If the medical community and patients do not ultimately accept the therapies as safe and effective, our ability to sell the products and processes will be materially and adversely affected.

We may be unable to attract and retain key personnel.

Our success depends on our ability to attract, retain and motivate highly-skilled management and employees. It also depends on our ability to locate and engage independent sales representatives and distributors with expertise and contacts in the wound care market. We have a team of highly-qualified officers, consultants and independent sales representatives, but we cannot assure that we will be able to successfully integrate these officers, consultants and independent sales representatives into our operations, retain any or all of them or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect our business prospects, operating results and financial condition.

Our ability to maintain and provide additional services to our existing customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in cellular therapy technologies. Competition for such personnel is intense, because we compete with pharmaceutical, biotechnology and health care companies. Our inability to retain additional qualified personnel may lead to higher recruiting, relocation and compensation costs. These increased costs may reduce our profit margins or make retaining new personnel impractical.

Legislative and administrative action may affect us adversely.

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems, and possibly adopt legislation affecting fundamental changes in the health care delivery system. Such laws may contain provisions altering the operating environment for our targeted customers, including hospitals and managed care organizations.

Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above.

We could be affected adversely by malpractice claims.

Providing medical care entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use our products. We do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. However, we cannot guarantee that claims, suits or complaints relating to the use of the AutoloGel(TM) System administered by physicians will not be asserted against us in the future.

The production, marketing and sale and use of the AutoloGel(TM) System entails risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that might result from adverse reactions or infectious disease transmission. This liability could materially and adversely affect our business, prospects, operating results and financial condition.

We currently maintain professional and product liability insurance coverage, but we cannot guarantee that the coverage limits of this insurance would be adequate to protect us against all potential claims. We may not be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

The AutoloGel(TM) System has existing competition in the marketplace.

In the market for biotechnology products, we face competition from pharmaceutical companies, biopharmaceutical companies and other competitors. Other companies have developed or are developing products which may be in direct competition with The AutoloGel(TM) System. Biotechnology development projects are characterized by intense competition. Thus, we cannot assure any investor that we will be the first to the market with any newly developed products or that we will successfully be able to market these products. If we are not able to participate and compete in the cellular therapy market, our financial condition will be materially and adversely affected. We cannot guarantee that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments which will compete with our products.


The price of our common stock could be affected adversely by sales of common stock.

To date, there has been very limited trading volume in our common stock. As long as this condition continues, it could be difficult or impossible to sell a significant number of shares of common stock at any particular time at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock could lower the prevailing market price of our common stock. This would limit or perhaps prevent our ability to raise capital through the sale of securities.

The price of our common stock is likely to be volatile and subject to swings based on sales and other market conditions.

The market price of our common stock is likely to be highly volatile. In addition to market volatility unrelated to our operating performance, the relatively low trading volume of our common stock increases the likelihood and severity of volume fluctuations. These volume fluctuations could result in an increase in the volatility of our common stock price. Factors that could cause such volatility in the price of our common stock may include: (a) actual or anticipated fluctuations in our quarterly operating results; (b) announcements of technological innovations or new sales; (c) changes in financial estimates by securities analysts; (d) governmental regulations; (e) developments in our efforts to protect our intellectual property assets; (f) conditions or trends in the health care industry; (g) changes in the market valuations of other comparable companies; (h) general market conditions; and (i) timing of sales of large positions in our common stock by existing shareholders.

There is a risk of dilution.

As of August 12, 2005, there were outstanding 25,668,971 shares of common stock. As of June 30, 2005, approximately 12,556,801 shares are issuable upon the conversion of preferred stock and the exercise of outstanding warrants and options. Furthermore, we may issue additional common stock or rights to acquire common stock through future private or public offerings. The issuance of additional common stock or rights to acquire common stock could trigger certain anti-dilutive adjustments in the Series C convertible preferred stock, the Series C-1 Warrants, the Series C-2 Warrants, and the warrants issued in connection with the 2004 Unit Offering. Our future issuance of common stock will dilute the tangible book value of each share of common stock. We are unable to predict the effect, if any, that market sales of these shares, or the availability of those shares for future sale, will have on the prevailing market price of the common stock.

We are subject to anti-takeover provisions and laws.

Provisions in our Restated Certificate of Incorporation and Restated Bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered through this prospectus by the selling shareholders. We are registering the shares for sale to provide the selling shareholders with freely tradable securities. The registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholders. All proceeds from the sale of shares sold under this prospectus will go to the selling shareholders.

We may receive proceeds from the selling shareholders' exercise of warrants, but the issuance of common stock from Cytomedix to the selling shareholders is not covered by this prospectus. Such proceeds, if any, will be used for working capital and other corporate purposes. However, certain warrants held by selling shareholders may be exercised through a cashless exercise in certain circumstances, in which event we would not receive any proceeds from the exercise.

                         DETERMINATION OF OFFERING PRICE

This prospectus may be used from time to time by the selling shareholders who offer the common stock in transactions (which may include block transactions) at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at other negotiated prices. The selling shareholders will act independently in determining the offering price of each sale.

                              SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders and the number of shares of common stock being registered for sale by the selling shareholders (or their permitted pledges, donees, transferees or other permitted successors in interest) under this prospectus as of June 17, 2004. The table also sets forth the number of shares of common stock believed to be beneficially owned by each selling shareholder as of June 17, 2004. This table is based upon information provided by the selling shareholders. Except as otherwise indicated in the table below, the number of shares beneficially owned by each of the selling shareholders is determined by rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose.

The number of shares offered in this prospectus includes shares of common stock issuable upon conversion of preferred stock and shares of common stock issuable upon exercise of warrants. The number of shares that will ultimately be issued to the selling shareholders cannot be determined at this time because it depends on whether and when the holders of the Series C Preferred Stock convert their Series C Preferred Stock, and whether and when the holders of the warrants ultimately exercise their warrants. Further the number of shares issuable upon conversion of the Series C Preferred Stock and upon exercise of the various warrants may be subject to certain adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions, and in some circumstances, certain other dilutive issuances of securities.

For some of the selling shareholders, the number of shares of common stock being sold in the offering will be greater that the number of shares of common stock beneficially owned prior to the offering. This is due to a limitation on the number of shares of common stock that these selling shareholders can hold at any given time. Under the terms of the Series C convertible preferred stock, the holders of the Series C convertible preferred stock are prohibited from converting their Series C convertible preferred stock if the number of shares of common stock to be issued upon such conversion, when added to all other shares of our common stock owned by the holder at that time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.999% of the then-issued and outstanding shares of common stock. Similarly, holders of the Series C-1 Warrants and the Series C-2 Warrants may not exercise their warrants if such exercise would result in the holder beneficially owning more that 9.999% of the then-issued and outstanding shares of common stock, including the shares issuable upon exercise of the warrant. Also, holders of the warrants issued in the 2004 Unit Offering may not exercise their warrants if such exercise would result in the holder beneficially owning more than 9.999% of the then-issued and outstanding shares of common stock, including the shares issuable upon exercise of the warrant. However, regardless of this limitation, we are obligated to register the resale of all of the shares of common stock that are issuable upon conversion of Series C convertible preferred stock or exercise of warrants. Consequently, some of the selling shareholders in the table below are shown as offering and selling a greater number of shares than they beneficially own.

Each selling shareholder who purchased securities from us has represented to us that, at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To our knowledge, each selling shareholder who purchased securities from us and is a broker-dealer or an affiliate thereof purchased the securities in the ordinary course of business.

The following table assumes that each selling shareholder will sell all of the shares of common stock being offered by this prospectus. However, because the selling shareholders may offer all, some or none of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling shareholders upon termination of the offering. The selling shareholders may sell all, part, or none of the shares listed.

Except as is indicated in the footnotes to the table below, none of the selling shareholders has had any position, office or other material relationship with us, other than as a security holder, during the past three years.

The term "selling shareholder" includes the shareholders listed below and their transferees, assigns, pledges, donees or other successors. The percentage of beneficial ownership is based on 16,639,965 shares of common stock issued and outstanding on June 17, 2004. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of June 17, 2004 are considered outstanding and beneficially owned by a selling shareholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling shareholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling shareholder.


============= ============== ======================================================================= =============
              SHARES                   SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING             SHARES
              BENEFICIALLY                                                                           BENEFICIALLY
              OWNED PRIOR                                                                            OWNED AFTER
              TO OFFERING                                                                            THE
                                                                                                     OFFERING(1)
------------- -------------- ----------------------------------------------------------------------- -------------
Name of       Number   %     Common  Upon     Upon     Upon      Upon     Upon     Upon     Upon     Number    %
Selling                      Stock  Exercise Exercise Conversion Exercise Exercise Exercise Exercise
Shareholder                          of       of       of        of       of       of       of
                                     Series   Series   Series    Series   Series   Unit     Other
                                     A        B        C         C-1      C-2      Offering Warrants
                                     Warrants Warrants Preferred Warrants Warrants Warrants
                                                       Stock     (2)(3)   (2)(3)   (2)
                                                       (2)(3)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
All Co.       17,500   *     12,500  3,125    1,875                                                     *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Bel-Cal       192,515  1.2   125,015          67,500                                                    *      *
Holdings,
Ltd.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
B.J. Hogg     22,437   *     15,625           1,875                                                   4,937    *
Enterprises
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Guy H.        84,000   *     60,000  15,000   9,000                                                     *      *
Collins
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Steven W.     135,382  *     35,382  62,500   37,500                                                    *      *
Creekmore
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
David Paul    511,274  3.1   56,500  12,500   7,500                                                  434,774
Crews
Living
Revocable
Trust,
David Paul
Crews,
Trustee (4)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Jack &        187,912  1.1   71,250           8,550                                                  108,112   *
Joyce Crouse
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Gary T. &     70,000   *     50,000  12,500   7,500                                                     *      *
Helene F.
Dalton
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
John Paul    1,350,000 8.1  750,000  62,500   37,500                               500,000              *      *
DeJoria
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Norbert J.    24,500   *     17,500  4,375    2,625                                                     *      *
& Marge
Felderhoff
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Michael J.    112,469  *             62,500   37,500                                                 12,469    *
Garnick
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Gary          12,405   *     5,000                                                                    7,405    *
Heathcott
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Russell       17,500   *     12,500  3,125    1,875                                                     *      *
Huckaby
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
R. Lance &    105,000  *     75,000  18,750   11,250                                                    *      *
Lee Lanehart
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
William F.    270,000  1.6   150,000 12,500   7,500                                100,000              *      *
Miller, III
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Shirley       295,378  1.8   135,000                                                                 160,378
Pruett
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Jeff Rand     40,000   *             25,000   15,000                                                    *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Nancy G.      28,000   *     20,000  5,000    3,000                                                     *      *
Reaves
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
William       11,319   *             3,125    1,875                                                   6,319    *
Glenn Smith
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
SPH           175,000  1.1   125,000 31,250   18,750                                                    *      *
Investments,
Inc.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
John Steed    63,343   *     20,000  5,000    3,000                                                  35,343    *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Donald J.     17,500   *     12,500  3,125    1,875                                                     *      *
Tackett
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Darrell       140,000  *     100,000 25,000   15,000                                                    *      *
Teeter
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
William C.    710,090  4.3   507,252 45,563   27,338                               125,000            4,937    *
Tennison
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Trinity       91,083   *     50,000  12,500   7,500                                                  21,083    *
Pacific
Investments
Ltd.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Vitel         100,000  *     100,000                                                                    *      *
Ventures
Corp.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Waverly       213,677  1.3   20,000  5,000    3,000                                                  185,677
Holdings,
LLC
============= ============== ======================================================================= =============



============= ============== ======================================================================= =============
              SHARES                   SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING             SHARES
              BENEFICIALLY                                                                           BENEFICIALLY
              OWNED PRIOR                                                                            OWNED AFTER
              TO OFFERING                                                                            THE
                                                                                                     OFFERING(1)
------------- -------------- ----------------------------------------------------------------------- -------------
Name of       Number   %     Common  Upon     Upon     Upon      Upon     Upon     Upon     Upon     Number    %
Selling                      Stock  Exercise Exercise Conversion Exercise Exercise Exercise Exercise
Shareholder                          of       of       of        of       of       of       of
                                     Series   Series   Series    Series   Series   Unit     Other
                                     A        B        C         C-1      C-2      Offering Warrants
                                     Warrants Warrants Preferred Warrants Warrants Warrants
                                                       Stock     (2)(3)   (2)(3)   (2)
                                                       (2)(3)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Bud & Julie   350,000  2.1   250,000 62,500   37,500                                                    *      *
Whetstone
Charitable
Foundation
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Bud           210,000  1.3   150,000 37,500   22,500                                                    *      *
Whetstone
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Leon          5,000    *             3,125    1,875                                                     *      *
DeLozier
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Steve         100,000  1.4           62,500   37,500                                                    *      *
Holden(5)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Kenneth L.    35,000   *     25,000  6,250    3,750                                                     *      *
Erikson
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Allen         35,000   *     25,000  6,250    3,750                                                     *      *
Radike
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Daniel E.     56,000   *     40,000  10,000   6,000                                                     *      *
Switzer and
Mary Ann
Switzer
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Cecil B.      17,500   *     12,500  3,125    1,875                                                     *      *
Sanders
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Blakney       70,000   *     50,000  12,500   7,500                                                     *      *
Corporation
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
James         28,000   *     20,000  5,000    3,000                                                     *      *
Riederer
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Jeffrey O.    17,500   *     12,500  3,125    1,875                                                     *      *
Jorgenson.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Gary R. and   28,000   *     20,000  5,000    3,000                                                     *      *
Judy Kuphall
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Dr. John V.   70,000   *     50,000  12,500   7,500                                                     *      *
Keller
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Lon P.        38,650   *     30,150  3,750    2,250                                                   2,500    *
Frederick
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Gloria M.     14,000   *     10,000  2,500    1,500                                                     *      *
Frederick
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Paul A.       15,150   *     15,150                                                                     *      *
Frederick
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Bartly        52,045   *     34,125                                                                  17,920    *
Barnwell &
Anne C.
Barnwell
JTWROS
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
John          40,000   *     40,000                                                                     *      *
Bernhardt
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Richard       160,000  *     160,000                                                                    *      *
Genovese
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Michael P.    1,700,0009.9   1,074,200                                             200,000           425,800  2.6
Marcus
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
John          40,000   *     40,000                                                                     *      *
Vassallo
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
LOM           125,000  *     125,000                                                                    *      *
Securities,
Ltd.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
William T     140,000  *     90,000                                                50,000               *      *
Ratliff, Jr.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Ward Family   320,000  2.0   220,000                                               100,000              *      *
Foundation
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
RAM           350,000  2.2   350,000                                                                    *      *
Trading,
Ltd.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Timothy       40,000   *     40,000                                                                     *      *
Tatum
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Adam K.       40,000   *     40,000                                                                     *      *
Stern
============= ============== ======================================================================= =============



============= ============== ======================================================================= =============
              SHARES                   SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING             SHARES
              BENEFICIALLY                                                                           BENEFICIALLY
              OWNED PRIOR                                                                            OWNED AFTER
              TO OFFERING                                                                            THE
                                                                                                     OFFERING(1)
------------- -------------- ----------------------------------------------------------------------- -------------
Name of       Number   %     Common  Upon     Upon     Upon      Upon     Upon     Upon     Upon     Number    %
Selling                      Stock  Exercise Exercise Conversion Exercise Exercise Exercise Exercise
Shareholder                          of       of       of        of       of       of       of
                                     Series   Series   Series    Series   Series   Unit     Other
                                     A        B        C         C-1      C-2      Offering Warrants
                                     Warrants Warrants Preferred Warrants Warrants Warrants
                                                       Stock     (2)(3)   (2)(3)   (2)
                                                       (2)(3)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
William J.    120,000  *     120,000                                                                    *      *
Ritger
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Arthur        20,000   *                               10,000    5,000    5,000                         *      *
Gronbach
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Ball Family   40,000   *                               20,000    10,000   10,000                        *      *
Trust,
dated Oct.
23, 2001,
Trustees
Edward O.
Ball &
Susan E.
Ball
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Byron         50,000   *                               25,000    12,500   12,500                        *      *
Rosenstein
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Christopher   28,000   *                               14,000    7,000    7,000                         *      *
P. Choma
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Dan Foley     40,000   *                               20,000    10,000   10,000                        *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Dana Paul     42,000   *                               21,000    10,500   10,500                        *      *
Bowler
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
David P.      42,000   *                               21,000    10,500   10,500                        *      *
Garmus
Caren M.
Garmus
TTEEs FBO
Garmus
Living Trust
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
David         40,000   *                               20,000    10,000   10,000                        *      *
Prescott
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
David         50,000   *                               25,000    12,500   12,500                        *      *
Wiener
Revocable
Trust - 96,
DTD 11/19/96
Trustee
David Wiener
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Dennis Pak    28,000   *                               14,000    7,000    7,000                         *      *
& Cindy Pak
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Fiserv        30,000   *                               15,000    7,500    7,500                         *      *
Securities
A/C/F
George F.
Manos IRA
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Frederic      70,000   *                               35,000    17,500   17,500                        *      *
Bauthier
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
George Manos  30,000   *                               15,000    7,500    7,500                         *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Gerald Ferro  42,000   *                               21,000    10,500   10,500                        *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Greg Downes   28,000   *                               14,000    7,000    7,000                         *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Grenfal J.    50,000   *                               25,000    12,500   12,500                        *      *
Beachler
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Harry         100,000  *                               50,000    25,000   25,000                        *      *
Falterbauer
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Helen Jones   50,000   *                               25,000    12,500   12,500                        *      *
Marital
Trust,
Micheal P.
Rucker,
Trustee
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Iron Grid     25,000   *                               12,500    6,250    6,250                         *      *
Ltd.
============= ============== ======================================================================= =============



============= ============== ======================================================================= =============
              SHARES                   SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING             SHARES
              BENEFICIALLY                                                                           BENEFICIALLY
              OWNED PRIOR                                                                            OWNED AFTER
              TO OFFERING                                                                            THE
                                                                                                     OFFERING(1)
------------- -------------- ----------------------------------------------------------------------- -------------
Name of       Number   %     Common  Upon     Upon     Upon      Upon     Upon     Upon     Upon     Number    %
Selling                      Stock  Exercise Exercise Conversion Exercise Exercise Exercise Exercise
Shareholder                          of       of       of        of       of       of       of
                                     Series   Series   Series    Series   Series   Unit     Other
                                     A        B        C         C-1      C-2      Offering Warrants
                                     Warrants Warrants Preferred Warrants Warrants Warrants
                                                       Stock     (2)(3)   (2)(3)   (2)
                                                       (2)(3)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
James R. &    56,000   *                               28,000    14,000   14,000                        *      *
Diane R.
Fisher
TTEEs FBO
James R &
Diane R
Fisher
Living Trust
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
James St.     22,905   *                               10,000    5,000    5,000             2,905       *      *
Clair
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Jeffrey R.    50,000   *                               25,000    12,500   12,500                        *      *
Bossert
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Jerdan        70,000   *                               35,000    17,500   17,500                        *      *
Enterprises,
Inc.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
John O.       20,000   *                               10,000    5,000    5,000                         *      *
Johnston
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
John P.       20,000   *                               10,000    5,000    5,000                         *      *
Green Roth
IRA
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
John          20,000   *                               10,000    5,000    5,000                         *      *
Simonelli
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Jonathan      20,000   *                               10,000    5,000    5,000                         *      *
Balk
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Louis         42,000   *                               21,000    10,500   10,500                        *      *
Cristan &
Kathy
Cristan
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Margaret      20,000   *                               10,000    5,000    5,000                         *      *
Wisnasky &
Donald
Wisnasky
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Martin        28,000   *                               14,000    7,000    7,000                         *      *
Mennes
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Michael J.    42,000   *                               21,000    10,500   10,500                        *      *
Leja TTEE /
FBO Michael
J. Leja
Trust
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Michael P.    50,000   *                               25,000    12,500   12,500                        *      *
Rucker
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Michael R.    50,000   *                               25,000    12,500   12,500                        *      *
MacDonald
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Monad         34,000   *                               17,000    8,500    8,500                         *      *
Realty Inc
(Alan Adler)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Nathaniel     70,000   *                               35,000    17,500   17,500                        *      *
Orme
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
NFS, LLC      40,000   *                               20,000    10,000   10,000                        *      *
Allen Weiss
IRA Rollover
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
NFS, LLC      50,000   *                               25,000    12,500   12,500                        *      *
F/B/O Phil
Clark IRA
Rollover
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
NFS, LLC      40,000   *                               20,000    10,000   10,000                        *      *
Julius H.
Roma IRA
Rollover
============= ============== ======================================================================= =============



============= ============== ======================================================================= =============
              SHARES                   SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING             SHARES
              BENEFICIALLY                                                                           BENEFICIALLY
              OWNED PRIOR                                                                            OWNED AFTER
              TO OFFERING                                                                            THE
                                                                                                     OFFERING(1)
------------- -------------- ----------------------------------------------------------------------- -------------
Name of       Number   %     Common  Upon     Upon     Upon      Upon     Upon     Upon     Upon     Number    %
Selling                      Stock  Exercise Exercise Conversion Exercise Exercise Exercise Exercise
Shareholder                          of       of       of        of       of       of       of
                                     Series   Series   Series    Series   Series   Unit     Other
                                     A        B        C         C-1      C-2      Offering Warrants
                                     Warrants Warrants Preferred Warrants Warrants Warrants
                                                       Stock     (2)(3)   (2)(3)   (2)
                                                       (2)(3)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
North         50,000   *                               25,000    12,500   12,500                        *      *
Metropolitan
Radiology
Assoc, LLP
401K Profit
Sharing
Plan FBO:
Stuart
Jacobson
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Oscar Garza   30,000   *                               15,000    7,500    7,500                         *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Peter A.      28,000   *                               14,000    7,000    7,000                         *      *
Yazkowitz
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Philip C.     20,000   *                               10,000    5,000    5,000                         *      *
Bird
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Ralph         28,000   *                               14,000    7,000    7,000                         *      *
Rybacki
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Ritchie      1,602,705 9.99                            1,500,000 750,000  750,000                       *      *
Long/Short
Trading,
Ltd.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Robert A.     40,000   *     40,000                              20,000   20,000                        *      *
Melnick
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Robert J.     100,000  *                               50,000    25,000   25,000                        *      *
Neborsky,
MD
Combination
Retirement
Trust U/T/A
11/30/82
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Robert        25,000   *                               12,500    6,250    6,250                         *      *
Kinney
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Roger &       28,000   *                               14,000    7,000    7,000                         *      *
Divina
Lockhart
CRUT
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Rose E.       50,000   *                               25,000    12,500   12,500                        *      *
Snyder
Trust (Marc
A. Snyder)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Sean Cusack   450,000  2.7   175,000                   50,000    25,000   25,000   175,000              *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Sean M.       38,500   *                               17,000    8,500    8,500             4,500       *      *
Callahan
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Slava Volman  100,000  *                               50,000    25,000   25,000                        *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Stuart        50,000   *                               25,000    12,500   12,500                        *      *
Jacobson
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Thomas J.     28,000   *                               14,000    7,000    7,000                         *      *
Franco
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Thomas K.     36,000   *                               18,000    9,000    9,000                         *      *
Beard
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Timothy       56,000   *                               28,000    14,000   14,000                        *      *
Sledz
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Valuetel      42,000   *                               21,000    10,500   10,500                        *      *
Inc.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Walter        28,000   *                               14,000    7,000    7,000                         *      *
Kuharchik
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
William M.    20,000   *                               10,000    5,000    5,000                         *      *
Levin
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Wolfe LP      25,000   *                               12,500    6,250    6,250                         *      *
(Gerald
Wolfe)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Yehuda Dachs  25,000   *                               12,500    6,250    6,250                         *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Hilary        15,307   *                                                                    15,307      *      *
Bergman
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Brad Reitler  15,307   *                                                                    15,307      *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Matthew Balk  19,233   *     19,233                                                                     *      *
============= ============== ======================================================================= =============



============= ============== ======================================================================= =============
              SHARES                   SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING             SHARES
              BENEFICIALLY                                                                           BENEFICIALLY
              OWNED PRIOR                                                                            OWNED AFTER
              TO OFFERING                                                                            THE
                                                                                                     OFFERING(1)
------------- -------------- ----------------------------------------------------------------------- -------------
Name of       Number   %     Common  Upon     Upon     Upon      Upon     Upon     Upon     Upon     Number    %
Selling                      Stock  Exercise Exercise Conversion Exercise Exercise Exercise Exercise
Shareholder                          of       of       of        of       of       of       of
                                     Series   Series   Series    Series   Series   Unit     Other
                                     A        B        C         C-1      C-2      Offering Warrants
                                     Warrants Warrants Preferred Warrants Warrants Warrants
                                                       Stock     (2)(3)   (2)(3)   (2)
                                                       (2)(3)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Burnham       130,555  *     130,555                                                                    *      *
Hill
Holdings LLC
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Chris         3,118    *                                                                    3,118       *      *
Shufeldt
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Hudson        22,397   *                                                                    22,397      *      *
Valley
Capital
Management
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Kimball &     2,835    *                                                                    2,835       *      *
Cross
Investment
Management
Corporation
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
View Trade    2,275    *                                                                    2,275       *      *
Financial
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Claude Ware   2,000    *                                                                    2,000       *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Daniel        1,500    *                                                                    1,500       *      *
Pietro
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Annabel       2,000    *                                                                    2,000       *      *
Lukens
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Brian Herman  93,070   *                               35,000    17,500   17,500            23,070      *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Eric T.       5,536    *                                                                    5,536       *      *
Singer
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Thomas        2,500    *                                                                    2,500       *      *
Corona
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Roger         700      *                                                                    700         *      *
Lockhart
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
John Green    4,050    *                                                                    4,050       *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Richard L.    200,000  1.2   100,000                                               100,000              *      *
Barner Trust
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
David E.      560,000  3.4   275,000                                               275,000           10,000    *
Jorden
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
James G.      110,000  *     50,000                                                50,000            10,000    *
O'Shaughnessy
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Theodore L.   50,000   *     25,000                                                25,000               *      *
Tarson
Revocable
Living Trust
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Charles A.    50,000   *     25,000                                                25,000               *      *
Carlson III
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
FEQ Gas LLC  2,445,000 14.7  2,000,000                                             2,000,000            *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
TIHO          200,000  1.2   100,000                                               100,000              *      *
Investments
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Howard M.     50,000   *     25,000                                                25,000               *      *
Freed
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Chad Burton   50,000   *     25,000                                                25,000               *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Steven        50,000   *     25,000                                                25,000               *      *
Jakubowski(6)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Mead          650,000  3.9   325,000                                               325,000              *      *
Systems,
Inc.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Steve B.      50,000   *     25,000                                                25,000               *      *
Rosner
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Carl A.       50,000   *     25,000                                                25,000               *      *
Lessman
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Melissa       100,000  *     50,000                                                50,000               *      *
Diamondidas
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Frank L.      200,000  1.2   100,000                                               100,000              *      *
Deleonardo
Jr. Trust
dated
2/15/2003
============= ============== ======================================================================= =============



============= ============== ======================================================================= =============
              SHARES                   SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING             SHARES
              BENEFICIALLY                                                                           BENEFICIALLY
              OWNED PRIOR                                                                            OWNED AFTER
              TO OFFERING                                                                            THE
                                                                                                     OFFERING(1)
------------- -------------- ----------------------------------------------------------------------- -------------
Name of       Number   %     Common  Upon     Upon     Upon      Upon     Upon     Upon     Upon     Number    %
Selling                      Stock  Exercise Exercise Conversion Exercise Exercise Exercise Exercise
Shareholder                          of       of       of        of       of       of       of
                                     Series   Series   Series    Series   Series   Unit     Other
                                     A        B        C         C-1      C-2      Offering Warrants
                                     Warrants Warrants Preferred Warrants Warrants Warrants
                                                       Stock     (2)(3)   (2)(3)   (2)
                                                       (2)(3)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Stephen B.    135,722  *     38,394                                                25,000            72,328    *
Murchison &
Tia C.
Murchison
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Richard       52,692   *     25,000                                                25,000             2,692    *
O'Brian
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Chris         50,000   *     25,000                                                25,000               *      *
Allison
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
BDR           986,337  5.9                                                                  200,000  786,387  4.7
Consulting,
Inc.(7)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Kent T.       175,000  1.1                                                                  175,000     *      *
Smith(8).
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
FEQ          1,225,000 7.4                                                                  1,225,000   *      *
Investments
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
The Carmen    100,000  *                                                                    200,000     *      *
Group(9)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Nadine       1,000,000 6.0                                                                  1,000,000   *      *
Smith(10)
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
IVC Group     400,000  2.4                                                                  400,000     *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Stern & Co.   100,000  *                                                                    100,000     *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
HMA Advisors  600,000  3.6                                                                  600,000     *      *
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
The           40,000   *     40,000                                                                     *      *
Research
Works, Inc.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
R.M. Duncan   13,394   *     13,394                                                                     *      *
Securities,
Inc.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
Canaccord     15,000   *     15,000                                                                     *      *
Capital USA
Inc.
------------- -------- ----- ------- -------- -------- --------- -------- -------- -------- -------- -------- ----
LOM Capital   7,500    *     7,500                                                                      *      *
Ltd.
============= ============== ======================================================================= =============





* Less than 1%.

(1) Assumes that all shares being offered by the selling shareholders under this prospectus are sold and that each selling shareholder acquires no additional shares of common stock before the completion of this offering.

(2) The holders of the Series C convertible preferred stock, the Series C-1 Warrants, the Series C-2 Warrants, and the warrants issued in the 2004 Unit Offering are subject to certain conversion/exercise blocker provisions so that the holder may not beneficially own more than 9.999% of our common stock.

(3) Pursuant to the registration rights agreements entered into between Cytomedix and the investors in the 2004 Series C Offering, we are required to register for resale the number of shares of common stock equal to no less than 120% of the maximum number of shares of common stock that would be issuable upon conversion of the Series C convertible preferred stock and upon exercise of the Series C-1 Warrants and the Series C-2 Warrants. This results in the following additional shares of common stock being registered for resale by the selling shareholders, which are not reflected in the table above:

         Series C convertible preferred stock                    560,000
         Series C-1 Warrants                                     280,000
         Series C-2 Warrants                                     280,000

Total Additional Shares Being Registered                       1,120,000



(4) David P. Crews is a director and, as a registered broker-dealer, participated as a selling agent in the 2002 Offering.

(5) Steve Holden served as a director from August 22, 2002, until his resignation on October 2, 2003.

(6) Steve Jakubowski is an outside attorney for Cytomedix who represented us during the bankruptcy reorganization and represents us currently in connection with various litigation issues.

(7) BDR Consulting, Inc. is a consulting firm that serves as consultant to the Board and plays a significant role in our operations. Jim D. Swink, Jr. is its sole shareholder and president.

(8) Kent T. Smith is the former President and Chief Executive Officer of Cytomedix.

(9) The Carmen Group, Inc. is a consulting firm that provided business consulting services to Cytomedix. One of our former directors, Mr. Robert Burkett, is a former president of the Non-Profit Sector Division of The Carmen Group and serves currently as a consultant to The Carmen Group. Under the terms of the consulting agreement with The Carmen Group, it received fully-vested and exercisable warrants to purchase 100,000 shares of our common stock at $1.25 per share as of June 17, 2004. The agreement also provided that we issue additional warrants to purchase 100,000 shares of our common stock at $2.00 per share on or before September 30, 2004.

(10) Ms. Nadine Smith is a former consultant to the Board who played a significant role in our operations.

                              PLAN OF DISTRIBUTION

We are registering all 25,606,551 shares covered by this prospectus on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes the selling shareholders' pledgees, donees, transferees, or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions or underwriting discounts relating to the sale of the shares. We will not receive any of the proceeds from this offering or the sales of the common stock by the selling shareholders. We can provide no assurance that all or any shares of the common stock offered will be sold by the selling shareholders.

The selling shareholders may sell the shares in the over-the-counter market, on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling shareholders may sell the shares at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at other negotiated prices. The selling shareholders will act independently in determining the timing, manner, and size of each sale.

The selling shareholders may sell their shares to or through brokers or dealers, or not. The methods by which the shares may be sold include: (1) a block trade in which a broker-dealer may resell a portion of the block, in order to facilitate the transaction; (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (4) an exchange distribution in accordance with the rules of the applicable exchange;
(5) privately negotiated transactions; and (6) any other method permitted by applicable law.

The selling shareholders may negotiate and pay commissions, discounts or concessions to broker-dealers for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. If the selling shareholders or broker-dealers qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. Further, the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the selling shareholders' sales in the market.

In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift distribution, or other transfer.

The selling shareholders also could sell their shares under Rule 144 of the Securities Act rather than under this prospectus. Generally under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to and including the greater of 1% of a company's then-outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

                                LEGAL PROCEEDINGS

In order to establish precedent and to vigorously protect our rights under certain patents, we initiated litigation in 2002 in the District Court for the Northern District of Illinois, Eastern Division, against a number of defendants:
(i) Cytomedix, Inc. v. Perfusion Partners & Associates, Inc., Case No. 02 C 4776, filed July 3, 2002; (ii) Cytomedix, Inc. v. James Gandy, et al., Case No. 02 C 4779, filed July 3, 2002; (iii) Cytomedix, Inc. v. Little Rock Foot Clinic, P.A., et al., Case No. 02 C 4782, filed July 3, 2002; and (iv) Cytomedix, Inc.
v. Autologous Blood Technology, L.L.C., et al., Case No. 02 C 4863, filed July 10, 2002. In each of these lawsuits, we asserted that the Defendants have infringed upon our Knighton Patent and engaged in unfair competition. In all of these actions we sought unspecified damages and injunctive relief.

The second quarter of 2005 was marked by the announcement of important settlements with Medtronic, Inc., and Harvest Technologies Corporation. We also announced a settlement with Perfusion Partners & Associates, Inc., which is conditioned upon approval by the bankruptcy court. As a result of these settlements and prior dispositions of cases, only the litigation against Safeblood Technologies, describted below, remains active as of the date of this prospectus.

On March 26, 2004, the District Court for the Northern District of Illinois in the Little Rock Foot Clinic lawsuit issued a ruling favorably interpreting the claims of the Knighton Patent consistent with our position regarding the scope of the claims of the Knighton Patent. This ruling also favorably impacted our position in our lawsuits against Perfusion Partners and Associates, Inc. ("PPAI") and Autologous Blood Technology, L.L.C., which had previously agreed to be bound by the claim construction ruling in the Little Rock Foot Clinic case. The court in the Little Rock Foot Clinic case concluded that the claims of Knighton Patent should be broadly construed to cover any treating composition that contains all of the materials released by platelets during the platelet release reaction. In so doing, the court rejected the defendant's assertion, echoed by all defendants in other pending cases, that the claims of the Knighton Patent are limited in scope to platelet-releasate compositions that are free of other cellular materials.

In August 2004, PPAI filed a petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the Middle District of Florida, Fort Myers division. On March 10, 2005, the Bankruptcy Court entered an order granting PPAI's motion for authority to escrow royalty payments and PPAI has since commenced the escrowing of interim adequate protection royalty payments to us for the period starting January 1, 2005. On December 6, 2004, based on understandings reached with PPAI, we voluntarily dismissed our litigation against PPAI's customer, Autologous Blood Therapy, which had been pending in the Northern District of Illinois since 2002. On June 26, 2005, we entered into a Settlement and License Agreement with PPAI and its affiliate organization, Transcorporeal, Inc. The effectiveness of this Settlement and License Agreement is conditioned upon approval by the bankruptcy court. A hearing to approve the Settlement and License Agreement is scheduled for August 18, 2005.

In September 2002, we restyled our objection and counterclaims relating to Dr. Keith Bennett and his associates into an adversary proceeding captioned Cytomedix, Inc. v. Keith Bennett, et al., Adv. No. 02 A 01292 in the Bankruptcy Court for the Northern District of Illinois. In this action, we objected to Bennett's $1.1 million claim asserted as a Class 3 general unsecured claim in our bankruptcy case. In addition, we asserted affirmative claims of patent infringement, breach of contract, and unfair competition. In 2003, the Illinois federal district court withdrew the reference of this case from the Illinois Bankruptcy Court and subsequently ordered bifurcation of the case so that the patent infringement claims would be transferred to the District Court for the Western District of Arkansas for further proceedings and our objections to Bennett's filed proofs of claim would be referred back to the Bankruptcy Court for further proceedings. In July 2004, we voluntarily dismissed our patent infringement claims against Bennett, without prejudice. On March 24, 2005, we settled our objections to Bennett's filed proofs of claims by agreeing to issue 65,000 shares of Cytomedix common stock to Bennett in full exchange and release of all claims that were or could have been asserted by Bennett against us, our affiliates, agents, officers, or directors.

On October 23, 2002, Harvest Technologies Corp. initiated an action against us in the Federal District Court for the District of Massachusetts, Case No. 02-12077. Harvest seeks a declaratory judgment that its activities do not constitute the infringement of any patent rights claimed by us, and it seeks damages for alleged false advertising, unfair competition, intentional interference with contractual rights or a prospective business relationship and unfair and deceptive trade acts or practices as defined by Massachusetts law. The claim for damages is unliquidated. On March 27, 2003, we filed our answer and counterclaims against Harvest for patent infringement, tortious interference with prospective business relationships, unfair competition and deceptive trade practices. We seek damages and permanent injunctive relief against Harvest Technologies Corp. The parties completed cross-motions for summary judgments in March 2004 and oral arguments on these motions were heard by the court on April 1, 2004. On September 9, 2004, Judge Patti B. Saris of the District of Massachusetts entered a summary judgment ruling of patent infringement against Harvest, finding that its SmartPReP(TM) System literally infringes the Knighton Patent. Concurrently, Judge Saris denied Harvest's summary judgment motion seeking a declaration that the SmartPReP(TM) System does not infringe the Knighton patent. Additionally, Judge Saris denied Harvest's motion for summary judgment of invalidity. On May 23, 2005, we entered into a Settlement and License Agreement with Harvest Technologies Corp., which resulted in the dismissal with prejudice of the action described above.

On May 23, 2003, we initiated an action against Landmark Healthcare, LLC, ("Landmark") in the United States District Court for the Eastern District of Arkansas, Civil Action No. 4:03CV00387GTE. In this case, we alleged patent infringement, breach of both a referral agreement and supply agreement, and misappropriation of trade secrets. We sought damages, declaratory judgment, and injunctive relief. On July 16, 2003, Landmark filed its answer and counterclaim denying our claims. Landmark's counterclaim asserted that we breached our supply contract with Landmark, interfered with prospective business advantage, and breached our obligation of good faith and fair dealing in performance. In March 2004, a settlement was reached regarding this action and on March 23, 2004, the Court entered its Order of Dismissal, dismissing all claims without prejudice.

On June 6, 2003, we commenced a lawsuit against Safeblood Technologies, Inc., Jim Limbird, and Charles Worden, Jr. (collectively, "Safeblood Defendants") in the United States District Court for the Eastern District of Arkansas, Civil Action No. 4-03-CV-00422JMM. In this complaint, we seek damages and injunctive relief for a patent infringement claim. The Safeblood Defendants filed their answer and counterclaim on June 27, 2003. In their answer, the Safeblood Defendants deny any infringement. Their counterclaim alleges that we have violated the Lanham Act, have tortiously interfered with contractual relations and prospective economic advantage and have engaged in unfair competition. The Safeblood Defendants seek damages and a declaratory judgment. We filed a motion seeking summary judgment against Safeblood for infringement. In late 2004, the Safeblood Defendants' counsel of record withdrew, thus delaying disposition of the case until new counsel was appointed, which occurred in the first quarter of 2005. No opinion can be provided as to whether an unfavorable outcome or out-of-court settlement will result in this matter.

On September 15, 2004, we filed a complaint in the United States District Court for the Eastern District of Arkansas, Civil Action No. 4-04-CV-966 against Medtronic, Inc. In this complaint, we have sought damages and injunctive relief from Medtronic for patent infringement. We voluntarily dismissed this action against Medtronic on November 10, 2004, and refiled the case against Medtronic on that same date in the United States District Court for the District of Maryland, Case No. 04-3593. On May 1, 2005, we entered into a Settlement and License Agreement with Medtronic that settled all claims that had been filed or asserted in their respective pleadings in the Maryland action. In connection with the settlement, the Company and Medtronic entered into a mutually agreeable licensing arrangement for all applications of Cytomedix's autologous platelet releasate therapy.

On April 2, 2004, 21st Century Wound Care and Advanced Therapy, L.L.C., and its owner, James Gandy, filed an action in the state court of Louisiana, 24th Judicial District Court, Parish of Jefferson, Case No. 606-022 M, against us and one of our leading licensees of AutoloGel(TM) in Louisiana (CPP Wound Care LLC, d/b/a Louisiana Wound Care Specialists). In this action, Mr. Gandy asserted that our centrifugation methodology, which he claims we adopted during our bankruptcy reorganization starting in 2001, was a trade secret of Mr. Gandy's that we misappropriated and wrongfully licensed to third parties. Gandy sought injunctive relief and damages based upon claims of breach of contract, bad faith breach, tortuous misappropriation, violation of Louisiana Unfair Trade Practices and Consumer Protection Law, violation of the Louisiana Trade Secrets Act, and fraud. On May 10, 2004, we filed a notice of removal with the United States District Court for the Eastern District of Louisiana, thereby removing the action from the state court of Louisiana for further proceedings. On June 8, 2004, that court entered a judgment in favor of Cytomedix and CPP Wound Care. The Court entered the judgment against 21st Century Wound Care and Mr. Gandy "with prejudice." Separately, also on June 8, 2004, the United States District Court for the Northern District of Illinois entered a consent judgment against 21st Century Wound Care and Advanced Therapy, L.L.C., and Mr. Gandy in Case No. 03 C 1824, referenced above. In that consent judgment, 21st Century Wound Care and Mr. Gandy admitted that our Knighton patent, which covers the use of certain compositions containing platelet releasates for wound healing purposes, is valid and enforceable. The Court declared that 21st Century Wound Care and Mr. Gandy had infringed certain claims of the Knighton Patent and enjoined them, effective immediately and continuing through expiration of the Knighton patent in November 2009, from making, using, offering, or selling within the United States autologous cellular therapies, platelet gel products, or any other processes or products-such as their "P-Gel" formulation-that infringe the claims of the Knighton Patent. The Court's injunction is binding on 21st Century Wound Care and Mr. Gandy, and on those acting in concert or participation with them. The Court retained jurisdiction to enforce its order of judgment.

No opinion can be provided as to whether an unfavorable outcome or out-of-court settlement will result in any of these unresolved cases. Unfavorable resolutions or settlements of or costs related to these lawsuits could have a material adverse effect on our business, results of operations and financial condition.

            DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors, executive officers and significant employees are listed below:



 Name                          Age      Position with Company

 Dr. Kshitij Mohan             60        Chief Executive Officer/Chairman of the
                                           Board (to serve as director until his
                                           successor is duly elected)

 David Crews                   42        Director (to serve until his successor
                                           is duly elected)

 Mark T. McLoughlin            49        Director (to serve until his successor
                                           is duly elected)

 David F. Drohan               66        Director (to serve until his successor
                                           is duly elected)

 James Benson                  66        Director (to serve until his successor
                                           is duly elected)

 Arun K. Deva                  60        Director (to serve until his successor
                                           is duly elected)

 Carelyn P. Fylling            58        Vice President of Professional Services

 Andrew Maslan                 35        Chief Financial Officer

Dr. Kshitij Mohan became our Chief Executive Officer on April 20, 2004. He was appointed as a Director by resolution of the Board on May 7, 2004. Following the resignation of Mr. Robert Burkett as director and the Chairman of the Board of Directors on June 30, 2005, Dr. Mohan was appointed by the Board of Directors to serve as Chairman of the Board of Directors. Dr. Mohan most recently served as chief executive officer of International Remote Imaging Systems Inc., the predecessor company to Iris International. Previously, Dr. Mohan was the chief regulatory and technology strategist at King & Spalding, based in the law firm's Washington, D.C. office, where he provided a variety of support to medical device, biologics and pharmaceutical companies, including product development, FDA approval strategies and clinical trials. His prior experience also includes positions as senior vice president and chief technology officer of Boston Scientific Corporation, and corporate vice president for research and technical service of Baxter International. He has served in various capacities within the U.S. Food and Drug Administration, including heading up science and technology programs and the Office of Device Evaluation which is responsible for the review and approval of medical devices. Between 1979 and 1983, Dr. Mohan served in the White House Office of Management and Budget, with responsibilities for national research and development policies, programs of the National Science Foundation and NASA's Aeronautical and Space Research and Technology programs. Before 1979, Dr. Mohan was a researcher at the FDA and the National Bureau of Standards which was the predecessor agency of the National Institute for Standards and Technology in the fields of Applied Optics and Superconductivity. Dr. Mohan has previously served on the boards of AdvaMed, Keravision, Inc., Regulatory Affairs Professional Society, the National Academy of Sciences Roundtable on Drugs, Devices and Biologics, the Baxter Japan Board, the Corporate Advisory Boards of the Schools of Engineering at Dartmouth College and the University of California at Riverside, an Advisory Committee of the Battelle Foundation, the Review Board of the President Truman Foundation, the Regulatory Affairs Professional Society, and various Editorial Boards. Dr. Mohan earned a Ph.D. degree in Physics from Georgetown University, a M.S. degree in Physics from the University of Colorado, Boulder and a B.Sc, First Class Honors, Patna University, Patna, India.

Mr. David Crews has served as a Director since his election through the consent solicitation that became effective on September 28, 2001. Mr. Crews is executive vice president of Crews and Associates, Inc., a brokerage house located in Little Rock, Arkansas, founded by his father. Mr. Crews has worked at Crews & Associates for more than 19 years, specializing in the fixed income markets. He is a former partner of All American Leasing, a municipal finance firm, and also serves as vice president, secretary, and treasurer of CHASC, Inc., an entity that acquired Smith Capital Management (an investment advisory firm). Mr. Crews is also a Board Member of Pure Energy Group, Inc. (an oil and gas company).

Mr. Mark T. McLoughlin has served as a Director since June 7, 2004. Mr. McLoughlin currently serves as vice president and general manager of the Scientific Products Division of Cardinal Health, Inc., one of the world's largest health care manufacturing and distribution companies with sales in fiscal 2003 of $50.4 billion. In this capacity, he has full general management responsibility for the distribution, marketing and sales of thousands of medical devices and reagents that can support more than 90% of laboratory requirements in virtually every clinical laboratory discipline. Prior to joining Cardinal, he was vice president of commercial operations for Norwood Abbey Ltd., an Australian-based medical technology company. His prior experience includes serving as president of North American operations for Ion Beam Application, Inc., a Belgium-based global medical technology company. His executive career experience also includes Mallinckrodt, Inc., as well as positions with other healthcare companies. Mr. McLoughlin earned a B.A. in Psychology from the University of Arizona in 1978.

Mr. David F. Drohan has served as a Director since July 13, 2004. From May 2001 to March 2005, Mr. Drohan served as Senior Vice-President of Baxter Healthcare Corporation and President of Baxter's medication delivery business. In that capacity, he had direct general management responsibility for the development and worldwide marketing of intravenous products, drug-delivery and automated distribution systems, as well as anesthesia, critical care and oncology products representing $4 billion in combined annual sales. He joined Baxter in 1965 as a territory manager in New York and throughout the years has held a succession of senior positions. Prior to joining Baxter, Drohan worked for Proctor & Gamble. He is a member of the St. Louis College of Pharmacy's board of trustees, chairman of Lake County Ecomomic Development Corporation and President of the Riverside Foundation. He earned his bachelor's degree in industrial relations from Manhattan College, New York.

Mr. James S. Benson has served as a Director since November 1, 2004. Mr. Benson has in excess of 25 years in the healthcare industry. Recently, he retired form the Advanced Medical Device Association (Advamed) where he served as executive vice president for technical and regulatory affairs. Prior to that, he held numerous senior positions at the FDA over a twenty year period. He retired from the FDA as director of the Center for Devices and Radiological Health (CDRH). Earlier, he served as deputy commissioner of the FDA, and also as its commissioner for a one-year period. During his tenure with the FDA, Mr. Benson worked closely with other Federal Agencies and worked with Congress to craft and creating various pieces of legislation including "The Food and Drug Modernization Act of 1997", "The Biomaterials Access Act of 1998" and "The Medical Device User Fee and Modernization Act of 2002". Benson earned a B.S. degree in civil engineering from the University of Maryland and a M.S. degree in nuclear engineering from the Georgia Institute of Technology.

Mr. Arun K. Deva has served as a Director since November 23, 2004. Mr. Deva is the founder and President of Deva & Associates, P.C., a Rockville, Maryland based mid-size accounting and consulting firm that provides accounting, auditing, litigation support, due diligence, cost-benefit analysis and other financial consulting services to may Federal agencies and corporation. He is also the founder and President of CPAMoneyWatch.com, LLC, a web based business services provider offering small and mid-sized businesses with online accounting and business solutions. Prior to establishing Deva & Associates in 1991, Mr. Deva was a partner at Touche Ross & Co. (now Deloitte & Touche) He has served as a management consultant for several public and private companies with a focus on financial restructurings, negotiations with lenders and creditors, financial reporting and disclosures, and filings with the Securities and Exchange Commission. Deva is a member of the American Institute of Certified Public Accountants, Maryland Association of Certified Public Accountants and Association of Government Accountants. He was appointed to the Maryland Banking Board by the Governor of Maryland for a six-year ending in 2008. Mr. Deva earned his Bachelor of Commerce degree in accounting from St. Xavier's College in India and a Masters of Business Administration degree in Finance from Indiana University, Bloomington, Indiana.

Ms. Carelyn Fylling, R.N., M.S.N. has served as Vice President of Professional Services since December 2001. Ms. Fylling was director of training and program development at the International Diabetes Center in Minneapolis, Minnesota. She also has served on the national Board of Directors of the American Diabetes Association and numerous national committees of the American Diabetes Association. Ms. Fylling received the prestigious Ames Award for Outstanding Educator in the Field of Diabetes. Subsequently, she joined Curative Health Services and helped the company grow from three employees to over 650 employees. During her 13 years at Curative, Ms. Fylling helped to design the national wound database, developed clinical protocols, conducted outcome studies, trained physicians and nurses in comprehensive wound management, wrote scientific articles and abstracts, assisted in clinical trials and marketing, and developed an Internet-based online wound care training program for health professionals. Recently, she provided independent consulting and outsourcing services to the health care industry through Fylling Associates, LLC, which she wholly owns, and through Strategic Partners, LLC, in which she holds a partnership interest.

Mr. Andrew Maslan became our corporate controller on July 1, 2005, and became our Chief Financial Officer on August 15, 2005. Mr. Maslan most recently served as controller for BioReliance Corporation based in Rockville, Maryland, which was acquired by Invitrogen (Nasdaq: IVGN) in February 2004. Earlier, he held positions with two other Rockville, Maryland-based companies, serving as a principal with GlobeTraders, Inc., and senior accountant for Providence Laboratory Associates. Mr. Maslan began his professional career serving as an auditor with KPMG Peat Marwick.


                                 AUDIT COMMITTEE

At a meeting of the Board of Directors on December 17, 2004, the Board of Directors formed an audit committee and named Arun K. Deva chairman of the audit committee and the audit committee financial expert. The Board has determined that Mr. Deva is "independent" as defined by section 121(A) of the listing standards of the American Stock Exchange. The Board also appointed Messrs. David Crews and David Drohan to serve as members of the audit committee. On March 15, 2005, the audit committee recommended the audit committee charter, and it was approved by the Board by unanimous consent. The charter was an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2004, filed on March 31, 2005, and has been posted on Cytomedix's website at www.cytomedix.com

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Of Certain Beneficial Owners

In reliance upon statements filed with the SEC under Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (unless we knew or had reason to know such statements were not accurate or complete) the following persons are known to us to be the beneficial owner of more than five percent of our voting securities as of August 12, 2005, as indicated below.



----------------------------- --------------------------------- --------------------------- --------------------
Title of Class                Name and Address of Beneficial    Amount and Nature of        Percent of Class (3)
                              Owner                             Beneficial Ownership

----------------------------- --------------------------------- --------------------------- --------------------
Common Stock                  Michael P. Marcus                 2,500,000 shares(1)         9.66%
                              1600 Rockcliff Rd.
                              Austin, Texas 78746
----------------------------- --------------------------------- --------------------------- --------------------
Common Stock                  David E. Jordan                   1,625,000 shares(2)         6.28%
                              600 Travis, Suite 3700
                              Houston, Texas 78746
----------------------------- --------------------------------- --------------------------- --------------------


(1) Direct ownership. Includes 200,000 shares issuable upon exercise of warrants issued in the 2004 Unit Offering at an exercise price of $1.50 per share. However, pursuant to the terms of the warrants, the reporting person cannot exercise such warrants if the exercise would result in the reporting person being the "beneficial owner" of more than 9.999% of the outstanding common stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

(2) Direct ownership through self and spouse. Includes 275,000 shares issuable upon exercise of warrants issued in the 2004 Unit Offering at an exercise price of $1.50 per share. However, pursuant to the terms of the warrants, the reporting person cannot exercise such warrants if the exercise would result in the reporting person being the "beneficial owner" of more than 9.999% of the outstanding common stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

(3) Based on 25,668,971 shares outstanding as of August 12, 2005, and including, as to each shareholder, such shareholder's convertible shares, warrants and options currently exercisable for common stock within sixty days of the preparation of this table

Security Ownership Of Management

The following table sets forth the number and percentage of all classes of stock that as of August 12, 2005, are deemed to be beneficially owned by each director and executive officer, and by the highest paid consultant. The table also sets forth the number and percentage of common stock beneficially held by the directors, executive officers, and highest paid consultant as a group.


============================ ================================== =========================== ============================
Title of Class               Name and Address of Beneficial     Amount and Nature of        Percent of Class
                             Owner                              Beneficial Ownership        (2)
                                                                (1)
---------------------------- ---------------------------------- --------------------------- ----------------------------
Common Stock                 David Crews                        901,211 shares (3)          3.48%
                             521 President Clinton Ave          Indirect by self as
                             Little Rock, Arkansas 72201        trustee for trust and by
                                                                children
---------------------------- ---------------------------------- --------------------------- ----------------------------
Common Stock                 Dr.Kshitij Mohan                   1,100,000 shares (4)        3.21%
                             416 Hungerford Dr., Ste. 330
                             Rockville, MD 20850
============================ ================================== =========================== ============================

                                       27

============================ ================================== =========================== ============================
Title of Class               Name and Address of Beneficial     Amount and Nature of        Percent of Class
                             Owner                              Beneficial Ownership        (2)
                                                                (1)
---------------------------- ---------------------------------- --------------------------  ----------------------------
Common Stock                 Carelyn P. Fylling                 273,375 shares (5)          1.05%
                             10952 Steamboat Loop NW            Direct Ownership
                             Walker, MN  56484
---------------------------- ---------------------------------- --------------------------  ----------------------------
Common Stock                 Andrew Maslon                      60,000 shares (6)           0.06%
                             416 Hungerford Dr., Ste. 330
                             Rockville, MD 20850
---------------------------- ---------------------------------- --------------------------  ----------------------------
Common Stock                 Mark T. McLoughlin                 40,000 shares (7)           0.16%
                             416 Hungerford Dr., Ste. 330
                             Rockville, MD 20850
---------------------------- ---------------------------------- --------------------------  ----------------------------
Common Stock                 David F. Drohan                    30,000 shares (8)           0.12%
                             416 Hungerford Dr., Ste. 330
                             Rockville, MD 20850
---------------------------- ---------------------------------- --------------------------  ----------------------------
Common Stock                 James S. Benson                    40,000 shares (9)           0.16%
                             416 Hungerford Dr., Ste. 330
                             Rockville, MD 20850
---------------------------- ---------------------------------- --------------------------  ----------------------------
Common Stock                 Arun K. Deva                       40,000 shares (10)          0.16%
                             1901 Research Blvd., Ste. 410
                             Rockville, MD 20850
---------------------------- ---------------------------------- --------------------------  ----------------------------
Common Stock                 Jimmy D. Swink, Jr.                965,537 shares (11)         3.69%
                             10 Levant                          Indirect by BDR
                             Little Rock, Arkansas 72212        Consulting, Inc.
---------------------------- ---------------------------------- --------------------------  ----------------------------
Series B Convertible         Jimmy D. Swink, Jr.                13,636 shares               15.97%
Preferred Stock              10 Levant                          Indirect by BDR
                             Little Rock, Arkansas 72212        Consulting, Inc.
---------------------------- ---------------------------------- --------------------------  ----------------------------
Common Stock                 Group consisting of                3,450,123 shares            11.48%
                             David Crews, Kshitij
                             Mohan, Carelyn P. Fylling,
                             Andrew Maslan, Mark T.
                             McLoughlin, David F. Drohan,
                             James S. Benson, Arun K. Deva, and
                             Jimmy D. Swink, Jr.
============================ ================================== =========================== ============================



(1) For purposes of determining the amount of securities beneficially owned, share amounts include all common stock owned outright plus all convertible shares, warrants and options currently exercisable for common stock within sixty days of the preparation of this table.

(2) The Percent of Class for common stock was calculated based on the amounts calculated in (1) above divided by the sum of the outstanding common stock as of August 12, 2005, which was 25,668,971, plus the individual's convertible shares, warrants and options currently exercisable for common stock within sixty days of the preparation of this table.

(3) This amount includes fully vested options representing the right to purchase 200,000 shares of common stock at $1.50 and options representing the right to purchase 30,000 shares of common stock at $1.15, all issued as director compensation.

(4) Dr. Mohan's employment agreement of April 20, 2004, provided for an inducement award of stock options for 1,000,000 shares of our common stock at an exercise price of $1.50 per share. Options for 500,000 shares vested immediately. The options for the remaining 500,000 shares vest at points throughout the term of the agreement. Pursuant to the terms of the employment agreement, on June 6, 2005, Dr. Mohan received an additional award of options to purchase 100,000 shares of common stock at an exercise price of $1.50.

(5) This amount includes options to purchase 250,000 shares of common stock at $1.50 and options to purchase 19,077 shares of common stock at $1.25.

(6) Pursuant to the terms of his employment agreement and upon approval by the Board of Directors, Maslan will receive options to purchase 60,000 shares of common stock at an exercise price of $5.07 per share. Options to purchase 15,000 shares of common stock will vest upon award. Options to purchase 15,000 shares of common stock will vest upon the first, second and third anniversaries, respectively, of the employment agreement.

(7) Upon his appointment as a director, Mr. McLoughlin received options to purchase 30,000 shares of common stock at $1.50 per share. On April 18, 2005, Mr. McLoughlin received options to purchase 10,000 shares of common stock at $2.55 per share as compensation for serving as chairman of the Compensation Committee. All options are fully vested and exercisable.

(8) Upon his appointment as a director, Mr. Drohan received options to purchase 30,000 shares of common stock at $1.50 per share. All options are fully vested and exercisable.

(9) Upon his appointment as a director, Mr. Benson received options to purchase 30,000 shares of common stock at $2.13 per share. On April 18, 2005, Mr. Benson received options to purchase 10,000 shares of common stock at $2.55 per share as compensation for serving as chairman of the Nominating and Governance Committee. All options are fully vested and exercisable.

(10) Upon his appointment as a director, Mr. Deva received options to purchase 30,000 shares of common stock at $2.06 per share. On April 18, 2005, Mr. Deva received options to purchase 10,000 shares of common stock at $2.55 per share as compensation for serving as chairman of the Audit Committee. All options are fully vested and exercisable.

(11) This amount includes fully vested options representing the right to purchase 500,000 shares of common stock at $1.50.

                            DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 65,000,000 shares of non-assessable voting common stock, $.0001 par value per share, of which 25,668,971 shares are issued and outstanding as of August 12, 2005. As of June 30, 2005, approximately 12,556,801 shares are issuable upon the conversion of outstanding preferred stock and the exercise of outstanding warrants and options.

The common stock is fully paid and nonassessable. All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders.

In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, upon giving a liquidation preference of $1.00 per share for each share of outstanding Series A convertible preferred stock and Series B convertible preferred stock, and a liquidation preference amount of $10,000 per share for each share of outstanding Series C convertible preferred stock. The common stock is subordinate to the Series A convertible preferred, Series B convertible preferred, and Series C convertible preferred, and to all other classes and series of equity securities which by their terms rank senior to the common stock, in the event of a liquidation, dissolution, or winding up or with regard to any other rights, privileges or preferences.

Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights.

Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We did not pay dividends to holders of our common stock during 2001, 2002, 2003, 2004 or 2005 to date. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth. In fact, we are prohibited from declaring dividends on our common stock as long as any dividends on shares of Series A, Series B or Series C convertible preferred are unpaid and outstanding. Once there are no dividends unpaid and outstanding on any shares of Series A, Series B or Series C convertible preferred, any decision to pay cash dividends will depend on our ability to generate earnings, our need for capital, our overall financial condition, and other factors our Board deems relevant.

Our transfer agent for our Common Stock is StockTrans, located at 44 West Lancaster Ave., Ardmore, PA 19003. All inquiries may be made at 1-800-733-1121.

Series A Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series A convertible preferred stock, par value $.0001. The Series A convertible preferred has a stated liquidation preference of $1.00 per share and has preference over and ranks (i) senior to the Series B convertible preferred stock, (ii) senior to the common stock, and (iii) senior to all other classes and series of equity securities which by its terms do not rank senior to the Series A convertible preferred. The Series A convertible preferred contains a negative covenant prohibiting us from granting any security interest in our patents and/or future royalty streams.

Holders of Series A convertible preferred are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of common stock or any other equity securities ranking junior as to the payment of dividends. Dividends are to be paid in additional shares of Series A convertible preferred or, in the sole discretion of the Board, in cash. If we fail to pay dividends as required for six consecutive quarters, a majority of the holders of Series A convertible preferred will have the power to elect one director to the Board, either by filling an existing vacancy on the Board or by removing a director of their choice. Each share of Series A convertible preferred stock is entitled to vote on all matters voted on by holders of the common stock voting together as a single class with the other shares entitled to vote.

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Beginning on July 11, 2003, and every six months thereafter, holders of the
Series A convertible preferred may convert up to 25% of their remaining holdings of Series A convertible preferred into common stock. The shares converted based on the liquidation preference amount and the conversion price of the common stock is equal to 90% of the twenty-day average closing ask price of the common stock, but in no case shall the conversion price be less than $3.00 per share.

We may redeem all of the then outstanding shares of Series A convertible preferred stock upon proper notice of not less than ten days nor more than sixty days prior to the redemption date. The per share redemption price is equal to
(i) 105% of the Series A liquidation preference amount plus all accrued but unpaid dividends if the shares are redeemed within one year of the date of issuance; (ii) 104% of the Series A liquidation preference amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance.

Series B Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series B convertible preferred stock, par value $.0001. These shares have a stated liquidation preference of $1.00 per share. They are subordinate to the Series A convertible preferred, but have preference over and rank senior to (i) the common stock, and
(ii) all other classes and series of equity securities which by their terms do not rank senior to the Series B convertible preferred stock. The Series B convertible preferred contains a negative covenant prohibiting us from granting any security interest in our patents and/or future royalty streams.

Holders of Series B convertible preferred are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of common stock or any other equity securities ranking junior as to the payment of dividends. Dividends are to be paid in additional shares of Series B convertible preferred or, in the sole discretion of the Board, in cash. If we fail to pay dividends as required for six consecutive quarters, a majority of the holders of Series B convertible preferred will have the power to elect one director to the Board, either by filling an existing vacancy on the Board or by removing a director of their choice. Each share of Series B convertible preferred stock is entitled to vote on all matters voted on by holders of the common stock voting together as a single class with the other shares entitled to vote.

Beginning on July 11, 2003, and every six months thereafter, holders of the Series B convertible preferred may convert up to 25% of their remaining holdings of Series B convertible preferred into common stock. The shares converted based on the liquidation preference amount and the conversion price of the common stock is equal to 90% of the twenty-day average closing ask price of the common stock, but in no case shall the conversion price be less than $3.00 per share.

We may redeem all of the then outstanding shares of Series B convertible preferred stock upon proper notice of not less than ten days nor more than sixty days prior to the redemption date. The per share redemption price is equal to
(i) 105% of the Series A liquidation preference amount plus all accrued but unpaid dividends if the shares are redeemed within one year of the date of issuance; (ii) 104% of the Series A liquidation preference amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance; or (iii) 103% of the Series B Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed later than two years from the date of issuance

                                       31



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Series C Convertible Preferred Stock

On March 26, 2004, the Company entered into a Series C Convertible Preferred Stock Purchase Agreement with several accredited investors providing for the sale and issuance of $2.8 million of Series C Convertible Preferred Stock representing 280 shares of preferred stock which are convertible into 2.8 million shares of common stock. The Company also issued Series C-1 and Series C-2 Warrants allowing the holders thereof to purchase an aggregate of approximately 2.8 million shares of common stock at an exercise price of $1.50 per share. In connection with this purchase agreement, the Company entered into a registration rights agreement, whereby the Company agreed to register the resale of the common stock issuable upon conversion of the Series C Convertible Preferred Stock and the common stock issuable upon exercise of the Series C-1 and Series C-2 Warrants. Upon effectiveness of the Company's registration statement, one half of the Series C convertible preferred stock automatically converted into common stock. Commencing one year following the effective date of the registration statement the remaining outstanding shares of Series C convertible preferred stock will automatically convert if (i) commencing on the date the closing bid price of the common stock is equal to or exceeds $3.00 for a period of 10 consecutive days, provided that (ii) the registration statement is effective for a period of 60 consecutive calendar days. The Company received proceeds, net of commissions and expenses of $325,612, from this placement of $2,474,388. In addition to the commissions, the placement agent also received 5-year warrants to purchase 280,000 shares of the Company's common stock at an exercise price of $1.00 per share and was awarded a six month consulting agreement to provide future financing services in return for $5,000 per month and additional warrants to purchase 100,000 shares of common stock at an exercise price of $1.00 per share.

The Company's stock price on March 26, 2004 was $2.06; consequently, pursuant to the requirements of Emerging Issues Task Force ("EITF") 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5"), as amended by EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments," the issuance of the Series C preferred, with a conversion price initially at $1.00 per share which was below the market price on the date of issue, resulted in a beneficial conversion feature (the difference between the market price and the conversion price) recorded as a preferred stock dividend in the amount of $2,800,000.

The Series C convertible preferred stock ranks junior to the Series A convertible preferred stock regarding distributions upon liquidation of the Company. Series C convertible preferred stock ranks junior to the Series B convertible preferred stock solely with respect to the priority security interest in the Company's intellectual property. The shares accrue dividends at 6% of the stated liquidation preference amount from the date of issuance and increase to 8% commencing on September 25, 2005, are payable annually in cash or shares of stock at the option of the Company. The Series C convertible preferred stock ranks pari passu with Series A convertible preferred stock and Series B preferred stock with respect to payment of dividends. The Series C preferred stock has no voting rights except with respect to transactions upon which they are entitled to vote as a class. The Series C convertible preferred stock is convertible, and the Series C-1 and Series C-2 warrants are exercisable by the holder at any time, however a conversion by a warrant holder cannot result in the individual owning in excess of 9.999% of the outstanding shares of the Company's common stock. Each dollar of liquidation preference amount is initially converted into one share of common stock (subject to certain anti-dilution privileges).

The holders of Series C convertible preferred stock can require the Company to redeem the stock plus accrued dividends at 125% of the liquidation price upon the (i) consolidation, merger or business combination of the Company, (ii) sale of more than 50% of the Company's assets or (iii) a sale of more than 50% of the outstanding shares of the Company's outstanding shares of common stock. However, the Company has the option to pay in cash or shares of common stock.

The C-1 and C-2 warrants provide for a cashless exercise at the option of the warrant holder commencing one year following issuance at the option of the warrant holder provided that (i) the per share market price of one share of common stock is greater than the warrant price and (ii) a registration statement for the resale of warrant stock is not in effect. The Company has the option to call up to 100% of the C-1 and C-2 warrants commencing 12 months and 36 months, respectively, from the effective date of a registration statement registering the common stock that would result from the exercise of the warrant. However, in order to exercise the call option, the Company's common stock must have been trading at a price greater than $3.00 for 10 consecutive trading days prior to the call notice and a registration statement is then in effect and has been effective without lapse for a period of 60 consecutive days and trading in the Company's stock shall not have been suspended. The Company, upon calling the warrant, will remit to the holder of the warrant $.01 per called warrant and issue a new warrant representing the number of warrants not subject to the call.

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Change In Control

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to a number of exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interest stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset sale, stock sale, or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring, or preventing a change of control without further action by the shareholders.

                DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our Restated Certificate of Incorporation and Bylaws provide generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification is reflected in the employment agreements we enter into with our executive officers.

To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act of 1933, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable. If a claim for indemnification against such liabilities (other than our paying expenses incurred by one of our directors or officers in the successful defense of any action, suit or proceeding) is asserted by one of our directors or officers in connection with the registration of the securities in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act. We will be governed by the final adjudication of such issue.

                             DESCRIPTION OF BUSINESS

Corporate History

We were incorporated in Delaware on April 29, 1998. Prior to November 4, 1999, Cytomedix was known as Informatix Holdings, Inc., which was originally a public shell company. On December 11, 1998, Mr. Charles Worden, Sr. and certain other persons formed an unrelated Arkansas corporation named Autologous Wound Therapy, Inc. On November 4, 1999, Autologous Wound Therapy merged with and into Informatix Holdings, Inc. Simultaneous with the merger, the name of the surviving corporation, Informatix Holdings, Inc., was changed to Autologous Wound Therapy, Inc. On March 30, 2000, the surviving entity changed its name to Cytomedix.

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

Effective January 2, 2001, we acquired certain technology and other assets of Curative Health Services, Inc. and CHS Services, Inc., collectively referred to as Curative. The technology and other assets we acquired included the intellectual property rights related to the development and production of platelet-derived growth factors and certain tangible assets related to the production and sale of Curative's leading proprietary wound treatment agent, Procuren. From the onset of the Procuren acquisition, we sustained recurring losses, leading us to begin shutting down the entire Procuren operation in May 2001.

Because we had focused our resources on the Procuren operation, our other operations were also failing. On August 7, 2001, we filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the Northern District of Illinois, Eastern Division (Case No. 01-27610). After the filing, we were authorized to continue to conduct our business as debtor and debtor-in-possession. No trustee or creditors' committee was appointed in this case. Our management at the time of the bankruptcy filing moved to retain a business broker that would market our assets, including our intellectual property assets, with a view towards conducting an auction of our assets. A group of shareholders objected to this contemplated disposition of our assets and sought to remove our then-existing board of directors by soliciting support from other shareholders.

Pursuant to this consent solicitation, shareholders who represented a majority of voting shares submitted written consents for the removal of the then-existing board of directors and the election of a new board of directors. The new board then appointed new officers, a new management team was hired and new consultants were retained. New management immediately began formulating a plan of reorganization that would enable us to reorganize and emerge quickly from Chapter 11 in order to preserve our value as a going concern. Our limited available funds mandated that we move swiftly to reorganize.

On June 14, 2002, the bankruptcy court confirmed our First Amended Plan of Reorganization with Technical Amendments. On June 27, 2002, the court approved other technical amendments to the plan, and the bankruptcy court's confirmation of the plan was reported on Form 8-K on June 28, 2002. Both the confirmation order and the plan were attached as exhibits to that report. We filed Amended and Restated Official Exhibits to the plan on February 4, 2004. These Amended and Restated Official Exhibits were originally filed in connection with our Motion to Designate Official Exhibits to the plan filed with the bankruptcy court on December 2, 2002. At the hearing on that motion, the court dismissed the motion as unnecessary and stated that we had the authority to file the Official Exhibits to the Plan without the need for court approval. The Amended and Restated Official Exhibits to the Plan filed with the court on February 4, 2004, were filed and designated as the Official Exhibits to the Plan in accordance with the court's instructions. The Amended and Restated Official Exhibits contain all changes identified in the Motion to Designate Official Exhibits to the Plan, as well as an additional change to the Restated Certificate of Designation which provides, consistent with the financial projections to the Disclosure Statement, that any dividend shares payable to holders of Series A and Series B convertible preferred stock shall be paid at the rate of 8% per annum based on the liquidation preference amount of $1.00 per share of preferred stock. If the dividend is to be paid in additional shares of preferred stock, the number of shares to be issued is calculated using the liquidation preference amount of the preferred stock.

Although the bankruptcy court entered the initial confirmation order on June 14, 2002, the bankruptcy plan did not become effective until we raised the minimum aggregate amount ($2.8 million) through the 2002 Offering. The 2002 Offering was initiated in conjunction with the bankruptcy plan and pursuant to Rule 506 of Regulation D, promulgated under Section 4(2) of the Securities Act of 1933. On July 11, 2002, we had raised the minimum aggregate amount from private accredited investors and such amount was released from the escrow account to us. Accordingly, the bankruptcy plan became effective as of that date and all of our securities or other instruments or documentation representing a claim against or an equity interest in the Company were canceled and of no further force or effect. Holders of certain claims or securities were entitled to receive new securities in exchange for their claims or equity interests in the Company prior to bankruptcy. All known and allowed claims and equity interests have been satisfied and resolved as of March 25, 2005.

Business and Operations

Our business model is premised upon developing, producing, licensing and distributing autologous cellular therapies, therapies that use the patient's own body products. This includes our propriety AutoloGel(TM) System, which produces our platelet-rich plasma gel, AutoloGel(TM), and related product therapies for the treatment of chronic non-healing wounds. To create AutoloGel(TM), the patient's own plasma, platelets and other essential blood components, which include the multiple growth factors necessary for the healing process and the fibrin matrix scaffold, are separated through centrifugation. These components are combined with several reagents which results in the formation of a gel that is applied topically to a wound under the direction of a physician. AutoloGel(TM) contains the patient's own multiple growth factors and fibrin matrix structure, which we believe upon topical application, closely replicates the body's natural healing process.

While our current focus (as defined by our ongoing clinical trial and data collection) is the treatment of chronic, non-healing wounds, we believe our patent portfolio also covers the use of Autologel(TM) in any form of tissue healing that involves the use of growth factors and other releasates from platelets.

Company-sponsored retrospective studies of the AutoloGel(TM) System for the treatment of chronic wounds, including diabetic foot ulcers, demonstrated increased healing and rate of healing. Ongoing data reports received from clinical sites using the AutoloGel(TM) System are documenting wound healing in comparison to non-healing while treating the patients with previous traditional treatment modalities. Additionally, clinicians and the health care managers in many sites have reported the cost-effectiveness of the AutoloGel(TM) System when compared to other methods utilized for treating chronic wounds. Based on these results, we have taken the appropriate steps to independently verify these findings through various means.

Sales, Marketing, Distribution and a National Reimbursement Code

Our sales and marketing plan is focused on the treatment of chronic wounds predominately caused by vascular disease, venous insufficiency, excessive pressure, diabetic neuropathy or dehisced surgical wounds. These are all prevalent within the elderly population which constitutes the most rapidly growing segment of the wound care market in developed (high GDP) countries. (MedMarket Diligence; Worldwide Wound Management, 2001 - 2010)

Based on the 2002 general information and the national estimates on diabetes in the United States provided by the "American Diabetes Association", approximately
18.2 million people - or 6.3% of the population, have diabetes. In people age 60 and older, 8.6 million or 18.3% of all people in that age group have diabetes. About 60%-70% of people diagnosed with diabetes have mild to severe forms of nervous system damage with the most severe forms being the contributing cause of lower-extremity amputations. More than 60% of non-traumatic lower-limb amputations in the United States occur among people with diabetes and from 2000-2001, about 82,000 lower-limb amputations, an average of just under 225 amputations per day, was performed each year among diabetic patients.

More than five million chronic wound patients (representing an estimated 90% of the total U.S. market) are treated either at a local hospital, by a local physician, or in a local extended care facility. (Frost & Sullivan, Industry Research Report (December, 2000)). The wound care segment expenditures of the U.S. healthcare industry are estimated to be between $5 billion - $7 billion annually.

Multiple growth factor therapies have not been widely used in the traditional commercial setting because such therapies have not generally been known by clinicians or widely available for their evaluation. Until recently, the autologous process of securing multiple growth factors from a patient's blood products was, substantially, an exclusive treatment available through outpatient wound care centers affiliated with Curative. Upon our purchase of certain technology, assets and intellectual property rights associated with autologous multiple growth factor therapies from Curative in January 2001, we have refined the therapy to a more marketable state. With these refinements, our technology and intellectual property can offer autologous multiple growth factor therapies in any health care setting where wound patients are located.

Beginnin in 2002 and continuing through today, we have identified several significant areas that we believe must be addressed before the AutoloGel(TM) System can achieve mass market penetration. The first area involves reimbursement from third-party payors. While we have made inroads with Medicaid reimbursement in several states and within certain segments of the commercial insurance market, the true market potential cannot be achieved without broad third party reimbursement. We believe a necessary predicate to securing this broad reimbursement is through obtaining a national reimbursement code, which, in part, involves securing FDA clearance or approval of the AutoloGel(TM) System for specific clinical indications such as for the treatment of non-healing diabetic foot ulcers in order to increase the clinical acceptance and marketing of this technology. The second area involves reestablishing and enforcing the rights under our patents to ensure that our shareholders derive economic benefit from our intellectual property. We have identified numerous competing companies, large and small, that currently market products similar to AutoloGel(TM), and we believe these competing companies are infringing or inducing infringement of our intellectual property rights. If successful in our strategies, these companies could be subject to damages, potential enjoinment from the market, or, at our discretion, candidates for royalty and licensing arrangements. Finally, the third area involves penetrating a segment of the national market that is not reimbursement sensitive. This includes governmentally sponsored and funded programs managed by the Bureau of Indian Affairs and the Veterans Administration.

During 2003, we developed and began execution of a strategic plan to address both the securing of a national reimbursement code and FDA approval for the AutoloGel(TM) System; areas that we feel have limited our ability to establish broad market acceptance. Currently, each of the components utilized in the AutoloGel(TM) System is marketed by other companies. These components, such as syringes, wound dressings, stopcocks, reagents, and centrifuges, are made available to the physicians, who use them at their discretion for a variety of uses in the wound care area. Also, the AutoloGel(TM) System is an "autologous" therapy performed under the "Physicians Practice of Medicine". This approach represents the practice currently prevalent in the platelet gel therapy industry, both in the treatment of chronic wounds as well as the use of platelet gel therapies in the operating room in fields such as orthopedic and cardiovascular surgery. However, the current business model nevertheless involves obtaining a national Medicare reimbursement code for the AutoloGel(TM) System as a first step to broad, third party reimbursement. The process to obtain a reimbursement code from the Center for Medicare and Medicaid Services
(CMS), while independent of the FDA approval process, is subject to similar procedural and independent clinical testing as required by the FDA in order to establish product safety and efficacy. Additionally, many clinicians are reluctant to prescribe products that have not been approved by the FDA, notwithstanding the provisions of the "Physicians Practice of Medicine". Further, without FDA approval, our ability to make claims for the AutoloGel(TM) System regarding its use to treat or heal wounds is limited. We believe this is a significant barrier to broad clinical and market acceptance of our product. It is also possible that at some point the FDA may require that companies should conduct clinical trials on all specific clinical therapies and uses for which their products can be used, whether or not they make a specific labeled claim to that effect. It is also possible that FDA could require companies to stop marketing platelet gel therapies until FDA approval for specific wound healing claims is obtained. We have, therefore, initiated a rigorous clinical trial for a specific type of chronic wound. The treatment phase of the trial has been completed and, after appropriate data analysis, the results will be available.

During 2003, we elected to submit both a 510K for our centrifuge and an Investigational Device Exemption (IDE) to the FDA as the initial steps in a process to secure formal FDA clearance or approval for the AutoloGel(TM) System. This process is multi-faceted, time and resource intensive, and very costly. We also cannot predict whether our efforts will be successful. Considerable funds were expended in 2003 and 2004, and we have achieved two milestones in its pursuit of FDA approval to date. In the second quarter of 2003, we received a 510K clearance from the FDA for the AutoloGel(TM) System's centrifuge. On March 5, 2004, our IDE application was fully approved by the FDA. This allows us to conduct a prospective, randomized, blinded and controlled clinical trial with human subjects being treated with the AutoloGel(TM) System for purposes of demonstrating its safety and effectiveness for the treatment of non-healing diabetic foot ulcers. This is the first of several specific clinical indications for which regulatory clearances may be sought in the future. Patients have been enrolled in the clinical trial and the patient treatment phase of the trials was completed in the third quarter of 2005.

The trial is being conducted in 14 centers on 72 patients. The conduct of the clinical trial includes several stages. In the first stage, patients are pre-screened to eliminate those patients who are unacceptable under the patient exclusion criteria in the trial protocol. Such exclusion criteria include, for example, patients with active infection in their wound, inadequate perfusion, or small wounds likely to heal without intervention using traditional therapy. The patients who are found acceptable after the pre-screening process are then provided traditional therapy during a one week "lead in period" to again screen out patients that would heal without treatment from an advanced therapy such as AutoloGel(TM). Those wounds that respond appropriately to this traditional treatment are not included in the study. This ensures the researchers, scientific community, and the Company that the wounds being treated in the study are truly the challenging, non-healing diabetic foot ulcers. At that point, the patients are randomized into the treatment and control arm.

All participants including the patient, family, investigator, nursing staff (except one person who maintains confidentiality, applies the treatments, and does not participate in any other part of the trial), the Contract Research Organization ("CRO") (which is Constella Clinical Informatics, Inc.), and the Company are blinded. As such, it is not known which treatment is being applied to the patient who has been screened and selected for the clinical trial. This type of prospective, randomized, controlled and blinded clinical trial is very rigorous and meets the highest standards of research in the scientific, clinical, regulatory, and reimbursement communities.

The treatment phase of the trial continues for 12 weeks or until the wound is healed. At that time the trial data will be unblinded and the data analyzed. The primary endpoint of the study is complete healing as evidenced by epithelialization, which is the regrowth of skin. Once the wound is healed, the patient is followed for another 12 weeks to confirm the wound remains healed. As the trial proceeds and as is the case with many clinical trials, we may make modifications or changes in the trial protocol if necessary.

While it is difficult to predict the completion of any clinical trial, we expect that the trial should be completed during the later half of 2005. As of May 6, 2005, the required 72 patients had been enrolled. The treatment phase of the trial has been completed and, after appropriate analysis, the data will be unblinded (i.e. one would then know which patients were in the treatment arm versus the control arm of the study). At that time we will have more precise estimates of healing rates and other information that will be useful in our submissions to the FDA and for decisions on reimbursements for patients covered by Medicare, Medicaid and commercial insurance companies.

We originally budgeted $2,800,000 for completion of the clinical trial and have spent in excess of $2,200,000 through June 30, 2005. While these trials are not yet completed, we anticipate that overruns will occur due to the larger than anticipated number of screenings required to yield a sufficient number of qualifying patients and the expansion of the trials to include larger sample. Based on information currently available, we do not anticipate that these overruns will be unmanageable and we have adjusted our cash commitment accordingly. Yet, there are additional unforeseen events and situations that could emerge that could materially increase the costs, delay the trials, affect the quality of the trials or could yield unanticipated results.

Upon completion of the patient treatment phase of the trials, we will evaluate the clinical trial data and if satisfactory submit the data to the FDA to seek approval for specific labeling. We believe that even though this product is regulated under the Medical Device Amendments of the Food, Drug and Cosmetic Act, the Center for Biological Evaluation and Research (CBER) has the jurisdiction for reviewing such products. FDA assigned CBER as the primary center that reviewed and approved the IDE under which this clinical trial is being conducted. In parallel, we would also be making the necessary submissions to the CMS and any other public or private professional groups for evaluation of the data in connection with the granting of the reimbursement codes and further strengthening the general clinical acceptance of this therapy. In order to

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facilitate the reimbursement process, we have already initiated a pharmaco-economic study to evaluate the cost effectiveness of our Autologel(TM) technology. Such studies are performed primarily in the drugs area but now increasingly in the medical device area to present scientific, demographic and economic information to justify to CMS and other payor organizations that a particular product and therapy is clinically safe and effective and cost effective with respect to its alternatives. Should we be successful in our efforts, the AutoloGel(TM) System can then be positioned as an approved alternative treatment to capture a significant portion of the estimated 5 million plus chronic wounds that are treated each year in the United States.

We have also initiated a broad based licensing strategy intended to (i) assist us in establishing a dominant market position for the AutoloGel(TM) System within the market for autologous growth factor products with the wound care market used for the treatment of chronic wounds, and (ii) maximize the value of our intellectual property associated with platelet releasates, the factors which activate multiple growth factors. Utilizing the Knighton Patent (U.S. Patent No. 5,165,938), we have initiated litigation against several strategic targets believed to be infringing or inducing infringement of this patent. If successful, we believe that this course of action would position us to enforce our rights against companies with substantial revenue that could become subject to claims for royalties and other damages. Our patent enforcement strategy is being conducted on a full contingency basis by the law firms Fitch, Even, Tabin & Flannery and Robert F. Coleman and Associates, both based in Chicago, Illinois (except in respect of the action against Medtronic, which was handled on a full contingency basis by Fish & Richardson). On March 26, 2004, the District Court for the Northern District of Illinois favorably interpreted the claims of the Knighton Patent in Cytomedix, Inc. v. Little Rock Foot Clinic. In his opinion, Judge James B. Zagel concluded that the claims of the Knighton Patent should be broadly construed to cover a treating composition that contains all of the components released by platelets during the platelet release reaction and may have other components. In so doing, the court rejected the defendant's assertion that the claims of the Knighton Patent are limited in scope to platelet-releasate compositions that are free of certain other cellular materials.

In the second and third quarters of 2004, there were three additional court rulings that supported our position in two cases we had initiated. On June 8, 2004, the United States District Court for the Northern District of Illinois entered a consent judgment against 21st Century Wound Care and Advanced Therapy, L.L.C., and its owner, James Gandy. In that consent judgment, 21st Century Wound Care and Mr. Gandy admitted that the Knighton Patent, which covers the use of compositions containing platelet releasates for wound healing purposes, is valid and enforceable. The Court declared that 21st Century Wound Care and Gandy had infringed the Knighton Patent and enjoined them, effective immediately and continuing through expiration of the Knighton Patent in November 2009, from making, using, offering, or selling within the United States autologous cellular therapies, platelet gel products, or any other processes or products-such as their "P-Gel" formulation-that infringe the claims of the Knighton Patent. On July 26, 2004, Judge James B. Zagel of the Northern District of Illinois entered a summary judgment ruling of patent infringement against the Little Rock Foot Clinic, finding the defendants' use of a process supplied by SafeBlood Technologies, Inc., known as the SafeBlood Graft(tm) procedure, literally infringes the Knighton Patent. In finding infringement, Judge Zagel applied his earlier ruling regarding the scope of the Knighton Patent and rejected all of the defendants' attempts to argue that their use of the SafeBlood Graft(tm) procedure did not infringe. On September 9, 2004, we received an additional favorable ruling from the U.S. District Court for Massachusetts which entered a summary judgment against Harvest Technololgies finding that Harvest's SmartPreP(TM) System literally infringes the Knighton Patent, denied Harvest's summary judgment motion seeking a declaration that the SmartPreP(TM) System does not infringe the Knighton Patent and denied Harvest's motion for summary judgment of invalidity. A jury trial on invalidity and other issues began on May 16, 2005, and on May 23, 2005, a settlement and license agreement was entered into with Harvest that specified that Harvest would pay an initial license fee of $500,000 and would pay royalties of 1.5% on the net sales of hardware products and 7.5% of the net sales of disposable products.

We are also attempting to identify specific entities that encompass certain company-defined attributes for licensing agreements. In October 2004, we entered into a licensing agreement with Health Systems, Incorporated for the use of our key patents relating to our proprietary AutoloGel(TM) platelet-derived therapy. Based in Sikestown, Missouri, Health Systems, Incorporated oversees a sizable network of nursing care facilities in the Midwest region of the country.

In March 2005, we amended our license agreement with DePuy Spine, Inc. (f/k/a DePuy AcroMed, Inc.) to eliminate the exclusivity provisions in the license granted to DePuy relating to platelet-based growth factors in the specific field of use covering diagnostic and therapeutic spinal, neurosurgery and orthopedic surgery. Simultaneous with the amendment to the first license agreement with DePuy, we entered into a second licensing agreement with DePuy for all applications not covered under the first agreement of its autologous platelet releasate therapy, excluding treatment of chronic wounds, such as pressure ulcers, venous stasis or diabetic foot ulcers.

On April 25, 2005, we entered into a settlement agreement with Medtronic, Inc., that settled the claims that had been filed or asserted in the respective pleadings in the Medtronic action which was filed on November 10, 2004, in the United States District Court for District of Maryland. In connection with the settlement, we entered into a mutually agreeable licensing arrangement with Medtronic for all applications covered under the Knighton Patent involving autologous platelet releasate therapy. As consideration for this settlement and license agreement, Medtronic agreed to pay us $680,000 as a license fee and would pay royalties through November 24, 2009 at a rate of 1.5% of the net sales price of hardware products and 7.5% of the net sales price of disposable products.

Additionally, on June 26, 2005, we entered into a settlement and license agreement with Perfusion Partners & Associates and its affiliate, Transcorporeal, Inc. ("PPAI") that requires a payment of an initial licensing fee of $250,000 with $100,000 payable to us on the date that the


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Bankruptcy Court enters an order approving the agreement. A hearing to approve this agreement is scheduled for August 18, 2005. Additionally, the remaining $150,000 is to be reflected in a promisory note at 8% interest that requires payments of $3,041 per month with a balloon payment of $67,248 due on June 30, 2008. We will also be receiving royalty payments on an amount equal to 10% of the monthly gross sales subject to certain minimum royalty payments per treatment.

We expect to incur "Cost of Royalties" (consisting of royalty expense and contingent legal fees) in the range of 30-50% of on-going royalty revenues relating to these and future settlements.

We intend to press forward aggressively in other instances of infringement with aggressive legal and business actions to defend its intellectual property and, where possible, arrive at equitable settlements with infringers.

We are also making significant efforts to penetrate the non-reimbursement sensitive market. During 2004, we entered into an agreement with the Indian Health Services in Oklahoma to perform an Educational Initiative on wound care with selected hospitals and clinics managed by the Indian Health Service. The AutoloGel (TM) System as prescribed by various staff physicians at these hospitals and clinics has been the cornerstone of this Educational Initiative. The Educational Initiative was completed during the first quarter of 2005 and based on the results, we are exploring the possibility of creating or expanding wound care initiatives through additional hospitals and clinics within the Indian Health Services jurisdiction throughout Oklahoma. Also, we are currently providing the AutoloGel(TM) System to two Veterans Administration hospitals.

We predominately distribute our products through a network of commission-based, independent sales representatives. As of December 31, 2004, we were represented by 11 independent sales representatives in six states. We are also represented in eight other states by employee sales representatives. We plan to expand this representation and coverage in 2005 to enable us to position the Company for a major sales and distribution effort in anticipation of FDA approval and subsequent reimbursement for healing specific types of chronic wounds.

On March 14, 2005, we signed a sales agreement with KOL Bio-Medical Instruments, Inc., to represent us in select east coast markets for a period of six months. These markets include the New York City metropolitan area, including Long Island, the states of New Jersey, Maryland, Georgia, North Carolina and the metropolitan areas of Washington, D.C., Philadelphia, and Miami/ Ft. Lauderdale. Additionally, we have established a distributor for the state of Minnesota. All of our sales representatives and our distributor have established relationships in their respective territories with the clinical professionals that specialize in wound care. In addition, there are a number of regions and populations where there are specific federal and local public health initiatives to address the significant public health issue of diabetes, chronic wounds and amputations and we are actively exploring and establishing programs in those areas.

Competition

Traditional wound care is being provided in the health care system through a large variety of wound coverings. The current standards of care for the treatment of chronic wounds are wet to moist gauze dressings, and dressings that provide a longer term moist wound environment. Other dressings are designed to absorb large amounts of exudates. Several devices are also being used to try and assist with wound healing. The goal of many of these products is to optimize the wound environment so it is more conducive for the patient's body to enact the healing process.

A device that is being used extensively is the Vacuum Assisted Closure (V.A.C.) system produced by Kinetic Concepts, Inc. (KCI). During 2003, KCI revenues associated with sales of the V.A.C were reported as $482 million. Several of the sites that have used the V.A.C. system have now tried the AutoloGel(TM) System. It has been reported to us by several of these sites that The AutoloGel(TM) System was very competitive with the V.A.C. and may even be better in both clinical and cost effectiveness. This, however, was based on individual case reports and experience of physicians rather than any rigorous comparative studies. Yet the V.A.C.'s established position and reimbursement issues have made market share penetration very difficult. The V.A.C. is substantially CMS reimbursed, which provides for a substantial current economic competitive advantage.

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Dermagraft is a dermal fibroblast skin substitute used to help in the wound closure of diabetic foot ulcers. Dermagraft is manufactured from human cells known as fibroblasts, that are then placed on a dissolvable mesh material. The product is marketed by Smith & Nephew, a large health care company with an established wound care presence. While Dermagraft is easy to apply in a physician's office, a significant drawback to Dermagraft is that it requires storage in a minus 70 degree centigrade freezer, which most physicians do not own. Dermagraft has not been used in the long-term care or home health market.

In December 2003, another product produced by Ortec International, Inc. completed its FDA testing with reported favorable results for the treatment of venous leg ulcers. This product was reported to be a cryopreserved (frozen) version of its tissue engineered product, OrCel. While the company has shown only limited revenues since inception and is currently not a competitor, it could become significant when and if its PMA (pre-market approval) application currently pending with the FDA is approved.

The use of growth factors has been increasingly accepted as a significant aid in wound healing. Many physicians believe that multiple growth factors can be more effective than the action of a single growth factor alone. Regranex, a prescription cream marketed by a division of Johnson & Johnson, Inc., contains a single recombinant growth factor. Having been introduced after lengthy clinical trials several years ago, its revenues, based on our best estimate, have grown significantly. We perceive the single growth factor Regranex as a less effective method of healing chronic wounds in comparison with autologous multiple growth factors. While we acknowledge the success of the Regranex product in the marketplace, an excellent opportunity exists to capture market share from this product once reimbursement is available. We understand that the use of Regranex is reimbursed by public and private insurance carriers.

Another competing treatment is Hyperbaric Oxygen (HBO). Patients are placed in either a monoplace or multiplace chamber and provided inspired oxygen under pressure to increase the tissue saturation of oxygen. There are a limited number of HBO chambers, so this therapy is not accessible to many wound patients, and is a therapy generally not reimbursed by third party payor sources.

Intellectual Property Rights

We regard our patents, trademarks, trade secrets, and other intellectual property (collectively, the "Intellectual Property Assets") as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our Intellectual Property Assets. In the past several years, we have filed numerous patent applications worldwide seeking protection of our technologies. We own five U.S. patents (including U.S. Patent No. 5,165,938 (the "Knighton Patent") and U.S. Patent No. 6,303,112 (the "Worden Patent")), various corresponding foreign patents, and various trademarks. We have received, filed, or are in the process of filing trademarks for the names "Cytomedix," "Procuren," "AutoloGel," and a few variants thereof. In addition, we have numerous pending trademark applications and foreign patent applications involving enriched platelet wound healant, platelet derived wound healant, angiogenic peptides, and anti-inflammatory peptides.

                            Certain Cytomedix Patents

WOUND HEALING AGENTS
(This patent has an international presence.) U.S. Patent 5,165,938, issued November 24, 1992 Inventors: David R. Knighton Abstract: A process for treating damaged, live, animal tissue which comprises applying over the damaged tissue an effective amount of a treating composition containing the materials released by platelets during the platelet release reaction and facilitating healing of the damaged tissue.

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ENRICHED PLATELET WOUND HEALANT
(This patent has an international presence.) U.S. Patent 6,303,112, issued October 16, 2001 Abstract: A wound healant composition comprising a therapeutically effective amount of activated growth factors and ascorbic acid and/or at least one retinoid and/or at least one antibiotic that facilitates the growth of new tissue.

ENRICHED PLATELET WOUND HEALANT
U.S. Patent 6,524,568, issued February 25, 2003 Abstract: An improved platelet gel wound healant, and methods of preparation and use thereof for healing wounds are disclosed. The improved wound healant comprises a therapeutically effective amount of activated growth factors and ascorbic acid with optional one or more additional anti-oxidant such as vitamin A and/or E, and optional one or more antibiotics.

SELECTING AMOUNTS OF PLATELET RELEASATE FOR EFFICACIOUS TREATMENT OF TISSUE U.S. Patent 5,599,558, issued February, 4, 1997 Inventors: Dawn D. Newman, Richard H. Gordinier, and Ronald G. Duff. Abstract: A method of making a platelet releasate product is disclosed involving performing an assay on a platelet releasate sample for a component of the releasate and forming platelet releasate product by comparing the assay results to a predetermined range of amounts of the component to be contained in the product. A method of treatment of tissue is disclosed involving the topical application of such product.

METHOD FOR PROMOTING HAIR GROWTH
U.S. Patent 4,957,742, issued September 18, 1990 U.S. Patent 5,178,883 issued January 12, 1993 Inventor: David R. Knighton Abstract: Platelet enriched plasma is produced from blood. The platelets are activated by thrombin, which causes the release of platelet-derived growth and angiogenesis factors. A carrier such as a microcrystalline collagen is added to produce a wound-treating salve. The composition is applied directly to wounds and initiates healing in nonhealing wounds as well as accelerates normal wound healing by increasing vascularization, stimulating fibroblast mitosis and migration, and increasing collagen synthesis by fibroblasts. The composition is also applied to tissue to facilitate the growth of hair.

In addition to chronic wound healing, there are numerous uses of platelet gel in various settings throughout healthcare, including the following areas:



Orthopedics                                   Neurosurgery
Oral & Maxillofacial Surgery                  Gynecology
Urology                                       Otolaryngology
General Surgery                               Vascular
Cardio-thoracic                               Plastic Surgery

To prevent disclosure of our trade secrets, we restrict access to our proprietary information and all of our employees, consultants, and other persons with access to our proprietary information to execute confidentiality agreements. We have also commenced litigation against those persons believed to be infringing on our intellectual property assets seeking both damages and injunctive relief. Despite these efforts, we may not be able to prevent misappropriation of its technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our Intellectual Property Assets is difficult. Litigation necessary to enforce our Intellectual Property Assets could result in substantial costs and diversion of resources.

We intend to vigorously protect our intellectual property assets against infringement and position Cytomedix to capture significant licensing and royalty revenue. Our intellectual property portfolio provides us broad claims to the use of platelets releasates for the healing of wounds and other damaged tissues. Our intellectual property position is that the activation of platelets for clinical use in any field is protected by our patent portfolio, and that any party producing a product involving the utilization of platelet releasate to facilitate wound healing must have a license under the Knighton Patent or Worden Patent to avoid infringement.

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                         The Curative Royalty Agreement

We entered into a royalty agreement, as later amended, with Curative (the "Curative Royalty Agreement") contemporaneously with our purchase of certain intellectual property and assets from Curative in January 2001. Under this royalty agreement, we agreed to pay Curative a six percent royalty for sales of Procuren to customers other than Curative. On March 21, 2001, we entered into a licensing agreement with DePuy Spine, Inc. (f/k/a DePuy AcroMed, Inc.) ("DePuy"), a subsidiary of Johnson and Johnson. Under this agreement (which was amended on March 8, 2005 to eliminate exclusivity), we granted to DePuy a license relating to platelet-based growth factors in the specific field of use covering diagnostic and therapeutic spinal, neurosurgery and orthopedic surgery. Under the terms of the Curative Royalty Agreement, we are required to pay Curative approximately 92.3% of the royalties collected from DePuy under this first license agreement (as amended).

Under a separate agreement dated effective as of August 9, 2001, between Curative and Waverly Holdings, LLC, Curative assigned to Waverly all royalties in excess of three percent of our aggregate net sales of Procuren and/or "Future Products." Waverly also obtained from Curative in this agreement a covenant that in the event Curative should become the sole owner or possessor of any patents covered by the security interests granted under the Curative Royalty Agreement, Curative will transfer ownership of such patents to Waverly, reserving for itself only its rights to payments of amounts due there under.

On December 5, 2002, we entered into a Second Amendment to the Curative Royalty Agreement. This Second Amendment provides that we will pay Curative ten percent of the aggregate amount received by Cytomedix relating to the intellectual property acquired from Curative (i.e. the Knighton Patent) in January 2001 excluding the amounts considered in the first DePuy licensing agreement and the patent in which The AutoloGel(TM) System currently relies upon.

No royalties from licensing the Worden Patent are payable to Curative.

                          The Worden Royalty Agreement

Charles E. Worden, Sr., is the sole inventor of the intellectual property covered by U.S. Patent No. 6,303,112 (the "Worden Patent") as well as the sole inventor and initial applicant on the first non-provisional patent application (PCT/US99/02981), the parent application to the submission from which the Worden Patent was issued. Mr. Worden also invented all of the technology described in the various United States and foreign patent applications listing Mr. Worden as sole inventor. The Worden Patent and the technology described in the various applications are referred to collectively as the "Worden-Related Patents."

We have entered into both a patent license agreement and a substitute royalty agreement with Mr. Worden, both of which became effective on July 11, 2002. Under the patent license agreement, we have agreed to license to Mr. Worden and his assigns the use of the Worden-Related Patents for veterinary applications. Under the substitute royalty agreement, we have agreed (i) to pay a five percent royalty from profits from the sale, licensing, or other exploitation of the Worden-Related Patents (with a minimum of $6,250 per month and up to a maximum of $600,000 per year), and (ii) to grant Mr. Worden a security interest in the Worden-Related Patents to secure payment of these royalties.

Government Approval

We have sought to ensure compliance with the FDA regulations and policies as enforced in the field of platelet gel therapies and have determined that each component of The AutoloGel(TM) System is a legally marketed product that has either been cleared by FDA for marketing or is exempt from premarket clearance. In its current form, AutoloGel(TM) is currently available without specific claims for wound healing to be used at the physician's discretion. We believe that the "physician's practice of medicine" provision of the Federal Food, Drug and Cosmetic Act permits the use of legally marketed devices for any condition or disease within a legitimate doctor-patient relationship as long as we do not make specific claims for the product.

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Government Regulation

During 2003, we made a business decision to undertake a prospective, randomized, blinded and controlled trial under the jurisdiction of the FDA for our primary product, The AutoloGel(TM) System, to independently demonstrate the safety and efficacy for the scientific and reimbursement community, as well as for FDA. In making this decision, we have voluntarily placed the Company under increased FDA oversight and the regulations governing medical devices.

Before a new medical device can be introduced to the market, the manufacturer must generally obtain FDA clearance or approval. In the United States, medical devices are classified into one of three classes - Class I, II or III. The controls applied by the FDA to the different classifications are those believed by the FDA to be necessary to provide reasonable assurance that the device is safe and effective. Class I devices are non-critical products which can be adequately regulated by "general controls" that include provisions relating to labeling, manufacturer registration, defect notification, records and reports, and Good Manufacturing Practices ("GMP") (Most Class I devices are exempt from pre-market notification and some are also exempt from GMP requirements). Class II devices are products for which the general controls of Class I devices, by themselves, are not sufficient to assure safety and effectiveness and therefore require special controls. Additional special controls for Class II devices include performance standards, post-market surveillance patient registries, and the use of FDA guidelines. Standards may include both design and performance requirements. Class III devices have the most restrictive controls and require pre-market approval by the FDA. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices. The FDA inspects medical device manufacturers and distributors and has a broad authority to order recalls of medical devices, to seize non-complying medical devices, and to criminally prosecute violators.

Section 510(K) of the Federal Food, Drug and Cosmetic Act requires individuals or companies manufacturing medical devices intended for human use to file a notice with the FDA at least ninety (90) days before introducing the device into the market. This notice, commonly referred to as "510(K) notification", must identify the type of classified device into which the product falls, the class of that type, and a specific product already being marketed to which the product is "substantially equivalent". In some instances the 510(K) notification must include data from human clinical studies in order to establish "substantial equivalence". If the registrant states the device in unclassified, but nonetheless claims substantial equivalence to the marketed device or recognized diagnostic procedure, it must explain the basis for determination. The FDA must agree with the claim of "substantial equivalence" before the device can be marketed. If a product is Class III and does not qualify for the 510(K) process, then the FDA must approve a pre-market approval (PMA) application before marketing can begin. PMA applications must demonstrate, among other factors, that the device in question is safe and effective. Obtaining a PMA application approval can take several years, depending upon the complexity of the issues involved with the device. Clearance pursuant to the 510(K) process can be obtained in comparatively less time.

During the second quarter of 2003, we received 510(K) clearance for The AutoloGel(TM) System's centrifuge which is a component of The AutoloGel(TM) System. In addition, to implement the clinical trial, we submitted an "Investigational Device Exemption" (IDE) application to the FDA under the rules and regulations codified at 21 C.F.R. Part 812. After review by the FDA, this application was approved on March 5, 2004, thus allowing us to begin the study.

Devices that we distribute are subject to pervasive and continuing regulation by the FDA and certain state agencies, including record-keeping requirements, good manufacturing practices and mandatory reporting of certain adverse experiences resulting from use of the devices. Labeling and promotional activities are subject to regulation by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses and the FDA scrutinizes the labeling and advertising of medical devices to ensure that unapproved uses of medical devices are not promoted.

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Fraud and Abuse Laws

We may also be indirectly subject to federal and state physician self referral laws. Federal physician self-referral legislation (commonly known as the Stark
Law) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain "designated health services" if the physician or an immediate family member has any financial relationship with the entity. A person who engages in a scheme to circumvent the Stark Law's referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal health care programs such as Medicare and Medicaid. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a health care provider to their patients when referring patients to that provider. Both the scope and exception for such laws vary from state to state.

We may also be subject to federal and state anti-kickback laws. Section 1128B
(b) of the Social Security Act, commonly referred to as the Anti-Kickback Law, prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal health care program such as Medicare and Medicaid. The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are otherwise lawful in businesses outside of the health care industry. The U.S. Department of Health and Human Services ("DHHS") has issued regulations, commonly known as safe harbors that set forth certain provisions which, if fully met, will assure health care providers and other parties that they will not be prosecuted under the federal Anti-Kickback Law. Although full compliance with these provisions ensures against prosecution under the Anti-Kickback Law, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Law will be pursued. The penalties for violating the Anti-Kickback Law include imprisonment for up to five years, fines of up to $250,000 per violation for individuals and up to $500,000 per violation for companies and possible exclusion from federal health care programs. Many states have adopted laws similar to the federal Anti-Kickback Law, and some of these state prohibitions apply to patients for health care services reimbursed by any source, not only federal health care programs such as Medicare and Medicaid.

In addition, there are two other health care fraud laws to which we may be subject, one which prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any health care benefit program, including private payers ("fraud on a health benefit plan") and one which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for health care benefits, items or services. These laws apply to any health benefit plan, not just Medicare and Medicaid.

We may also be subject to other laws which prohibit submitting claims for payment or causing such claims to be submitted that are false. Violation of these false claims statutes may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim (or causing the submission of a false claim) or the knowing use of false statements to obtain payment from the U.S. federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act can be brought by an individual on behalf of the government (a "qui tam action"). Such individuals (known as "qui tam relators") may share in the amounts paid by the entity to the government in fines or settlement. In addition certain states have enacted laws modeled after the False Claims Act. "Qui tam" actions have increased significantly in recent years causing greater numbers of health care companies to have to defend false claim actions, pay fines or be excluded from the Medicare, Medicaid or other federal or state health care programs as a result of an investigation arising out of such action.

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Several states also have referral, fee splitting and other similar laws that may restrict the payment or receipt of remuneration in connection with the purchase or rental of medical equipment and supplies. State laws vary in scope and have been infrequently interpreted by courts and regulatory agencies, but may apply to all health care products and services, regardless of whether Medicaid or Medicare funds are involved.

Environmental Laws

We are not aware of any material costs or effects resulting from our compliance with any federal, state or local environmental laws.

Research And Development

We have engaged in limited research and development work during our reorganization and subsequent implementation of the new business plan. In 2002, we engaged independent research facilities to perform initial evaluations documenting the existence of the fibrin matrix structure and multiple growth factors. In addition, a Wound Data Analysis System was developed to assist clients in objectively assessing changes in wound measurements due to the impact of use of the AutoloGel(TM) System or any other treatment modalities. Because these activities plus other testing activities were not aimed at developing a new process or technique, the expenses associated with these activities are not characterized as research and development costs in our audited financial statements.

Employees

We currently employ ten full-time employees. These include three executive officers, Kshitij Mohan as Chief Executive Officer, Mr. Andrew Maslan as Chief Financial Officer and Ms. Carelyn Fylling as Vice President of Professional Services. In addition to these named persons, we employ an office manager/assistant controller, a national accounts manager, a territory sales manager, two clinicians, and a part-time regulatory specialist. We have retained BDR Consulting, Inc. (Mr. Jimmy D. Swink, Jr.) as consultant to the Board.

Reports to Security Holders

Our common stock is registered under the Securities Exchange Act of 1934, and we are therefore required to file certain periodic and current event reports with the Securities and Exchange Commission as required by that Act. Upon request, we will provide any security holder with a copy of our annual report which includes our audited financial statements. You may read and copy all reports and other materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC also maintains a website where you can view and print all reports, proxy and information statements, and other information filed with the SEC. The address of this website is www.sec.gov.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Below is a discussion of our operations for the two years ended December 31, 2004, and for the three and six month periods ended June, 2005 and 2004.. This discussion should be read together with the financial statements and the notes to the financial statements contained elsewhere in this document. The results of operations and the notes to the financial statements pertain to the years ending December 31, 2004 and 2003, and for the three and six month periods ending June 30, 2005 and 2004.

We are a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7. Our main activities during this start-up phase have consisted of recruiting and hiring a new management team and corresponding personnel, as well as the development of both a short and long-range business plan that has included all aspects of the business. Considerable resources were expended in previous years and continuing into 2005 on non-reoccurring activities relating to the legal defense of our patents, researching and preparing the IDE for submission to the FDA, including development of the protocol for our FDA clinical trials, the subsequent initiation of clinical trials, and securing and diversifying our current and anticipated capital requirements.

  Comparative Results Of Operations For The 12 Months Ending December 31, 2004
                                    And 2003

For the twelve months ending December 31, 2004, we had revenue of $1,145,591 as compared to revenue of $1,086,922 for the twelve months ending December 31, 2003, an increase of $58,669 or 5.39%. Revenues are generated from two sources: from the sale of disposable kits and reagents and from royalties received from licensing activities. Comparing 2004 to 2003, revenues increased $91,931or 26.04%, from the sale of kits and reagents ($444,932 in 2004 as compared to $353,001 in 2003). This increase between years is primarily attributable to the diversification of our marketing efforts into other areas besides the large health care chains. During 2004, revenues received from two large health care chains declined from $161,065 to $116,724 or 27.5%. However, increased revenues generated from the Illinois Department of Public Aid, $44,255, the Indian Health Service, $36,522, and from the commercial insurance market, $84,655 ($101,224 as compared to $16,569) more than exceeded this shortfall. Revenues from royalties and licensing activities were $700,659 in 2004 as compared to $733,922 in 2003, a decrease of $33,263 or 4.53%. This decrease is attributable to the DePuy licensing arrangement.

Gross profit for the twelve months ending December 31, 2004 was $433,764 or $37.86% of revenue as compared to gross profit of $328,490 or 30.22% for the comparable period in 2003. The gross profit from the sale of disposable kits and reagents increased 24.96% from a gross profit earned in 2004 of 68.47% as compared to the 54.79% earned in 2003. This increase is attributable to the diversification of our sales and marketing efforts that are focusing on more profitable sectors of the market. The decline in revenues from the large health care chains also contributed to this increase as pricing has been at substandard ranges due to the volumes purchased and the competitiveness of this segment of the market. While revenues decreased from royalties received from licensing activities, the gross profit margins remained flat at 18.4% for both 2003 and 2004. We record revenue of $81,448 per year on the initial deposit of $750,000 paid by DePuy in 2001 for the licensing rights to our patent. The current royalties received quarterly reflect a gross profit of 7.7%.

Operating Expenses for the twelve months ending December 31, 2004 were $8,622,124 with non-cash equity based expenses of $3,097,256 as compared to 2003 operating expenses of $4,460,195 with non-cash equity based expenses of $975,201. This results in a net increase in net operating expense excluding non-cash equity based expenses between years of $2,039,784 or 58.53%.

Financial Information Not In Conformity With Generally Accepted Accounting Principles

We rely heavily on the use of equity based compensation for employees, consultants and other parties that provide services to us. Throughout this report, we have presented income statement items in conformity with generally accepted accounting principles ("GAAP"). However, due to the magnitude of this non-cash expense during 2004, the following exhibits highlight the impact of this equity based compensation on our operating expenses. The exhibits below present our operating expenses in accordance with generally accepted accounting principles ("GAAP") and present the amount of equity based compensation expense included in the respective expense accounts and also the respective expenses without the equity based compensation which is not in accordance with GAAP ("NON-GAAP"). The following exhibits are presented to provide an alternative comparison of expenditures between years.

Salaries and Wages



                                                                                   NON-GAAP SALARIES
                                 GAAP SALARIES                                   WITHOUT EQUITY BASED
YEAR ENDED DECEMBER 31            AS REPORTED         EQUITY BASED COMPENSATEION     COMPENSATION
----------------------            -----------         --------------------------     ------------

         2004                    $1,769,170               (1) $578,402              $ 1,190,768


         2003                       954,315                         --                  954,315
                                -----------                -----------              ------------

  Increase (decrease)           $   814,855                  $ 578,402              $   236,453
                                ===========                ===========              ===========



(1) Consists of the value of options to purchase common stock granted to Kent Smith and Mark Cline in accordance with their respective termination agreements, $115,938 and $204,000, respectively. Also includes the amortization of stock options granted to Dr. Mohan valued at $258,464.

Net salaries and wages for the year ended December 31, 2004 was $1,190,768 as compared to $954,315 for the comparable period in 2003, an increase of $236,453 or 24.78%. This increase is substantially attributable to the change in the Chief Executive Officer compensation and the increase from two to four executive level positions during part of 2004 (one position was eliminated in July 2004). Through a majority of 2003, we maintained two executive level positions. This increase was partially mitigated by the elimination of three lower-level positions in September 2004. During 2004, we incurred expenses relating to executive compensation of $504,281 with a bonus accrual of $100,237; this is a total of $604,518 in 2004 as compared to $352,542 incurred for 2003, an increase of $251,976 or 71.47%.

Consulting and Related Party Consulting



                                                                                    NON-GAAP SALARIES
                                 GAAP CONSULTING                                     WITHOUT EQUITY
YEAR ENDED DECEMBER 31            AS REPORTED         EQUITY BASED COMPENSATEION    BASED COMPENSATION
----------------------            -----------         --------------------------     -----------------
         2004                    $3,230,090             (1) $2,462,427                   $767,663

         2003                     1,532,160             (2)    973,164                    558,996
                               ------------                -----------                ------------

  Increase (decrease)          $  1,697,930                 $1,489,263                   $208,667
                               ============                 ==========                ============



(1) Consists of amounts paid to Nadine C. Smith totaling $830,738, $1,102,604 for investment banking/financing support, $289,027 to BDR Consulting, and $240,058 to The Carmen Group.

(2) Consists of amounts paid to Nadine C. Smith totaling $550,313, $273,817 for investment banking/financing support, $97,162 to BDR Consulting, and $51,872 to The Carmen Group.

For the year ended December 31, 2004, the net consulting and related party consulting excluding the equity based compensation was $767,663 as compared to $558,996 for the comparable period in 2003; an increase of $208,667 or 37.32%. This increase is comprised of $45,000 of contractual payments to FEQ Investments, $60,000 in 2004 as compared to $15,000 in 2003; a new contract with Maier and Company for public relations assistance, $35,200 in 2004; payments to Burnham-Hill for consulting and placement agent services totaling $30,000; short-term contracts with other consultants utilized for commercial insurance reimbursement assistance, state Medicaid consulting, etc. totaling $43,823; $28,450 to InteCap for licensing strategies and modeling services; and an additional $15,000 to BDR Consulting for special project assistance ($123,000 in 2004 as compared to 108,000 in 2003).

Professional Fees

For the year ended December 31, 2004, professional fees were $867,928 as compared to $672,136 incurred for 2003, an increase of $195,792 or 29.13%. During 2004, $655,571 in legal expenses relating to various lawsuits was incurred as compared to $546,040 incurred in 2003, an increase of $109,531 or 20.06%. Of this amount, we incurred legal expenses of $327,284 attributable to the litigation in defense of our patents as compared to $196,135 in 2003, an increase of $131,149 or 66.87%. Additionally, we incurred legal fees of $74,356 attributable to the private financings completed in March 2004 and the subsequent filing of the registration statement in May 2004. This amount was appropriately netted against the proceeds from the private placement. As an offset to these fees, our legal expenditures for general corporate matters and securities compliance decreased in 2004 as compared to the 2003 expenditures.

Another significant component of professional fees is the audit and tax fees charged by our outside auditor. During 2004, audit and tax fees were $254,900 as compared to $174,000 incurred in 2003, an increase of $80,900 or 46.49%. During 2004, accounting fees increased substantially due to their involvement with the private placements and subsequent registration statement. This increase was mitigated in part by an offsetting decrease in the fees incurred for quarterly filings.

Royalty Expense-Related Party

The royalty expense-related party expenditures for 2004 were $75,000 as compared to $76,676 incurred in 2003. These expenditures are made to Mr. Charles Wordon as compensation for use of his patent.

Clinical Trial Related Expense

During 2004, we began the clinical trials as is described throughout this report. During 2004, we incurred expenditures of $1,385,120 related to the clinical trials. During 2003, our focus was to prepare and gain approval for the clinical trial. During 2003, we incurred expenses of $269,904 toward this end.

General and Administrative

For the year ended December 31, 2004, we incurred General and Administrative expenses of $1,294,816 as compared to $955,004 for the comparable period in 2003, an increase of $339,812 or 35.58%. A substantial part of this increase is attributable to an increase in travel and entertainment of $119,475 of which $56,236 is attributable to the cost of relocating the office and temporary living expenses for those employees involved with the relocation of the corporate offices from Little Rock, Arkansas to Rockville, Maryland. We also experienced large increases in 2004 as compared to 2003 in general insurance of $41,826 attributable to the increased levels of coverage required for the clinical trials and enhanced coverage on the Directors and Officers liability policy. Additional increases were also experienced in office supplies, $31,894, attributable to the move, and freight and postage of $38,606 attributable to the clinical trials. Also, amortization expense reflected an increase of $21,522 with bad debt expense increasing $46,684 between years.

For the year ended December 31, 2004, we earned $54,241 in interest derived from investing excess cash in short term, fixed income vehicles and from the interest earned on the outstanding subscriptions.

Liquidity And Capital Resources As Of December 31, 2004

Our cash position as of December 31, 2004 is as follows:



  Cash on Hand                   $3,274,934
  Restricted Cash                    21,375
  Subscriptions Receivable          831,599
                                  ---------
Total Sources of Cash            $4,127,908

Committed Cash for Completion
  Of Clinical Trials             (1,750,000)
                                  ---------
Cash Available for Operations    $2,377,908
                                  =========

During the first quarter of 2005, we received $831,599 of the subscriptions receivable which were in arrears at December 31, 2004. Additionally, from January 1 through March 15, 2005, we received an additional $1,210,538 from the exercise of warrants and options. With this additional cash injection, we believe that we have adequate cash on hand to fund operations for the next twelve months. However, for subsequent periods, cash may be required if the clinical trials require substantially more cash than expected or if anticipated operating revenues do not materialize and if the cost of operations increase substantially.

             COMPARATIVE RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED
                             JUNE 30, 2005 AND 2004.

During the six months ended June 30, 2005, we had revenues of $576,303 as compared to revenues of $567,565 for the six months ended June 30, 2004; an increase of $8,738. Revenues are normally generated from two sources: the sale of disposable kits and reagents and royalties received from licensing activities. Comparing the six months ended June 30 in 2005 to 2004, revenues decreased $64,464 or 28.86%, from the sale of kits and reagents ($158,884 as compared to $223,348). This decrease is primarily attributable to the substantial decrease in revenues generated from two of our large nursing home customers. During 2004, these two customers generated revenues of $81,157 or 36.36% of the sales of kits and reagents. During 2005, these customers generated revenues of $10,159 or 6.39% of the sales of kits and reagents; a net decrease of $70,998 between years. Additionally, the commercial insurance revenues decreased $32,339 as compared to 2004 due to increased difficulty in qualifying patients for reimbursement. During 2005, we were able to mitigate these decreases through additional revenues from the non-reimbursement sensitive segment of the market of $60,157. Revenues from royalties and licensing activities in the first six months of 2005 increased $73,202 or 21.26%, ($417,419 as compared to $344,217). This increase is primarily attributable to royalties earned from the new licensing agreement with Medtronic resulting from the patent litigation settlement.

Gross profit for the six months ended June 30, 2005 was $217,856 or 37.80% of revenues as compared to gross profit of $216,692 or 38.18% of revenues for the comparable period in 2004. The gross profit from the sale of disposable kits and reagents decreased 4.26% from a profit margin of 68.53% earned in 2004 to 65.61% in 2005. This decrease is attributable to the fact that we have initiated more aggressive sales and marketing programs requiring considerable no-charge treatments in an effort to penetrate more profitable segments of the market.

Operating Expenses for the six months ended June 30, 2005 were $4,260,161 (with non-cash equity-based compensation expenses of $885,478) as compared to $4,698,812 during the same period in 2004 (with non-cash equity-based compensation expenses of $2,142,741). This results in a net increase, excluding non-cash equity-based compensation expenses of $818,612 or 32.03% as described below.

OPERATING EXPENSE INFORMATION NOT IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

We rely heavily on the use of equity based compensation for services by various consultants and other parties that provide services to the Company. Due to the magnitude of this non-cash expense for the six months ended June 30, 2005 and 2004, the following exhibit highlights the impact of this equity based compensation on our operating expenses. The exhibit below presents our operating expenses in accordance with generally accepted accounting principles ("GAAP") and presents the amount of equity based compensation expense included in the respective expense accounts and then reflects the operating expenses without the equity based compensation which is not in accordance with GAAP ("NON-GAAP"). The following exhibit is presented to provide an additional tool to evaluate our operating expenditures between years.

                                 CYTOMEDIX, INC.
                           OPERATING EXPENSE ANALYSIS
                         SIX MONTHS ENDED JUNE 30, 2005

                                                                               NON-GAAP
                                                                           OPERATING EXPENSES
      ACCOUNT                         GAAP              EQUITY BASED         WITHOUT EQUITY
                                   AS REPORTED          COMPENSATION       BASED COMPENSATION
------------------------------------------------------------------------------------------------
Salaries and wages                $ 1,111,007              ($ 415,771)      $   695,236

Consulting expenses                   467,931                (230,699)          237,232

Consulting expenses - related party   131,764                 (77,764)           54,000

Professional fees                     679,733                       -           679,733

Royalty expenses - related party       37,500                       -            37,500

Clinical trial related expenses       957,536                       -           957,536

General and administrative expenses   874,690                (161,244)          713,446
                                  -----------             -----------       -----------

    Total operating expenses      $ 4,260,161             ($  885,478)      $ 3,377,683
                                  ===========             ===========       ===========

SALARIES AND WAGES

Salaries and wages expense for the six months ended June 30, 2005 was $1,111,007, of which $415,771 was non-cash equity based compensation, a net cash expense of $695,236. Salaries and wages expense for the six months ended June 30, 2004 was $980,393, of which $391,972 was non-cash equity based compensation; a net cash expense of $588,421. This represents a net cash increase of $106,815 between periods. As of June 30, 2005 and 2004, we employed ten full time employees and one part time employee. Yet, the executive compensation costs for the current period are considerably higher and include additional executive bonus accruals of $118,413 which accounts for the increase in the net cash expense between years.

For the six months ended June 30, 2005, the equity based compensation is attributable entirely to awards of options and accruals for future issuance of options to our CEO. For the comparable period for 2004, the equity based compensation was substantially attributable to the full value of option awards for two terminated executives.

CONSULTING AND RELATED PARTY CONSULTING EXPENSES

Consulting and related party consulting expense for the six months ended June 30, 2005, amounted to $599,695 of which $308,463 was non-cash equity-based compensation; a net cash expense of $291,232. For the comparable period ended in 2004, this expense was $2,081,939 of which $1,711,645 was non-cash equity-based compensation; a net cash expense of $370,294 and a net cash decrease of $79,062 between years. During 2004, we relied upon the issuance of options to purchase common stock to attract and retain senior level consultants to assist in all phases of the operations. This included strategic planning, financing related support, governmental/support and lobbying and on-going managerial support provided by BDR Consulting, Inc. For the six months ended June 30, 2005, we significantly curtailed the use of consultants for financing related support and eliminated expenditures for governmental support and lobbying. We continued to utilize BDR Consulting, Inc. through June 2005. Other agreements expired earlier in the year.

PROFESSIONAL FEES

Professional fees, which consist primarily of legal and accounting services during the six months ended June 30, 2005, amounted to $679,733 as compared to $366,949, of which $5,124 was non-cash equity-based compensation, in 2004; a net cash increase of $317,908 or 87.86%. The increase between years is primarily attributable to an increase in legal and litigation related expenses of $272,500 ($506,131 as compared to $233,631) and an increase in the auditing/accounting fees of $64,558 ($169,500 as compared to $104,942). The remaining increase in professional fees is primarily attributed to an increase of litigation related expenditures of $400,202 ($462,885 as compared to $62,683) attributable to suits filed against various parties. The increase in the auditing/accounting fees is primarily attributed to the increased costs of audit services due to Sarbanes-Oxley legislation enacted in 2002.

CLINICAL TRIAL RELATED EXPENSES

During the six months ended June 30, 2005, we incurred expenses of $957,536 as compared to expenditures of $603,080 for the comparable period of 2004; an increase of $354,456. During 2005, the trials have been in the active treatment phase of the testing requiring significant expenditures for the various clinical locations participating in the trials as compared to 2004. Additionally, we have contractually compensated our CRO for six months in 2005 as compared to three months in 2004.

GENERAL AND ADMINISTRATIVE EXPENSES

For the six months ended June 30, 2005, we incurred general and administrative expenses of $874,690 of which $161,244 was non-cash equity based compensation for the board of directors and the medical advisory board: a net cash expense of $713,446. For the comparable period of 2004, the Company incurred expenditures of $628,951 of which $34,000 was non-cash equity based compensation; a net cash expense of $594,951. Between periods, general and administrative net cash expenses increased $118,493, 19.92% above prior year, which was substantially attributable to the application and filing fees attributable to the listing of our common stock on the American Stock Exchange of $76,666 and the increase in Board of Director compensation and expenses of $26,296.


OTHER INCOME/EXPENSES

Related party royalty expenses of $37,500 were paid to Mr. Charles E. Worden for each of the periods covering the six months ended June 30, 2005 and 2004, respectively.

Other income for the six months ended June 30, 2005 amounted to $676,062 as compared to $14,141 for the comparable period in 2004. Of this amount, interest income of $41,130 was recorded for 2005 and $4,432 was recorded attributable to various expense recoveries. Additionally, patent litigation settlements (net of related costs) were recorded in the amount of $858,000. This amount consisted of gross proceeds of $1,180,000 from the patent litigation settlements with Medtronic and Harvest, net of the related royalty and contingent legal fees in the amount of $322,000. Since 2003, we have incurred expenses of $634,000 (excluding royalty and contingent legal fees) for the patent enforcement actions. Of this amount, $437,000 was incurred during the first six months of 2005. These fees have primarily been included in Professional fees.

Offsetting this income in 2005 were expenses relating to the settlement of contract litigation. On March 23, 2005, the we issued 65,000 shares of the Company's common stock to Keith Bennett in full settlement and release of all claims arising out of bankruptcy that were asserted or could have been asserted by Bennett against us and our affiliates, agents, officers or directors. As of that date, we recorded the full value of the stock as expense at the day's closing price of $3.50 per share or $227,500.

            COMPARATIVE RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED
                             JUNE 30, 2005 AND 2004.

During the three months ended June 30, 2005, we had revenues of $305,129 as compared to revenues of $261,215 for the three months ended June 30, 2004; an increase of $43,914. Revenues are normally generated from two sources: the sale of disposable kits and reagents and royalties received from licensing activities. Comparing the three months ending June 30 in 2005 to 2004, revenues decreased $53,561 or 54.30%, from the sale of kits and reagents ($45,072 as compared to $98,633). This decrease is primarily attributable to the substantial decrease in revenues generated from two of our large nursing home customers. During 2004, these two customers generated revenues of $33,432 or 33.90% of the sales of kits and reagents. During 2005, these customers generated revenues of $5,659 or 12.56% of the sales of kits and reagents; a net decrease of $27,773 between years. Additionally, the commercial insurance revenues decreased $13,560 as compared to 2004 due to increased difficulty in qualifying patients for reimbursement. Revenues from royalties and licensing activities in the first quarter of 2005 increased $97,475 or 59.94%, ($260,057 as compared to $162,582).
This increase is primarily attributable to royalties earned from the new licensing agreement with Medtronic resulting from the patent litigation settlement.

Gross profit for the three months ended June 30, 2005 was $101,123 or 33.14% of revenues as compared to gross profit of $115,986 or 44.40% of revenues for the comparable period in 2004. The gross profit from the sale of disposable kits and reagents decreased 52.43% from a profit margin of 85.86% earned in 2004 to 40.84% in 2005. This decrease is attributable to the fact that we have initiated more aggressive sales and marketing programs requiring considerable no-charge treatments in an effort to penetrate more profitable segments of the market.

Operating Expenses for the six months ended June 30, 2005 were $2,250,516 (with non-cash equity based compensation expenses of $475,329) as compared to $2,146,042 during the same period in 2004 (with non-cash equity-based compensation expenses of $696,622). This results in a net increase, excluding non-cash equity-based compensation expenses of $325,767 or 22.47% as described below.

OPERATING EXPENSE INFORMATION NOT IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

We rely heavily on the use of equity based compensation for services by various consultants and other parties that provide services to the Company. Due to the magnitude of this non-cash expense for the three months ended June 30, 2005 and 2004, the following exhibit highlights the impact of this equity based compensation on our operating expenses. The exhibit below presents our operating expenses in accordance with generally accepted accounting principles ("GAAP") and presents the amount of equity based compensation expense included in the respective expense accounts and then reflects the operating expenses without the equity based compensation which is not in accordance with GAAP ("NON-GAAP"). The following exhibit is presented to provide an additional tool to evaluate our operating expenditures between years.

                                 CYTOMEDIX, INC.
                           OPERATING EXPENSE ANALYSIS
                        THREE MONTHS ENDED JUNE 30, 2005

                                                                               NON-GAAP
                                                            NET            OPERATING EXPENSES
      ACCOUNT                         GAAP              EQUITY BASED         WITHOUT EQUITY
                                   AS REPORTED          COMPENSATION       BASED COMPENSATION
------------------------------------------------------------------------------------------------
Salaries and wages                $   443,964              ($  88,351)      $  355,613

Consulting expense                    361,005                (205,450)         155,555

Consulting expense - related party     47,284                 (20,284)          27,000

Professional fees                     396,907                       -          396,907

Royalty expenses - related party       18,750                       -           18,750

Clinical trial related expenses       433,621                       -          433,621

General and administrative expenses   548,985                (161,244)         387,741
                                  ------------              -----------      ----------

    Total Operating Expenses      $ 2,250,516              ($ 475,329)     $ 1,775,187
                                  ============             ============      ==========


SALARIES AND WAGES

Salaries and wages expense for the three months ended June 30, 2005 amounted to $443,964 of which $88,351 was non-cash equity based compensation, a net cash expense of $355,613 as compared to $604,882 of which $276.032 was non-cash equity based compensation; a net cash expense of $328,850 for the three months ending June 30, 2004.; i.e. a net cash increase of $26,763 between years. As of June 30, 2005, we employed ten full time employees and one part time employee as compared to ten and one for the comparable period in 2004. Yet, the executive compensation costs for the current period are considerably higher and include additional executive bonus accruals of $33,006 which accounts for the increase in the net cash expense between years.

For the three months ended June 30, 2005, the equity based compensation is attributable entirely to awards of options and accruals for future issuance of options to the Company's CEO. For the comparable period for 2004, the equity based compensation was substantially attributable to the full value of option awards for a terminated executive plus accruals for the equity based compensation for the current CEO.

CONSULTING AND RELATED PARTY CONSULTING EXPENSES

Consulting and related party consulting expense for the three months ended June 30, 2005, amounted to $408,289 of which $225,734 was non-cash equity-based compensation; a net cash expense of $182,555. For the comparable period ended in 2004, this expense was $624,693 of which $401,028 was non-cash equity-based compensation; a net cash expense of $233,665 and a net cash decrease of $51,110 between years. During 2004, we relied upon the issuance of options to purchase common stock to attract and retain senior level consultants to assist in all phases of the operations. This included strategic planning, financing related support, governmental/support and lobbying and on-going managerial support provided by BDR Consulting, Inc. For the three months ended June 30, 2005, we significantly curtailed the use of consultants for financing related support and eliminated expenditures for governmental support and lobbying with the exception of BDR Consulting, Inc. During the three months ending June 30, 2004, we incurred net cash expenses of $129,754 for services that have been eliminated, which has been offset in 2005 with expenditures of $65,000 for executive search firm fees for the placement of two executives during the quarter.

PROFESSIONAL FEES

Professional fees, which consist substantially of legal and accounting services, for the three months ended June 30, 2005, amounted to $396,907 as compared to $198,360, of which $2,562 was non-cash equity-based compensation; a net cash expense of $195,798 in 2004; a net cash increase of $201,109 or 102.71%. The increase between years is primarily attributable to an increase in legal and litigation related expenses of $163,619 ($312,115 as compared to $148,496) and an increase in the auditing/accounting fees of $35,729 ($83,031 as compared to $47,302). The increase in the legal and litigation related expenses is primarily attributed to an increase of litigation related expenditures of $190,490 ($251,646 as compared to $61,156) attributable to lawsuits filed against various parties. The increase in the auditing/accounting fees is primarily attributed to the increased costs of audit services due to Sarbanes-Oxley legislation enacted in 2002.

CLINICAL TRIAL RELATED EXPENSES

For the three months ended June 30, 2005, we incurred expenses of $433,621 as compared to expenditures of $338,099 for the comparable period of 2004; an increase of $95,522. During 2005, we have been in the active treatment phase of the testing requiring significant expenditures for the various clinical locations participating in the trials as compared to 2004.

GENERAL AND ADMINISTRATIVE EXPENSES

For the three months ended June 30, 2005, we incurred general and administrative expenses of $548,985 of which $161,244 was non-cash equity based compensation for the board of directors and the medical advisory board: a net cash expense of $387,741. For the comparable period of 2004, we incurred expenditures of $361,258 of which $17,000 was non-cash equity based compensation; a net cash expense of $344,258. Between years, general and administrative net cash expenses increased $43,483, 12.63% above prior year, and was substantially attributable to the application and filing fees attributable to the listing of its common stock on the American Stock Exchange of $11,666 and the increase in director compensation and expenses of $26,296 incurred during the quarter ended June 30, 2005.

OTHER INCOME/EXPENSES

Related party royalty expenses of $18,750 were paid to Mr. Charles E. Worden for each of the periods covering the three months ended June 30, 2005 and 2004, respectively.

Other income for the three months ended June 30, 2005 amounted to $879,880 as compared to $18,062 for the comparable period in 2004, an increase of $861,818. This increase was primarily attributable to additional income relating to patent litigation settlements (net of related costs) in the amount of $858,000. This amount consisted of gross proceeds of $1,180,000 from the patent litigation settlements with Medtronic and Harvest, net of the related royalty and contingent legal fees in the amount of $322,000. Since 2003, we have incurred expenses of $634,000 (excluding royalty and contingent legal fees) for the patent enforcement actions. Of this amount, $437,000 was incurred during the first six months of 2005. These fees have primarily been included in Professional fees.

MODIFIED EBITDA INFORMATION NOT IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Throughout this prospectus, we have presented income statement items in conformity with generally accepted accounting principles (GAAP). Given the magnitude of the non-cash expenses, we utilize a modified EBITDA (earnings before income taxes, depreciation and amortization and other non cash items) to evaluate and monitor the results of operations. Although EBITDA is a non-GAAP financial measure, we believe that this information will allow for an additional clarification of our performance and provides the readers of the our financial statements an additional tool to evaluate our comparative performance. Following, is a reconciliation of the comparative net (loss) to common shareholders to modified EBITDA utilized by the Company.

                                                         Three Months Ended                         Six Months Ended
                                                              June 30,                                  June 30,
                                                   ------------------------------           -------------------------------
                                                     2005                2004                   2005               2004
                                                ------------        -------------          --------------      ------------
Net  loss to common
  Stockholders as stated                        $ (1,289,383)          (2,112,123)          $ (3,433,492)     $  (7,430,120)

Adjustments to Reconcile net
 loss to common stockholders
 to EBITDA:

 Preferred Dividends accrued                          19,870              100,129                 67,249            162,141

Series C Preferred stock dividend attributable to
 below market beneficial conversion features             ---                  ---                    ---          2,800,000


 Depreciation and amortization of patents             57,091               53,800                113,974            107,790
 Amortization of Research Works Report      (1)          ---               17,000                    ---             34,000
 Amortization - Deferred Consulting Fees    (2)      225,734              403,588                308,463          1,716,769
 Amortization of the value of stock options
  recorded as compensation (net)            (3)      316,751              276,032                577,015            391,972
 Other expense                              (4)          ---                 ---                 227,500                ---
                                                ------------        ------------            ------------       ------------
MODIFIED  EBITDA - NON GAAP                     $(   669,937)       $   1,261,574)          $ (2,139,291)      $ (2,217,448)
                                                ============        =============           ============       ============


(1) Consists of the amortization of stock valued a $68,000 issued in August, 2003 to Research Works as compensation for analyst report.

(2) Consists of the amortization attributable to the value of stock rights issued to various consultants as compensation in lieu of cash.

(3) Consists of the value as determined for the options and rights granted upon termination of Kent Smith, former CEO, and Mark Cline, former President, in 2004. In 2005, this consists of the value of the unqualified options granted to the new CEO net of the contingency accrual of $67,160 that was recorded in March and reversed in April and represented the potential additional value of the bonus if an election was made to receive stock in lieu of cash. Also includes the value as determined for options granted to members of the Board of Directors and members of the Medical Advisory Board.

(4) Consists of 65,000 shares issued to Keith Bennett on March 23, 2005 at the closing price on that date of $3.50 per share.

LIQUIDITY AND CAPITAL RESOURCES
Our current cash position is as follows:

Cash on hand as of June 30, 2005:                                                          $4,194,966
                                                                                         ------------
Less: Cash budgeted for remaining clinical trials expense                                     925,000
Cash required for unpaid obligations relating to patent litigation settlements                442,242
                                                                                         ------------
Cash available for operations as of June  30, 2005                                         $2,827,724
                                                                                         ============


Beginning on July 26, 2005, the Company, at its option and under certain conditions, may call the remaining class C-1 warrants. As of June 30, 2005, 990,200 of the original 1,400,000 warrants remain outstanding, which, if fully exercised, could generate an additional $1,485,000. Also, through July 29, 2005, we have received $657,000 from the exercise of various series of warrants. We believe that we have adequate cash on hand to fund operations for the next twelve months. However, for subsequent periods, additional cash may be required if the clinical trials require substantially more cash than budgeted, operating revenues do not materialize or the cost of operation increases substantially.

PROSPECTS FOR THE FUTURE

Our success is directly dependent on the success of AutoloGel(TM), and we believe that AutoloGel(TM) has a good chance for success in the marketplace for several reasons. In the long-term care, long-term acute care, and home healthcare markets where healthcare products and services are delivered in a capitated environment, the weekly use of AutoloGel(TM) saves both the cost of daily and multiple dressing changes as well as the labor needed to perform these tasks. Combining this significant cost savings in this economically-driven environment with a faster wound-healing rate as shown by our retrospective studies and current reports from clinicians, we expect that both the facility/agency providing the care as well as the wound patient will see added value through the use of AutoloGel(TM). We believe that this model of providing easy-to-access advanced therapy with increased healing in a shorter period of time will be very attractive to all types of capitated health care providers and is actively pursuing these customers at both the group level and, to a lesser degree, the individual facility.

In addition, based on the cost of current treatments and competitive products for this market, the cost of the AutoloGel(TM) System provides an economic benefit. With what we believe to be a strong patent position, we believe we are positioned to successfully introduce the AutoloGel(TM) System while rapidly gaining a significant market share position in the capitated care market. Thereafter, upon the successful completion of a strategy to have the AutoloGel(TM) System reimbursed and approved by the FDA, we believe the product can be successfully positioned against the higher priced biological and device alternatives, as well as more traditional wound therapies (such as wet to moist dressings) based on its efficacy and ease of overall use in hospitals, wound care centers, and physicians' offices.

                             DESCRIPTION OF PROPERTY

We do not own any real property and do not intend to invest in any real property.

Our principal executive offices are located at 416 Hungerford Drive, Suite 330, Rockville, Maryland 20850. We occupy the facilities consisting of 1,740 square feet in Rockville under a three year lease with a provision in the lease that states that at the completion of the first year, with three months advance notice and the payment equal to three months lease payments, we may terminate the lease. Additionally, the lease is all inclusive with the landlord bearing the cost of all utilities and maintenance. Our monthly lease payment is $3,190 per month for the first twelve months. Monthly lease payments for years two and three are scheduled to increase to $3,317 and $3,450 respectively. For the twelve months ended December 31, 2004, we incurred rent expense of $31,899.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Carmen Group

The Carmen Group, Inc. was engaged during the second quarter of 2003 as a business consultant to strategically position and represent us before the federal government and the various federal agencies affecting us. A former director, Robert Burkett, is also a consultant with the Carmen Group, Inc. Effective on October 1, 2003, a formal agreement was signed with the Carmen Group, Inc. for a period of one year to provide services for a flat fee of $15,000 per month plus expenses. Additionally, the agreement stipulates that we would issue to The Carmen Group, Inc. an option to purchase 100,000 shares immediately exercisable at $1.25 with an additional 100,000 shares being issuable one year from the date of agreement at an exercise price of $2.00. This agreement expired on September 30, 2004, and was not renewed.

Kshitij Mohan

Prior to becoming Chief Executive Officer on April 20, 2004, Kshitij Mohan was a consultant to Cytomedix under a Consulting Agreement effective January 1, 2004. On April 20, 2004, Dr. Mohan and Cytomedix entered into a Termination Agreement whereby the Consulting Agreement was terminated. Under the Consulting Agreement, we had agreed to indemnify and hold harmless Dr. Mohan against claims and expenses arising out of his services as a consultant under the Consulting Agreement. Under the Termination Agreement, we agreed to extend the indemnification provisions of the Consulting Agreement until the expiration of any applicable statute of limitations period. Dr. Mohan recently served as Chief Executive Officer of International Remote Imaging System Inc., the predecessor company to Iris International ("IRIS"). We purchased centrifuges from a subsidiary of IRIS during 2004 for use in the clinical trials. As a part of his termination agreement with IRIS, Dr. Mohan was given the title Senior Consultant and received $260,000 per annum through the end of 2004. Dr. Mohan has not provided any consulting services for IRIS since before joining Cytomedix and does not anticipate providing any material time or services in the immediate future. In addition, pursuant to the termination agreement any requests for consulting services by IRIS are subordinate to Dr. Mohan's contractual obligations to Cytomedix.

Mark E. Cline

Pursuant to an employment agreement effective as of November 15, 2003, Mr. Mark
E. Cline assumed the position of President. Under his employment agreement, Mr. Cline was to receive a base salary of $125,000 per annum. Mr. Cline also received options to purchase 175,000 shares of our common stock at a price of $1.50 per share. These options were to vest on November 15, 2004, unless Cytomedix terminated Mr. Cline's employment without cause prior to such date, in which case 1/12th of the options vested on the 15th day of each month beginning on November 15, 2003, and continuing until the date of termination. Mr. Cline also was appointed as a Director by resolution of the Board of Directors on March 1, 2004.

On June 28, 2004, Mr. Cline and Cytomedix entered into a separation agreement and release. Pursuant to this agreement, Mr. Cline tendered his resignation as President and also resigned as a Director of Cytomedix. Mr. Cline also agreed to a covenant not to sue and a release of all known or unknown, fixed or contingent claims which he may have against Cytomedix. As consideration for the agreement, Cytomedix agreed to pay Mr. Cline his base salary, as well as certain other benefits, until July 31, 2004. Additionally, 25,000 of the 175,000 options originally awarded to Mr. Cline expired upon execution of the agreement. The remaining 150,000 shall continue to vest as per the original vesting schedule. As of June 15, 2003, 87,500 options have vested. These options will expire on November 15, 2008.

William L. Allender

The employment agreements with Mr. William L. Allender, to serve as Chief Financial Officer became effective as of November 15, 2003. Under this agreements, Allender was to receive a base salary of $95,000. He also received ten-year options to purchase 175,000 shares of our common stock at an exercise price of $1.50 per share. These options vested one year from the date of grant. On September 9, 2004, the employment agreement with Mr. Allender was amended to provide Mr. Allender a base salary of $110,000 and to provide for bonuses of an additional $20,000 with $15,000 payable in April 2005 and $5,000 payable in September 2005. Additionally, this amendment provided additional language regarding future contract negotiation, relocation and severance benefits upon the occurrence of certain events. On July 15, 2005, Cytomedix, Inc. and Mr. Allender entered into a Separation Agreement and Release under which Mr. Allender remained as the Company's Chief Financial Officer and Secretary until August 15, 2005, and agreed to remain available by telephone for a period of three months following such date. As a severance package, Mr. Allender will receive his regular salary with benefits until January 22, 2006, and the extension of the previously awarded employee stock options with cashless exercise provisions. The parties also agreed that Mr. Allender's departure is not due to any disagreement regarding accounting principles or practices utilized by the Company or financial statement disclosures made by the Company, nor is Mr. Allender's departure the result of the Company's dissatisfaction with Mr. Allender's performance as Chief Financial Officer or Mr. Allender's dissatisfaction with any aspect of the Company's management, policies or actions. Rather, Mr. Allender's departure was due to circumstances caused in large part by the considerable travel required of Mr. Allender during his employment.

              MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of June 1, 2005, our common stock has been listed on the American Stock Exchange under the symbot GTF. Prior to this listing, our common stock was traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol CYME. Set forth below are the high and low closing sale prices for the common stock for each quarter since the quarter beginning January 1, 2002, as reported by NASDAQ and AMEX, as appropriate. These are over-the-counter market quotations and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

------------------------------------- ------------------ -----------------------
Quarter ended:                        High               Low
------------------------------------- ------------------ -----------------------

June 30, 2005                         5.070              3.120
--------------------------------------------------------------------------------
March 31, 2005                        3.500              2.350
--------------------------------------------------------------------------------
December 31, 2004                     2.580              1.990
------------------------------------- ------------------ -----------------------
September 30, 2004                    2.140              1.240
------------------------------------- ------------------ -----------------------
June 30, 2004                         2.830              1.800
------------------------------------- ------------------ -----------------------
March 31, 2004                        2.550              1.150
------------------------------------- ------------------ -----------------------
December 31, 2003                     1.400              .950
------------------------------------- ------------------ -----------------------
September 30, 2003                    1.900              1.260
------------------------------------- ------------------ -----------------------
June 30, 2003                         2.010              .650
------------------------------------- ------------------ -----------------------
March 31, 2003                        1.150              .650
------------------------------------- ------------------ -----------------------

There are approximately 680 shareholders of record of our common stock and 25,668,971 shares of common stock outstanding as of August 12, 2005.

We did not pay dividends to holders of our common stock in 2004, 2003 or 2002. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth. In fact, we are prohibited from declaring dividends on our common stock as long as there are any accrued and unpaid dividends due on the Series A Convertible Preferred, Series B Convertible Preferred, or Series C Convertible Preferred. Once there are no accrued and unpaid dividends on the Series A Convertible Preferred, Series B Convertible Preferred, or Series C Convertible Preferred, any decision to pay cash dividends will depend on our ability to generate earnings, our need for capital, our overall financial condition, and other factors our Board deems relevant.

                             EXECUTIVE COMPENSATION

During 2004, our executive officers consisted of Dr. Kshitij Mohan, Chief Executive Officer (effective April 21, 2004); Mr. William L. Allender, Chief Financial Officer; Ms. Carelyn P. Fylling, Vice President of Professional Services; and Mr. Mark E. Cline, President (through June 29, 2004). We have identified Mr. Jim Swink and Ms. Nadine C. Smith as playing significant roles as consultants to our Board. Therefore, their compensation information is also provided below.

Summary Compensation Table


------------------------------------ ------------ ------------------ -------------------- -------------------
Name and Principal Position          Year         Salary ($)         Restricted Stock     Securities
                                                                     award(s) ($)         underlying
                                                                                          options/SARs
------------------------------------ ------------ ------------------ -------------------- -------------------
Carelyn P. Fylling                   2004         $130,545.28
Vice President of Professional       2003         $130,000.00                             19,077 shares
Services.                                                                                 250,000 shares of
                                     2002         $124,326.92                             common stock (2)
------------------------------------ ------------ ------------------ -------------------- -------------------
William L. Allender                  2004         $100,000.08
Chief Financial Officer              2003         $ 11,875.02                             175,000 shares of
(Effective November 15, 2003                                                              common stock (3)
Resigned August 15, 2005)
------------------------------------ ------------ ------------------ -------------------- -------------------
Mark E. Cline                        2004         $ 72,841.02                             150,000 shares of
Former President                     2003         $ 15,625.02                             common stock (4)
(Effective November 15, 2003
Resigned June 28, 2004)
------------------------------------ ------------ ------------------ -------------------- -------------------
Dr. Kshitij Mohan                    2004         $192,709.28                             1,000,000 shares
Chief Executive Officer                           $ 35,557.50 (5)                         of common stock
(Effective April 21, 2004)                                                                (5)
------------------------------------ ------------ ------------------ -------------------- -------------------
Nadine C. Smith                      2004         $125,000.00
Consultant to the Board              2003         $ 93,750.00                             1,000,000 shares
                                                                                          of common stock
                                                                                          (6)
------------------------------------ ------------ ------------------ -------------------- -------------------
Jimmy D. Swink                       2004         $123,000.00                             200,000 shares of
Consultant to the Board              2003         $108,000.00                             common stock (7)
                                     2002         $ 51,815.39         $389,775 (1)        300,000 shares of
                                                  $ 45,000.00 (7)                         common stock (7)
------------------------------------ ------------ ------------------ -------------------- -------------------



(1) In conjunction with the bankruptcy reorganization plan, a reorganization bonus of 389,775 shares of restricted common stock was issued to Jim D. Swink, Jr. in 2002.

(2) The entry of the court's order confirming the bankruptcy plan constituted an order of the court authorizing us to take certain corporate actions without the need for any further action by the court or any of the officers, directors or shareholder. Pursuant to this order, we were authorized and did take all actions necessary and appropriate to execute and adopt a new Long-Term Incentive Plan. These options were granted on August 7, 2002, pursuant to the Long-Term Incentive Plan effective July 11, 2002 (the Effective Date of the Plan). In 2003, additional shares were granted to Fylling in accordance with her employment agreement.

(3) These options were granted to Mr. Allender under our Long-Term Incentive Plan and in accordance with his employment agreement with an effective date being the first day of employment, November 15, 2003. These options vested on the one year anniversary of employment. Pursuant to the terms of a separation agreement and release between Mr. Allender and the Company, these options have a cashless exercise provision.

(4) Pursuant to his employment agreement, Mr. Cline originally received options to purchase 175,000 shares of our common stock under our Long-Term Incentive Plan. These options were to vest on November 15, 2004, unless Cytomedix terminated Mr. Cline's employment without cause prior to such date, in which case 1/12th of the options vested on the 15th day of each month beginning on November 15, 2003, and continuing until the date of termination. On June 28, 2004, Mr. Cline and Cytomedix entered into a separation agreement and release. Pursuant to this agreement, Mr. Cline tendered his resignation as President and also resigned as a Director of Cytomedix. Additionally, 25,000 of the 175,000 options originally awarded to Mr. Cline expired upon execution of the agreement. The remaining 150,000 vested as per the original vesting schedule and will expire on November 15, 2008.

(5) Prior to accepting the position of Chief Executive Officer, Dr. Mohan performed services for the Company under a contractual basis and was paid $35,557.50 during the contract period. On April 20, 2004, upon acceptance of the position of Chief Executive Officer, Dr. Mohan was awarded 1,000,000 ten-year options to purchase the Company's common stock for $1.50 in accordance with his employment contract. The contract stipulates that 500,000 options vested immediately, and the remaining options vest at a rate of 250,000 annually over the next two years on the anniversary of the original contract.

(6) As part of her consulting agreement, Ms. Smith was awarded 1,000,000, 7 year warrants exercisable at $1.00 per share.

(7) Jimmy D. Swink, Jr. was paid $51,815.39 as an employee during our bankruptcy in 2002 (through July 11, 2002). On July 11, 2002, we entered into a consulting agreement with BDR Consulting, Inc. (president and sole shareholder, Jimmy D. Swink, Jr.) under which BDR Consulting, Inc. receives compensation of $108,000 per annum for services rendered. We paid BDR, Inc. $45,000 during 2002. On August 7, 2002, BDR Consulting received options to purchase 300,000 shares of our common stock pursuant to our Long-Term Incentive Plan. In 2004, options to purchase an additional 200,000 shares of common stock were issued to BDR Consutling.

Option/SAR Grants In 2004

The following table provides all option grants in 2004 made under the new Long-Term Incentive Plan approved in conjunction with the Bankruptcy Plan and amended at the shareholders' meeting held in October 2004.


----------------------- --------------------- --------------------- -------------------- --------------------
Name                    Number of             Percent of total      Exercise or base     Expiration Date
                        securities            options/SARs          price ($/share)
                        underlying options/   granted to
                        SARs granted          employees and
                                              consultants in
                                              fiscal year
----------------------- --------------------- --------------------- -------------------- --------------------
Dr. Kshitij Mohan       1,000,000 shares of   75.75%                $1.50                April 20, 2014
Chief Executive         common stock (1)
Officer
(Effective April 21,
2004)
----------------------- --------------------- --------------------- -------------------- --------------------
Robert Burkett          100,000 shares of     7.58%                 $1.50                March 23, 2014
Chairman of the Board   common stock (2)
----------------------- --------------------- --------------------- -------------------- --------------------
David Crews             100,000 shares of     7.58%                 $1.50                March 23, 2014
Director                common stock (2)
----------------------- --------------------- --------------------- -------------------- --------------------
David F. Drohan         30,000 shares of      2.27%                 $1.50                August 18, 2014
Director                common stock (3)
----------------------- --------------------- --------------------- -------------------- --------------------
Mark T. McLoughlin      30,000 shares of      2.27%                 $1.50                August 18, 2014
Director                common stock (3)
----------------------- --------------------- --------------------- -------------------- --------------------
James Benson            30,000 shares of      2.27%                 $2.13                December 17, 2014
Director                common stock (3)
----------------------- --------------------- --------------------- -------------------- --------------------
Arun K. Deva            30,000 shares of      2.27%                 $2.06                December 17, 2014
Director                common stock (3)
----------------------- --------------------- --------------------- -------------------- --------------------


(1) On April 20, 2004, upon acceptance of the position of Chief Executive Officer, Dr. Mohan was awarded 1,000,000 ten-year options to purchase the Company's common stock for $1.50 in accordance with his employment contract. The contract stipulates that 500,000 options vested immediately, and the remaining options vest at a rate of 250,000 annually over the next two years on the anniversary of the original contract.

(2) These options were granted to Messrs. Burkett and Crews as consideration for services performed for calendar year 2003 as members of our Board of Directors.

(3) These options were granted to Messrs. Drohan, McLoughlin, Benson, and Deva as consideration for accepting appointments to serve as members of our Board of Directors.

      Aggregated Option/SAR Exercises In FY 2004 And FY-End Option/SAR Values

---------------------- ----------- ----------------- -------------------------------- -----------------------
Name and Principal     Shares      Value Realized    Number of securities             Value of unexercised
Position               Acquired    ($)               underlying unexercised           in-the-money
                       on                            options/SARs at FY-end (#)       options/SARs at
                       Exercise                      (Exercisable/Unexercisable)      FY-end ($)
                                                                                      Exercisable/
                                                                                      Unexercisable
---------------------- ----------- ----------------- -------------------------------- -----------------------
Dr. Kshitij Mohan      0           $0                1,000,000 shares                 $1,000,000
                                                     (500,000/500,000)                ($500,000/$500,000)
---------------------- ----------- ----------------- -------------------------------- -----------------------
Mark E. Cline          0           $0                150,000 shares                   $150,000
                                                     (150,000/0) ($150,000/0)
---------------------- ----------- ----------------- -------------------------------- -----------------------
Carelyn P. Fylling     0           $0                269,077 shares                   $273,846
                                                     (269,077/0) ($273,846/0)
---------------------- ----------- ----------------- -------------------------------- -----------------------
William L. Allender    0           $0                175,000 shares                   $175,000
                                                     (175,000/0) ($175,000/0)
---------------------- ----------- ----------------- -------------------------------- -----------------------
Jimmy D. Swink, Jr.    0           $0                500,000 shares                   $500,000
                                                     (500,000/0) ($500,000/0)
---------------------- ----------- ----------------- -------------------------------- -----------------------


Employment Agreements

Mr. Kent T. Smith was appointed in October 2001, immediately following the consent solicitation, and Ms. Carelyn P. Fylling was hired in December 2001. Subsequently, upon emerging from bankruptcy in 2002, we entered into formal employment agreements with both Smith and Fylling. On December 1, 2003, Mr. Smith voluntarily resigned thereby terminating his employment agreement. The employment agreement with Ms. Carelyn P. Fylling to serve as Vice President of Professional Services is also a one-year contract and provides for an extension of the contract for an additional two years. After the two-year extension, both parties may make additional extensions in one-year increments thereafter. Under the contract, Fylling's base salary is $130,000 (which may be increased by consent of the Board), stock options, annual bonus in accordance with our performance, and various benefits. In the event that Ms. Fylling is terminated as a result in a change of control of Cytomedix, she is entitled to a severance payment equal to six months or her base salary in effect on the date of termination and a prorated bonus and prorated Long-Term Incentive Plan payment. For twelve months following her termination associated with a change in control, Ms. Fylling would be entitled to all medical, disability, life and dental benefits in effect on the date of her termination, and she would be entitled to all deferred compensation owed to her under any other agreements. Additionally, all of her issued and unvested stock options would immediately become fully vested and exercisable, and the exercise date of all options would be extended for a term of twelve months from the date of termination.

The employment agreements with Mr. Mark E. Cline, to serve as President, and Mr. William L. Allender, to serve as Chief Financial Officer, were signed on March 25, 2004, but became effective as of November 15, 2003. Under these agreements, Cline and Allender are to receive base salaries of $125,000 and $95,000 respectively (which may be increased by consent of the Board). They each received ten-year options to purchase 175,000 shares of our common stock at an exercise price of $1.50 per share. These options vest one year from the date of grant. The employment agreements provide that Cline and Allender are eligible for participation in our bonus plan. Further, they are eligible for other standard benefits we offer our officers and employees. In the event that Mr. Cline or Mr. Allender are terminated as a result of a change in control of Cytomedix, they are entitled to a lump sum payment equal to fifty percent of their base salary at the time of the change of control. Additionally, all unvested options or other stock-based incentives that have been awarded prior to the change of control become immediately vested.

On June 28, 2004, Mr. Cline and Cytomedix entered into a separation agreement and release. Pursuant to this agreement, Mr. Cline tendered his resignation as President and also resigned as a Director of Cytomedix. Mr. Cline also agreed to a covenant not to sue and a release of all known or unknown, fixed or contingent claims which he now may have against Cytomedix. As consideration for the agreement, Cytomedix agreed to pay Mr. Cline his base salary, as well as certain other benefits, until July 31, 2004. Additionally, 25,000 of the 175,000 options originally awarded to Mr. Cline expired upon execution of the agreement. The remaining 150,000 shall continue to vest as per the original vesting schedule and will expire on November 15, 2008.

On September 9, 2004, the employment agreement with Mr. Allender was amended to provide Mr. Allender a base salary of $110,000 and to provide for bonuses of an additional $20,000 with $15,000 payable in April 2005 and $5,000 payable in September 2005. Additionally, this amendment provided additional language regarding future contract negotiation, relocation and severance benefits upon the occurrence of certain events. On July 15, 2005, Cytomedix, Inc. and Mr. Allender entered into a Separation Agreement and Release under which Mr. Allender remained as the Company's Chief Financial Officer and Secretary until August 15, 2005, and agreed to remain available by telephone for a period of three months following such date. As a severance package, Mr. Allender will receive his regular salary with benefits until January 22, 2006, and the extension of previously awarded employee stock options. The parties also agreed that Mr. Allender's departure is not due to any disagreement regarding accounting principles or practices utilized by the Company or financial statement disclosures made by the Company, nor is Mr. Allender's departure the result of the Company's dissatisfaction with Mr. Allender's performance as Chief Financial Officer or Mr. Allender's dissatisfaction with any aspect of the Company's management, policies or actions. Rather, Mr. Allender's departure was due to circumstances caused in large part by the considerable travel required of Mr. Allender during his employment.

Dr. Kshitij Mohan became our Chief Executive Officer on April 20, 2004. Prior to becoming Chief Executive Officer, Dr. Mohan was a consultant to Cytomedix under a Consulting Agreement effective January 1, 2004. On April 20, 2004, Dr. Mohan and Cytomedix entered into a Termination Agreement whereby the Consulting Agreement was terminated. Under the Consulting Agreement, we had agreed to indemnify and hold harmless Dr. Mohan against claims and expenses arising out of his services as a consultant under the Consulting Agreement. Under the Termination Agreement, we agreed to extend the indemnification provisions of the Consulting Agreement until the expiration of any applicable statute of limitations period.

Dr. Mohan's two-year employment contract provides for extensions of one year unless Dr. Mohan's employment is terminated in accordance with the provisions of the contract. Under the contract, Dr. Mohan receives a base salary of $275,000 which will be increased by at least 10% for the second year and each subsequent year. In order to induce Dr. Mohan to serve as our CEO, we granted Dr. Mohan an inducement award. This inducement award consists of stock options for 1,000,000 shares of our common stock at an exercise price of $1.50 per share, of which options for 500,000 shares vest immediately. The options for the remaining 500,000 shares vest in the amounts of 250,000 shares per year for the next two years on the anniversary date of the contract. Also included in our inducement award to Dr. Mohan is an anti-dilution provision, which assures Dr. Mohan a 2.76% target percentage of the outstanding common stock on a fully diluted basis. If we issue additional shares of common stock or other security convertible into or exercisable for common stock, then we will issue Dr. Mohan additional options to purchase common stock at an exercise price of $1.50 so that he will remain the beneficial owner of the target percentage of the outstanding common stock on a fully diluted basis. However, the number of shares of common stock issuable upon the exercise of the inducement award options shall never exceed 2,000,000. Our inducement award to Dr. Mohan also includes provision regarding adjustments in the event of a stock split or a stock dividend. In addition to his base salary and inducement award, Mohan will receive an annual bonus. In the first year, his annual bonus will be $100,000 notwithstanding the achievement of any performance criteria. In the first and second year, if we meet certain performance criteria, Dr. Mohan's annual bonus will be $150,000. Dr. Mohan is also entitled to $25,000 in fringe benefits to be paid at the beginning of each year the employment agreement is renewed.

If Dr. Mohan's employment is terminated as a result of a change in control or in connection with a change in control and Dr. Mohan is not offered post-closing employment by Cytomedix or its successor-in-interest on substantially the same terms as the terms of his employment immediately prior to the change in control, then we shall pay him severance in an amount equal to two years of his base salary in effect on the date of termination, plus annual bonus and inducement awards for the two years. Furthermore, if Dr. Mohan's employment is terminated as a result of a change in control, all of his issued and unvested stock options will immediately become fully vested and exercisable until the original date of expiration.

Andrew Maslan became our corporate controller on July 1, 2005, and became our Chief Financial Officer on August 15, 2005. Pursuant to the terms of his employment agreement, Mr.Maslan will receive a base salary of $135,000 per year and will be eligible for an annual target bonus of twenty percent of his earned salary. Upon recommendation by the Compensation Committee of the Company's Board of Directors and approval by the Board of Directors, Mr. Maslan will receive options to purchase 60,000 shares of the company's common stock at an exercise price equal to the closing sale price on June 3, 2005.

Consulting Agreements

We entered into consulting agreement with BDR Consulting, Inc. (president and sole shareholder Jimmy D. Swink, Jr.) on July 11, 2002 continuing until June 30, 2005. Under this agreement, BDR receives compensation of $108,000 per annum for services rendered. In addition, we have granted BDR stock options representing the right to purchase a total of 500,000 shares of common stock at $1.50 per share.

We entered into a consulting agreement with Nadine C. Smith on April 1, 2003 and continuing through March 30, 2004 to provide general business consulting services. Under this agreement, Smith receives compensation of $125,000 per year. Additionally, we granted Smith 1,000,000 warrants with an exercise price of $1.00 share. The expiration date of these warrants is March 31, 2010. This agreement automatically renews for a successive twelve month period unless either party provides written notice thirty days in advance of the end of the consulting term. Additionally, this agreement may be terminated by either party upon thirty days advance notice.

In October 2003, we entered into three agreements with various private investment and financial advisory companies to compensate them for work performed prior to the date of the agreements and to compensate them for continued involvement. The three agreements were with Stern & Company, IVC Group and FEQ Investments, Inc. The Stern & Company agreement was for advisory services through December 31, 2004 and consisted of a grant of 100,000, three-year warrants at a price per share of $1.25. The agreement with the IVC Group was for investment advisory services through December 31, 2004 with IVC receiving $2,500 per month plus a grant of 400,000, three-year warrants at a price per share of $1.00. The agreement with FEQ Investments, Inc was for investment advisory services through December 31, 2004 with FEQ receiving $5,000 per month plus a grant of 775,000, three-year warrants at an exercise price of $1.00. On April 1, 2004, we issued FEQ additional warrants to purchase 450,000 shares of common stock. The IVC Group and the FEQ Investments agreement can be terminated at any time for any cause. The IVC Group agreement was terminated in March 2004. The FEQ Investments and Stern & Company agreements expired in December 2004 and were not renewed.

The Carmen Group, Inc. was engaged during the second quarter of 2003 as a business consultant to strategically position and represent us before the federal government and the various federal agencies affecting Cytomedix. Effective on October 1, 2003, a formal agreement was signed with The Carmen Group, Inc. for a period of one year to provide services for a flat fee of $15,000 per month plus expenses. Additionally, the agreement stipulates that we would issue to The Carmen Group, Inc. an option to purchase 100,000 shares immediately exercisable at $1.25 with an additional 100,000 shares being issuable one year from the date of agreement at an exercise price of $2.00. This agreement expired in September 2004 and was not renewed.

On May 18, 2004, we entered into a letter agreement with Maier & Company with an effective date of May 1, 2004. Pursuant to the letter agreement, Maier & Company will provide corporate communications and investor relations services to Cytomedix for a six-month period ending on October 31, 2004. This agreement was subsequently extended on a month to month basis. Maier & Company is to receive a monthly retainer of $3,500, and received options to purchase 12,000 shares of our common stock exercisable at $1.24 per share expiring five years from the date of grant.

Directors

As of the Effective Date of the Bankruptcy Plan (July 11, 2002), the only remaining members of the Board were Messrs. Burkett and Crews. On August 7, 2002, Mr. Burkett was issued an option representing the right to purchase 100,000 shares of common stock at $1.50 per share to vest and become exercisable immediately; Mr. Crews was granted an option with identical terms on that same date.

Subsequently in 2002, Stephen Holden was appointed to the Board of Directors. On August 16, 2002, the Board granted Holden an option representing the right to purchase 33,000 shares of common stock at $1.50 to vest and become exercisable on August 16, 2003. On October 2, 2003, Mr. Holden resigned from the Board.

On November 15, 2003, Mark E. Cline was appointed to the Board of Directors. Mr. Cline was compensated for his role as President as more fully described above and was not separately compensated for his duties as a member of the Board. On June 29, 2004, Mr. Cline resigned from the Board.

On March 23, 2004, options representing the right to purchase 200,000 shares of common stock at $1.50 per share were granted to Messrs. Burkett and Crews (100,000 each) as consideration for services performed as members of the Board of Directors during 2003.

On April 20, 2004, Dr. Kshitij Mohan was appointed to the Board of Directors. Dr. Mohan is compensated for his role as Chief Executive Officer as fully described above and is not separately compensated for his duties as a member of the Board.

On June 7, 2004, Mark T. McLoughlin was appointed to the Board of Directors. On August 18, 2004, the Board granted Mr. McLoughlin a ten year option representing the right to purchase 30,000 shares of common stock at $1.50 per share to vest and become exercisable immediately.

On July 13, 2004, David F. Drohan was appointed to the Board of Directors. On August 18, 2004, the Board granted Mr. Drohan a ten year option representing the right to purchase 30,000 shares of common stock at $1.50 per share to vest and become exercisable immediately.

On November 1, 2004, James Benson was appointed to the Board of Directors. On December 17, 2004, the Board granted Mr. Benson a ten year option representing the right to purchase 30,000 shares of common stock at $2.13 per share to vest and become exercisable immediately.

On November 23, 2004, Arun K. Deva was appointed to the Board of Directors. On December 17, 2004, the Board granted Mr. Deva a ten year option representing the right to purchase 30,000 shares of common stock at $2.06 per share to vest and become exercisable immediately.

During the year ending December 31, 2004, we did not incur any expenses for Board members other than travel reimbursement related items.

On April 18, 2005, we granted each of the chairmen of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee (Messrs. Deva, McLoughlin, and Benson, respectively) options to purchase 10,000 shares of our common stock at exercise prices of $2.55 as compensation for service as committee chairpersons. We also granted Messrs. Burkett and Crews options to purchase 30,000 shares of our common stock each exercisable at $1.15 for their services as directors in 2004. Furthermore, we granted options to purchase 10,000 shares of common stock to the then-Chairman of the Board of Directors (Mr. Robert Burkett) with an exercise price of $2.55 per share.

Effective July 1, 2005, Mr. Robert Burkett resigned as a director and Chairman of the Board of Directors. The Board of Directors selected Dr. Kshitij Mohan to succeed Mr. Burkett as Chairman of the Board of Directors.

                                  LEGAL MATTERS

Williams & Anderson PLC has provided an opinion regarding the shares of common stock offered in this prospectus.

                                     EXPERTS

L J Soldinger Associates, LLC, independent registered public accounting firm, has audited our financial statements as of December 31, 2004 and 2003 and for the years then ended as set forth in their report. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the L J Soldinger Associates, LLC reports, given their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. You should refer to the registration statement and exhibits thereto for information not provided in this prospectus. You may read and copy all reports and other materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at
(202) 551-8090. The SEC also maintains a website where you can view and print the registration statement, all reports, proxy and information statements, and other information filed with the SEC. The address of this website is www.sec.gov.

                              FINANCIAL STATEMENTS

                                 CYTOMEDIX, INC.

                                TABLE OF CONTENTS

                                                                     Page
Financial Statements as of and for the Year Ended
December 31, 2004 and 2003                                         ___________

Report of Independent Registered Public Accounting Firm              F-2

Balance Sheets                                                       F-3

Statements of Operations                                             F-4

Statements of Stockholders' Equity                                   F-5

Statements of Cash Flows                                             F-17

Notes to Financial Statements                                        F-18



Interim Financial Statements as of June 30, 2005
and December 31, 2004 and for the Three Month Periods
Ended June 30, 2005 and 2004                                         F-44

Condensed Balance Sheets (Unaudited)                                 F-45

Condensed Statements of Operations (Unaudited)                       F-46

Condensed Statements of Cash Flows (Unaudited)                       F-47

Notes to Condensed Financial Statements                              F-48

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Cytomedix, Inc.
Rockville, Maryland

We have audited the accompanying balance sheets of Cytomedix, Inc. (a development stage enterprise) as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and the period July 1, 2002 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cytomedix, Inc. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended, and the period July 1, 2002 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

L J SOLDINGER ASSOCIATES, LLC

Deer Park, Illinois
March 23, 2005

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                                 Balance Sheets

                                     ASSETS

                                                                                            December 31
                                                                                  ------------------------------
                                                                                      2004              2003
                                                                                  ------------      ------------
Current assets
   Cash                                                                           $  3,274,934      $    811,385
   Receivables                                                                         315,566           235,741
   Prepaid expenses,
    other current assets and inventory                                                 274,045           185,296
                                                                                  ------------      ------------
         Total current assets                                                        3,864,545         1,232,422

Cash - restricted                                                                       21,375            20,775
Property and equipment, net                                                            194,719           235,449
Intangibles                                                                          4,105,833         4,232,149
Other assets                                                                                --            20,125
                                                                                  ------------      ------------
                                                                                  $  8,186,472      $  5,740,920
                                                                                  ============      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts payable and accrued expenses                                          $  1,015,185      $    629,806
    Deferred revenue                                                                    81,448            81,448
   Note payable                                                                             --            13,066
   Dividends payable on preferred stock                                                199,891           120,735
                                                                                  ------------      ------------
         Total current liabilities                                                   1,296,524           845,055

Long-term liabilities
   Deferred revenue                                                                    356,335           437,783
                                                                                  ------------      ------------
         Total liabilities                                                           1,652,859         1,282,838
                                                                                  ------------      ------------

Commitments and contingencies

Stockholders' equity

  Series A Convertible preferred stock; $.0001 par value, $1.00 per share liquidation value, authorized 5,000,000 shares; 2004 issued 1,575,784 shares;
   at 2003, issued, 1,365,923, issuable - 109,548 shares                                   157               147

  Series B Convertible preferred stock; $.0001 par value, $1.00 per share liquidation value, authorized 5,000,000 shares; 2004 issued - 1,387,042
   shares; at 2003 issued 1,402,650, issuable - 112,212 shares                             138               151
  Series C Convertible preferred stock: $.0001 par value, $10,000 liquidation
   value, authorized 1,000 shares; 2004 issued- 83.9 shares                                 --                --
  Common stock; $.0001 par value, authorized 65,000,000 shares;
   2004 issued 20,675,837, issuable 825,000 shares: 2003 issued 13,211,453               2,151             1,323
  Additional paid-in capital                                                        25,674,088        12,378,878
  Deferred compensation                                                               (567,788)       (1,438,070)
  Subscriptions receivable                                                            (831,599)               --
  Deficit accumulated in the development stage                                     (17,743,534)       (6,484,347)
                                                                                  ------------      ------------
         Total stockholders' equity                                                  6,533,613         4,458,082
                                                                                  ------------      ------------
                                                                                  $  8,186,472      $  5,740,920
                                                                                  ============      ============

The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                            Statements of Operations


                                                                             Year Ended             July 1, 2002
                                                                            December 31,             (Inception)
                                                                ------------------------------         Through
                                                                                                      December
                                                                    2004               2003           31, 2004
                                                                ------------      ------------      ------------
Sales                                                           $    444,932      $    353,001      $  1,131,763
Royalties                                                            700,659           733,922         1,766,934
                                                                ------------      ------------      ------------
Revenues                                                           1,145,591         1,086,923         2,898,697

Cost of sales                                                        140,247           159,565           361,859

Cost of royalties                                                    571,580           598,868         1,436,182
                                                                ------------      ------------      ------------
Cost of revenues                                                     711,827           758,433         1,798,041
                                                                ------------      ------------      ------------

Gross profit                                                         433,764           328,490         1,100,656
                                                                ------------      ------------      ------------

Operating expenses
   Salaries and wages                                              1,769,170           954,315         3,120,467
   Consulting                                                      2,440,901         1,128,429         3,801,773
   Consulting - related party                                        789,189           403,731         1,511,472
   Professional fees                                                 867,928           672,136         2,160,026
   Royalty expense - related party                                    75,000            76,676           189,176
   Clinical trial related expense                                  1,385,120           269,904         1,655,024
   General and administrative expenses                             1,294,816           955,004         3,001,248
                                                                ------------      ------------      ------------
Total operating expenses                                           8,622,124         4,460,195        15,439,186
                                                                ------------      ------------      ------------
Loss from operations                                              (8,188,360)       (4,131,705)      (14,338,530)
                                                                ------------      ------------      ------------

Other (income) expense
   Interest expense                                                      192               950            23,967
   Interest income                                                   (54,241)           (7,766)          (68,507)
   Other, net                                                          5,015                --           (12,814)
                                                                ------------      ------------      ------------
Total other (income) expense, net                                    (49,034)           (6,816)          (57,354)
                                                                ------------      ------------      ------------
Net loss                                                          (8,139,326)       (4,124,889)      (14,281,176)

Preferred dividend on Series A and Series B preferred stock          240,666           231,738           583,163
Preferred dividend on Series C preferred stock                     2,879,195                --         2,879,195
                                                                ------------      ------------      ------------
Net loss to common stockholders                                 $(11,259,187)     $ (4,356,627)     $(17,743,534)
                                                                ============      ============      ============

Weighted average shares outstanding                               18,085,769        11,836,435        13,884,516
                                                                ============      ============      ============

Earnings per common share - basic and diluted
   Net loss to common stockholders                              $     (0.62)      $     (0.37)            ($1.28)
                                                                ============      ============      ============

The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004

                                                Common Stock             Series A Preferred          Series B Preferred
                                          -----------------------     -----------------------     -----------------------
                                            Shares        Amount        Shares       Amount        Shares         Amount
                                          ---------     ---------     ---------     ---------     ---------     ---------
Stock issuable as part of the
  reorganization in June 2002             5,452,989           545     1,365,923           137     1,402,650           140

Common stock issued to shareholders
for new money received as part of the
  financing for Successor Company in
  July 2002                               2,800,000           280            --            --            --            --

Warrants issued in connection with
  investor services in July 2002                 --            --            --            --            --            --

Amortization of warrants issued in
   connection with investor securities           --            --            --            --            --            --


Options issued to BDR, Inc. in
 connection with consulting services
 in July 2002                                    --            --            --            --            --            --

Amortization of options issued to
  BDR, Inc. in July 2002 for
  consulting services                            --            --            --            --            --            --

Conversion of Debtor in Possession
notes and accrued interest to common
  stock in July 2002 as part of
  reorganization                            825,290            83            --            --            --            --

Common stock issued to new investors
in Successor Company in August 2002         332,000            33            --            --            --            --

Common stock issued to new investors
in Successor Company in September 2002       82,252             8            --            --            --            --
                                          ---------     ---------     ---------     ---------     ---------     ---------

Balance to be brought forward             9,492,531          $949     1,365,923          $137     1,402,650          $140
                                          ---------     ---------     ---------     ---------     ---------     ---------



The accompanying notes are an integral part of these financial statements

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004



                                                                              Deficit
                                                                            Accumulated
                                              Additional                     During the
                                                Paid-In        Deferred      Development
                                                Capital      Compensation       Stage
                                              ----------     ----------      ----------

Stock issuable as part of the
  reorganization in June 2002                  1,718,411             --              --

Common stock issued to shareholders for
  new money received as part of the
  financing for Successor Company in
  July 2002                                    2,799,720             --              --

Warrants issued in connection with
  investor services in July 2002                  60,000        (60,000)             --

Amortization of warrants issued in
  connection with investor services                   --         30,000              --

Options issued to BDR, Inc. in connection
  with consulting services in July 2002          151,000       (151,000)             --

Amortization of vested Options issued to
  BDR, Inc. in July 2002 for consulting
  services                                            --         25,167              --

Conversion of Debtor in Possession notes
  and accrued interest to common stock in
  July 2002 as part of reorganization            825,207             --              --

Common stock issued to new investors in
  Successor Company in August 2002               331,967             --              --

Common stock issued to new investors in
  Successor Company in September 2002             82,244             --              --
                                              ----------     ----------      ----------

Balance to be brought forward                 $5,968,549     $ (155,833)     $       --
                                              ----------     ----------      ----------


The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004



                                                      Common Stock           Series A Preferred        Series B Preferred
                                                -----------------------    ----------------------    ----------------------
                                                  Shares       Amount        Shares      Amount        Shares      Amount
                                                ----------   ----------    ---------   ----------    ---------   ----------
Balance brought forward                          9,492,531   $      949    1,365,923   $      137    1,402,650   $      140

Commissions on new money raised in
  September 2002 to be paid in stock and cash           --           --           --           --           --           --

Stock issued in September 2002 for
  commissions on new money raised                  128,463           13           --           --           --           --

Common stock issued to legal counsel in
  October 2002 for legal services performed
  during the reorganization period                 523,565           53           --           --           --           --

Common stock issued in October 2002 to
  BDR, Inc., K Smith and the Board of
  Directors for a reorganization bonus             487,218           49           --           --           --           --

Common stock issued for new money
  received in October through December 2002         77,500            8           --           --           --           --

Commissions on new money raised in
  October through December 2002 to be
  paid in cash and stock                                --           --           --           --           --           --

Common stock issuable in December 2002
  to consultant for reorganization
  consulting expenses                               10,000            1           --           --           --           --

Dividends accrued on Preferred Stock
  Series A and Series B                                 --           --           --           --           --           --

Value of options issued to consultant for
  services                                              --           --           --           --           --           --

Net loss                                                --           --           --           --           --           --
                                                ----------   ----------    ---------   ----------    ---------   ----------

 Balance at December 31, 2002                   10,719,277   $    1,073    1,365,923   $      137    1,402,650   $      140
                                                ----------   ----------    ---------   ----------    ---------   ----------



The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004


                                                                                 Deficit
                                                                               Accumulated
                                                 Additional                     During the
                                                  Paid-In        Deferred      Development
                                                  Capital      Compensation       Stage
                                                -----------    -----------    -----------
Balance brought forward                         $ 5,968,549    $  (155,833)   $        --

Commissions on new money raised in
  September 2002 to be paid in stock and cash      (256,926)            --             --

Stock issued in September 2002 for
  commissions on new money raised                   128,450             --             --

Common stock issued to legal counsel in
  October 2002 for legal services performed
  during the reorganization period                  523,512             --             --

Common stock issued in October 2002 to
  BDR, Inc., K Smith and the Board of
  Directors for a reorganization bonus              487,170             --             --

Common stock issued for new money
  received in October through December 2002          77,493             --             --

Commissions on new money raised in
  October through December 2002 to be
  paid in cash and stock                             (7,750)            --             --

Common stock issuable in December 2002
  to consultant for reorganization
  consulting expenses                                 9,999             --             --

Dividends accrued on Preferred Stock
Series A and Series B                                    --             --       (110,759)

Value of options issued to consultant for
  services                                           11,800             --             --

Net loss                                                 --             --     (2,016,961)
                                                -----------    -----------    -----------

Balance at December 31, 2002                    $ 6,942,297    $  (155,833)   $(2,127,720)
                                                -----------    -----------    -----------



The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004


                                                    Common Stock           Series A Preferred        Series B Preferred
                                              -----------------------    ----------------------    ----------------------
                                                Shares       Amount        Shares      Amount       Shares       Amount
                                              ----------   ----------    ---------   ----------    ---------   ----------
Balance at December 31, 2002                  10,719,277   $    1,073    1,365,923   $      137    1,402,650   $      140

Common stock issued to legal counsel in
  March 2003 for legal services performed
  during 2002                                    105,076           11           --           --           --           --

Common stock issued for new money
  received in March 2003, net of offering
  costs                                          178,000           18           --           --           --           --

Common stock issued for new money
  received in May 2003                            25,000            3           --           --           --           --

Common stock issued to legal counsel
  in May 2003 for legal services performed
  during January through March 2003               68,318            7           --           --           --           --

Common stock issued to legal counsel in
  May 2003 for legal service performed
  during 2002 and 2003                            31,037            3           --           --           --           --

Common stock issued for new money
  received in June 2003, net of offering         855,000           86           --           --           --           --
  costs

Common stock issued upon exercise
  warrants in July 2003                           20,345            2           --           --           --           --

Common stock issued to consultant as
  consideration for services in August 2003       40,000            4           --           --           --           --

Common stock issued for new money
  received in July, August, September 2003,
  net of offering costs                        1,169,400          116

Record the issuable shares of Series A
  preferred stock as a first year dividend
  in December 2003                                    --           --      109,548           10           --           --
                                              ----------   ----------    ---------   ----------    ---------   ----------

Balance to be brought forward                 13,211,453   $    1,323    1,475,471   $      147    1,402,650   $      140
                                              ----------   ----------    ---------   ----------    ---------   ----------



The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004

                                                                                     Deficit
                                                                                   Accumulated
                                                   Additional                       During the
                                                    Paid-In          Deferred       Development
                                                    Capital        Compensation        Stage
                                                   -----------     -----------      -----------
Balance at December 31, 2002                       $ 6,942,297     $  (155,833)     $(2,127,720)

Common stock issued to legal counsel in
  March 2003 for legal services performed
  during 2002                                          165,234              --               --

Common stock issued for new money
  received in March 2003, net of offering
  costs                                                152,480              --               --

Common stock issued for new money
  received in May 2003                                  24,997              --               --

Common stock issued to legal counsel
  in May 2003 for legal services performed
  during January through March 2003                     91,168              --               --

Common stock issued to legal counsel in
  May 2003 for legal services performed
  during 2002 and 2003                                  15,537              --               --

Common stock issued for new money
  received in June 2003, net of offering costs       1,005,981              --               --

Common stock issued upon exercise of
  warrants in July 2003                                 24,158              --               --

Common stock issued to consultant as
  consideration for service in August 2003              67,996              --               --

Common stock issued for money received
  in July, August and September 2003, net of
  offering costs                                     1,409,854              --               --

Record the issuable shares of Series A
  preferred stock as a first year dividend
  in December 2003                                     109,537              --               --
                                                   -----------     -----------      -----------

Balance to be brought forward                      $10,009,239     $  (155,833)     $(2,127,720)
                                                   -----------     -----------      -----------


The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004

                                                      Common Stock           Series A Preferred        Series B Preferred
                                                -----------------------   -----------------------   -----------------------
                                                  Shares       Amount       Shares       Amount       Shares       Amount
                                                ----------   ----------   ----------   ----------   ----------   ----------
Balance brought forward                         13,211,453   $    1,323    1,475,471   $      147    1,402,650   $      140

Record the issuable shares of Series B
  preferred stock as a first year dividend in
  December 2003                                         --           --           --           --      112,212           11

Revalue options issued to BDR, Inc.
  in connection with consulting services
  provided in July 2003 which had not yet
  vested                                                --           --           --           --           --           --

Warrants issued in connection with a general
  business consulting contract with  N.C
  Smith in April 2003                                   --           --           --           --           --           --

Options issued to sales representatives
  between April - August 2003                           --           --           --           --           --           --

Options issued and issuable to the Carmen
  Group in connection with a services
  contract on October 1, 2003                           --           --           --           --           --           --

Warrants issued to Investment Advisors in
  connection with investor services during
  2002 and 2003 in November 2003                        --           --           --           --           --           --

Amortization of deferred compensation
  related to options and warrants issued for
  services rendered -
        Related parties                                 --           --           --           --           --           --
        Other parties                                   --           --           --           --           --           --

Net loss                                                --           --           --           --           --           --
                                                ----------   ----------   ----------   ----------   ----------   ----------

Balance at December 31, 2003                    13,211,453   $    1,323    1,475,471   $      147    1,514,862   $      151
                                                ----------   ----------   ----------   ----------   ----------   ----------


The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004



                                                                                          Deficit
                                                                                        Accumulated
                                                           Additional                   During the
                                                             Paid-In       Deferred     Development
                                                             Capital     Compensation      Stage
                                                           -----------   -----------    -----------
Balance brought forward                                    $10,009,239   $  (155,833)   $(2,127,720)

Record the issuable shares of Series B
  preferred stock as a first year dividend
  in December 2003                                             112,201            --             --

Revalue options issued to BDR, Inc. in
  connection with consulting services
  provided in July 2002 which had not yet
  vested                                                        93,660       (93,660)            --

Warrants issued in connection with a general
  business consulting contract with N.C
  Smith in April 2003                                          733,750      (733,750)            --

Options issued to sales representatives
  between April - August 2003                                    3,452        (3,452)            --

Options issued and issuable to the Carmen
  Group in connection with a services
  contract on October 1, 2003                                  207,490      (207,490)            --

Warrants issued to Investment Advisors in
  connection with investor services during
  2002 and 2003 in November 2003                             1,219,086    (1,219,086)            --

Amortization of deferred compensation
  related to options and warrants issued for
  services rendered
    Related parties                                                 --       149,034             --
    Other parties                                                   --       826,167             --

Net loss to common stockholders                                     --            --     (4,356,627)
                                                           -----------   -----------    -----------

Balance at December 31, 2003                               $12,378,878   $(1,438,070)   $(6,484,347)
                                                           -----------   -----------    -----------


The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004

                                                   Common Stock           Series A Preferred          Series B Preferred
                                             -----------------------   ------------------------    ------------------------
                                                Shares      Amount       Shares        Amount        Shares        Amount
                                             ----------   ----------   ----------    ----------    ----------    ----------
Balance at December 31, 2003                 13,211,453   $    1,323    1,475,471    $      147     1,514,862    $      151

Record private placement of 4,500,000
  common shares with warrant net of direct
  commissions and expenses                    4,500,000   $      450           --            --            --            --

Record private placement of 2,800,000
  shares of Series C convertible preferred
  stock with warrants net of direct
  commissions and expenses                           --           --           --            --            --            --

Beneficial conversion featured recorded
  as a preferred stock dividend related to
  the Series C convertible preferred
  stock                                              --           --           --            --            --            --

Record receipt of subscriptions

Record interest earned on subscriptions

Issued common shares as a result of
  conversion of Series A preferred shares         5,999            1      (17,999)           (2)           --            --

Issued common shares as a result of
  conversion of Series B preferred shares        88,736            9           --            --      (250,212)          (25)

Issued dividend on Series A and Series B
  preferred shares                                   --           --      118,312            12       122,392            12

Issued common shares as a result of
  conversion of Series C preferred shares     1,960,500          196           --            --            --            --
                                             ----------   ----------   ----------    ----------    ----------    ----------

Balance to be brought forward                19,766,688   $    1,979    1,575,784    $      157     1,387,042    $      138
                                             ----------   ----------   ----------    ----------    ----------    ----------


The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004


                                                                                                                         Deficit
                                                                                                                       Accumulated
                                                  Series C Preferred        Additional                                  During the
                                              --------------------------     Paid-In      Deferred    Subscriptions    Development
                                                 Shares         Amount       Capital     Compensation   Receivable        Stage
                                              -----------    -----------   -----------   -----------    -----------    -----------
Balance at December 31, 2003                                               $12,378,878   $(1,438,070)            --    $(6,484,347)

Record private placement of 4,500,000
  common shares with warrants net of direct
  commissions and expenses                             --             --     4,011,175            --     (2,312,500)            --

Record private placement of 2,800,000 shares
  of Series C convertible preferred
  stock with warrants net of direct
  commissions and expenses                         280.00             --     2,474,193            --             --             --

Beneficial conversion feature recorded as a
  preferred stock dividend related to the
  Series C convertible preferred stock                 --             --     2,800,000

Record receipt of subscriptions                        --             --            --            --      1,501,908             --

Record interest earned on subscriptions                               --            --            --        (21,007)            --

Issued common shares as a result of
  conversion of Series A preferred shares              --             --             1            --             --             --

Issued common shares as a result of
  conversion of Series B preferred shares              --             --            16            --             --             --

Issued dividend on Series A and Series B
  preferred shares                                     --             --       240,679            --             --             --

Issued common shares as a result of
  conversion of Series C preferred shares         (196.05)            --            --            --                            --
                                              -----------    -----------   -----------   -----------    -----------    -----------
 Balance to be brought forward                      83.95    $        --   $21,904,942   $(1,438,070)   $  (831,599)   $(6,484,347)
                                              -----------    -----------   -----------   -----------    -----------    -----------


The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004



                                                      Common Stock            Series A Preferred       Series B Preferred
                                                 -----------------------   -----------------------   -----------------------
                                                   Shares       Amount       Shares       Amount       Shares       Amount
                                                 ----------   ----------   ----------   ----------   ----------   ----------
Balance brought forward                          19,766,688   $    1,979    1,575,784   $      157    1,387,042   $      138

Issued common shares resulting from the
  exercise of Class A warrants                      659,418           66           --           --           --           --

Issued common shares resulting from the
  cashless exercise of 268,945 Class A
  warrants                                           93,500            9           --           --           --           --

Issued common shares resulting from the
  exercise of Class B warrants                       51,898            5           --           --           --           --

Issued common shares resulting from the
  exercise of C-1 warrants                           99,500           10           --           --           --           --

Issued common shares resulting from the
  exercise of C-2 warrants                           85,000            8           --           --           --           --

Issued common shares resulting from the
  exercise of employee stock options                 55,000            5           --           --           --           --

Issued common shares resulting from the
  exercise of other warrants                        500,000           50           --           --           --           --

Issued common shares resulting from the
  exercise of Series C placement warrants            17,455            2           --           --           --           --

Issued common shares resulting from the
  exercise on a cashless basis of 292,397
  Series C placement and consulting warrants        160,078           16           --           --           --           --

Issued shares in lieu of cash for commissions
  earned in private placement                        12,300            1           --           --           --           --

Record other legal and accounting expenses
  associated with the private placements                 --           --           --           --           --           --

Options issued and issuable to Dr. Kshitij
  Mohan in accordance with the contract
  dated April 20, 2004                                   --           --           --           --           --           --

Revalue options issued to BDR, Inc. in
  connection with consulting services
  agreement                                              --           --           --           --           --           --

Warrants issued in connection with a general
  business consulting contract with N.C
  Smith in April 2003                                    --           --           --           --           --           --

Options issued and issuable to the Carmen
  Group in connection with a services contract
  on October 1, 2003                                     --           --           --           --           --           --

Warrants issued to Burnham-Hill in
  March, 2004                                            --           --           --           --           --           --

Termination options issued to Cline and
  Smith                                                  --           --           --           --           --           --

Other options                                            --           --           --           --           --           --

Amortization of deferred compensation
  related to options and warrants issued for
  services rendered
    Related parties                                      --           --           --           --           --           --
    Terminated parties                                   --           --           --           --           --           --
    Other parties                                        --           --           --           --           --           --

Net loss                                                 --           --           --           --           --           --
                                                 ----------   ----------   ----------   ----------   ----------   ----------

Balance at December 31, 2004                     21,500,837   $    2,151    1,575,784   $      157    1,387,042   $      138
                                                 ==========   ==========   ==========   ==========   ==========   ==========


The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                        Statement of Stockholders' Equity
               Inception (July 1, 2002) through December 31, 2004


                                                                                                                        Deficit
                                                                                                                      Accumulated
                                                 Series C Preferred      Additional                                   During the
                                              -------------------------    Paid-In        Deferred    Subscriptions   Development
                                                 Shares        Amount       Capital     Compensation    Receivable       Stage
                                              ------------  -----------  ------------   ------------   ------------   -------------
Balance brought forward                              83.95  $        --  $ 21,904,942    $(1,438,070)  $   (831,599)  $  (6,484,347)

Issued common shares resulting from the
  exercise of Class A warrants                          --           --       659,352             --             --              --

Issued common shares resulting from the
  cashless exercise of 268,945 Class A
  warrants                                                           --            (9)            --             --              --

Issued common shares resulting from the
  exercise of Class B warrants                          --           --        77,842             --             --              --

Issued common shares resulting from the
  exercise of C-1 warrants                              --           --       149,240             --             --              --

Issued common shares resulting from the
  exercise of C-2 warrants                              --           --       127,491             --             --              --

Issued common shares resulting from the
  exercise of employee stock options                    --           --        82,495             --             --              --

Issued common shares resulting from the
  exercise of other warrants                            --           --       524,950             --             --              --

Issued common shares resulting from the
  exercise of placement warrants                        --           --        17,453             --             --              --

Issued common shares resulting from the
  exercise on a cashless basis of 292,397
  Series C placement and consulting warrants                         --           (21)            --             --              --

Issued shares as commissions earned in
  private placement                                     --           --        15,374             --             --              --

Record other legal and accounting expenses
  associated with the private placements                --           --       (67,234)            --             --              --

Options issued and issuable to Dr. Kshitij
  Mohan in accordance with the contract
  dated April 20, 2004                                  --           --       740,000       (740,000)            --              --

Revalue options issued to BDR, Inc. in
  connection with consulting services
  agreement                                             --           --       244,459       (244,459)            --              --

Warrants issued in connection with a
  general business consulting contract with
  N.C. Smith in April 2003                              --           --       647,300       (647,300)            --              --

Options issued and issuable to the Carmen
  Group in connection with a services
  contract on October 1, 2003                           --           --        84,440        (84,440)            --              --

Warrants issued to Burnham-Hill in
  March 2004                                            --           --       111,430       (111,430)            --              --

Termination options issued to Cline and
  Smith                                                 --           --       319,938       (319,938)            --              --

Other options                                           --           --        34,646        (34,646)            --              --

Amortization of deferred compensation
  related to options and warrants issued for
  services rendered
    Related parties                                     --           --            --        787,550             --              --
    Terminated parties                                  --           --            --        319,938             --              --
    Other parties                                       --           --            --      1,945,007             --              --

Net loss                                                --           --            --             --             --     (11,259,187)
                                              ------------  -----------  ------------   ------------   ------------   -------------

Balance at December 31, 2004                         83.95  $        --  $ 25,674,088   $   (567,788)  $   (831,599)  $ (17,743,534)
                                              ============  ===========  ============   ============   ============   =============


The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                            Statements of Cash Flows

                                                                                                July 1, 2002
                                                                         Year Ended             (Inception)
                                                                        December 31,              Through
                                                                ----------------------------     December 31,
                                                                    2004            2003            2004
                                                                ------------    ------------    ------------
Cash Flows from operating activities
   Net loss                                                     $ (8,139,326)   $ (4,124,889)   $(14,281,176)
   Adjustments to reconcile net loss to net cash used in
     operating activities
   Depreciation and patent amortization                              218,954         216,475         517,847
   Amortization - deferred consulting fees                         3,052,495         975,201       4,082,863
   Amortization of stock issued for services                          44,761          23,239          68,000
   Loss on disposal of assets                                          4,655              --           4,655
   Interest earned on subscriptions outstanding                      (21,008)             --         (21,008)
   Consulting/Legal expense recorded for issuance of warrants
     and options under service agreement                                  --         102,499         113,904
   Stock issued for reorganization bonus                                  --              --         487,218
   Other                                                                  --         (13,738)        (11,506)
Change in assets and liabilities:

   Accounts receivables, net                                         (79,825)          2,532        (124,039)
   Inventory                                                         (23,629)         (3,678)        (34,931)
   Other assets                                                      (89,756)        150,424         134,390
   Accounts payable and accrued expenses                             319,304         (49,958)       (316,351)
                                                                ------------    ------------    ------------
         Net cash used in operating activities                    (4,713,375)     (2,721,893)     (9,380,134)
                                                                ------------    ------------    ------------

Cash flows from investing activities:
   Purchase of equipment                                             (56,563)        (12,902)       (374,336)
   Increase in restricted cash                                          (600)           (775)        (21,375)
                                                                ------------    ------------    ------------
         Net cash used in investing activities                       (57,163)        (13,677)       (395,711)
                                                                ------------    ------------    ------------

Cash flows from financing activities:
   Proceeds from sale of equity, net                               5,608,188       2,677,323      11,448,800
   Repayment of note payable                                         (13,066)        (75,666)       (140,841)
   Proceeds from option and warrant exercises                      1,638,965              --       1,638,965
                                                                ------------    ------------    ------------
         Net cash provided by financing activities                 7,234,087       2,601,657      12,946,924
                                                                ------------    ------------    ------------

Net increase (decrease) in cash                                    2,463,549        (133,913)      3,171,079
Cash, beginning of period                                            811,385         945,298         103,855
                                                                ------------    ------------    ------------
Cash, end of period                                             $  3,274,934    $    811,385    $  3,274,934
                                                                ============    ============    ============


The accompanying notes are an integral part of these financial statements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 1 - DESCRIPTION OF THE BUSINESS

Nature of Operations

Cytomedix, Inc. ("we," "our," the "Company") is a biotechnology company whose business model is premised upon developing, producing, and licensing autologous cellular therapies (i.e., therapies using the patient's own body products) for the treatment of chronic non-healing wounds using our propriety platelet gel and related product therapies. To create the proprietary platelet gel product, the patient's own platelets and other essential blood components for the healing process are separated through centrifugation and formed into a gel (the "AutoloGel(TM)") that is topically applied to a wound under the direction of a physician. The Company's headquarters are in Rockville, Maryland. The Company was incorporated in the state of Delaware on April 29, 1998.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company's financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted ("GAAP") in the United States of America.

Since the inception of the Company, management has been in the process of raising capital, hiring personnel, obtaining customers and developing and marketing the Company's product line. Accordingly, the Company is a development stage enterprise, as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting For Development Stage Enterprises. Under SFAS No. 7, certain additional financial information pertaining to the Successor Company is required to be included in the financial statements for the period from inception of the fresh-start accounting (July 2002) to the current balance sheet date.

The Company filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court of the Northern District of Illinois, Eastern Division (the "Court") on August 7, 2001 (the "Petition Date").

The Company emerged from Bankruptcy on July 11, 2002, pursuant to the terms of the Plan of Reorganization (the "Plan") as approved by the Court

Securities outstanding prior to the effective date of the Plan (the "Effective Date") are identified as "Existing" or Predecessor Company securities. Securities issued upon or after the Effective Date are identified as "New" or Successor Company securities. The Plan provides that upon receipt of shares of New common stock under the Plan, the recipient shall be deemed to have affirmatively covenanted to the "Short-Selling Bar Representation," which requires the recipient of the New common stock to refrain from engaging in short sales for a period of five years following the Effective Date.

Pursuant to the guidance provided by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adopted fresh-start accounting upon emergence from bankruptcy.

For financial reporting purposes, the effective date of the adoption of fresh-start reporting was considered to be June 30, 2002, although the Company's confirmation date was July 11, 2002. The results of operations from July 1 to July 11, 2002 were not significant. The financial statements for the Company for the periods subsequent to June 30, 2002 are referred to as the "Successor Company" and are not comparable to those for the periods prior to June 30, 2002, which are referred to as the "Predecessor Company."

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Under fresh-start reporting, the Company's assets and liabilities were adjusted to fair values and the effects of the plan of reorganization were recorded. A reorganization value for the total assets was determined by the Company based upon the estimated fair value of the enterprise before considering values allocated to debt settled in the reorganization. The portion of the reorganization value which was not attributed to specific tangible or identified intangible assets for the Company at that time was referred to as reorganization value in excess of amounts allocable to identifiable assets in the financial statements and will be treated similar to goodwill. The adjustment of assets and liabilities to fair values was included in net reorganization expense in the financial statements at June 30, 2002.

Consequently, the Company had no accumulated deficit as of July 1, 2002. The reorganization value in excess of amounts allocable to identifiable assets recognized in fresh-start reporting will not be amortized, but will be reviewed annually for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Tangible Assets." Future impairment of the excess reorganization value may result if actual results of operations or changes in economic or industry conditions differ significantly from assumptions used to derive the reorganization value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company provides credit in the normal course of business and performs ongoing credit evaluations of its customers while maintaining a provision for potential credit losses which, when realized, have been within the range of management's expectations.

During the periods presented in these financial statements, the Company maintained cash balances at financial institutions. At December 31, 2004 and 2003, the amount of funds in accounts not covered under Federal Deposit Insurance Corporation ("FDIC") insurance was approximately $3,206,345 and $961,925, respectively. Management does not believe that maintaining balances of these amounts in excess of FDIC insurance resulted in a significant risk to the Company.

Concentration of Products

The Company currently has one product that is presently marketed. Significant changes in technology could lead to new products or services that compete with the product offered by the Company. These changes could materially affect the price of the Company's product or render it obsolete.

Cash Equivalents

For purposes of the cash flow statement, the Company considers all highly-liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

The Company is required to maintain a certain balance in a certificate of deposit at a bank to serve as collateral for corporate credit cards.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Doubtful Accounts

Accounts receivable are carried at the amount owed by customers, reduced by an allowance for estimated amounts that may not be collectible in the future. The allowance for doubtful accounts is estimated based upon historical write-off percentages, known problem accounts, and current economic conditions. Accounts are written off against the allowance for doubtful accounts when the Company determines that amounts are not collectible and recoveries of previously written-off accounts are recorded when collected.

Inventory

Inventory is stated at the lower of its cost or net realizable value. Cost is determined on a first-in-first-out (FIFO) basis. The Company's primary product is a kit that is composed of multiple items that expire at different periods with the earliest item in the kit being the determining factor in its classification as a salable item. As these kits with expired components are segregated and used for demonstration purposes only, the Company maintains inventory at full value for these kits but reserves, at full value, these kits. At December 31, 2004 and 2003, the Company maintained an allowance of $14,285 and $21,242, respectively, for kits rendered unusable due to components whose lives had passed their related expiration date.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Office and medical equipment are depreciated using the straight-line method over their estimated lives of four and three years, respectively. Furniture and fixtures are depreciated over a seven-year period while the automobile is depreciated over five years.

Long-Lived Assets and Intangibles

The Company follows the guidance of Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets with regard to its intangibles. SFAS No. 142 requires that goodwill be assessed at least annually for impairment by applying a fair-value based test.

The Company accounts for impairments under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and therefore reviews the recoverability of long-lived and finite-lived intangible assets when circumstances indicate that the carrying amount of assets may not be recoverable. This evaluation has been independently performed for 2004 and 2003 and is generally based on various analyses including undiscounted cash flow projections. In the event undiscounted cash flow projections indicate an impairment, the Company would record an impairment loss, if any, based on the fair value of the assets. No impairments of long-lived assets or intangibles were recorded in 2004 and 2003.

Income Taxes

Income taxes are recorded in the period in which the related transactions are recognized in the financial statements, net of valuation allowances, which have been recorded against deferred tax assets. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Net deferred tax assets and liabilities are recognized for future tax benefits such as net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation reserve has been recorded against deferred tax assets because management has determined future realization of these benefits is not assured.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), as amended. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) consideration is fixed and determinable; and
(4) collectibility is reasonably assured.

Revenue from the sale of disposable supplies is recognized either upon delivery or upon acknowledgement from a patient's commercial insurance carrier authorizing treatment depending on the circumstances.

Additionally, the Company has contracted with several governmental agencies that require multiple layers of approval before payments are remitted. While services are performed by the Company and all costs are recognized upon treatment, no revenue is recognized until remittances are approved.

Revenue for the licensing of technology is recognized over the life of the license agreement.

Stock-Based Compensation Arrangements

The Company applies the intrinsic value method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting For Stock Issued To Employees", and related interpretations, in accounting for its stock-based grants to employees. Under the intrinsic value method of accounting, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company provides fair value reporting disclosures for these transactions in the footnotes as required by SFAS No. 148, Accounting For Stock Based Compensation - Transition and Disclosure - an Amendment of SFAS 123. The Company applies SFAS No. 123 "Accounting for Stock-Based Compensation" in accounting for stock-based grants to non-employees which requires equity-based compensation be valued and expensed using a fair value method of calculation such as Black Scholes.

Loss Per Share

Loss per share is calculated in accordance with SFAS No. 128, Earnings Per Share. Basic loss per share is computed based upon the weighted average number of shares of common stock outstanding for the period and excludes any potential dilution. Diluted earnings per share reflects potential dilution from the exercise of securities into common stock. Outstanding options and warrants to purchase common stock are not included in the computation of diluted loss per share because the effect of these instruments would be anti-dilutive for the loss periods presented. The common shares potentially issuable upon the exercise of these instruments, which were outstanding during the periods presented in the financial statements, are as follows:

                               2004              2003
                            ----------        ----------

Options                      2,678,577         2,040,698

Warrants                    11,078,570         4,572,474

Preferred A                    525,261           491,824

Preferred B                    462,347           504,954

Preferred C                    839,000                --
                            ----------        ----------

                            15,583,755         7,609,950
                            ==========        ==========

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The carrying value of accounts receivable, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

Reclassifications

Certain reclassifications have been made to conform to prior year's data to the current presentation. These reclassifications had no effect on reported earnings.

SFAS 148 Disclosure

The Company follows the provisions of SFAS No. 123. As permitted under SFAS No. 123, the Company has continued to utilize APB 25 in accounting for its stock-based compensation to employees. Had compensation expense for the years ended December 31, 2004 and 2003 been determined under the fair value provisions of SFAS No. 123, as amended by SFAS No. 148, the Company's net loss and net loss per share would have differed as follows:


                                                                      2004              2003
                                                                 ------------      ------------
Net loss to common stockholders, as reported                     $(11,259,187)     $ (4,356,627)
Add:  Stock-based employee compensation expense included
     in reported net loss determined under APB No. 25,
     net of related tax effects                                       258,464                --
Deduct:  Total stock-based employee compensation expense
    determined under fair-value-based method for all awards,
    net of related tax effects                                       (793,792)         (105,413)
                                                                 ------------      ------------
Pro forma net loss                                               $(11,794,515)     $ (4,462,040)
                                                                 ------------      ------------

Earnings per share:
     Basic and diluted - as reported                                    (0.62)     $      (0.37)
     Basic and diluted - pro forma                               $      (0.65)     $      (0.38)


These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be issued in future years. The estimated fair value of each option granted was calculated using the Black-Scholes option pricing model. The following summarizes the weighted average of the assumptions used in the model.

                                                     2004        2003
                                                   --------    --------

Risk free rate                                       3.9%        4.2%
Expected years until exercise                        9.3           9
Expected stock volatility                            100%        100%
Dividend yield                                       ---         ---

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued FASB Statement ("SFAS") No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation . SFAS 123(R) supersedes Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Generally, the approach in SFAS 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

options, to be expensed based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) must be adopted no later than January 1, 2006 and early adoption is permitted in periods in which financial statements have not yet been issued.

As required, the Company will adopt SFAS No. 123(R) no later than January 1, 2006. Under SFAS No. 123(R), the Company may either recognize compensation cost for share-based payments to employees based on the grant-date fair value from the beginning of the period in which the provisions are first applied, without restating periods prior to adoption, or may elect to restate prior periods by recognizing compensation costs in the amounts previously reported in the pro-forma footnote disclosures under the provisions of SFAS 123. The Company is evaluating the impact of the two adoption methods and as yet has not determined which method we will utilize.

The Company cannot estimate the impact of adopting Statement No. 123(R) because it will depend on levels of share-based payments granted in the future but, based solely upon the pro-forma disclosures for prior periods, we believe that the impact may be material to our results of operations.

NOTE 3 - WORKING CAPITAL

Since emerging from bankruptcy in 2002, the Company incurred a cumulative net loss to common shareholders under GAAP of $17,743,536 through the period ended December 31, 2004. Included in this net loss number were non-cash preferred stock dividends in the amounts of $3,462,358. Also included in this net loss number are additional non-cash charges representing depreciation, amortization and the cost of common stock, options and warrants granted to consultants and other parties of $5,155,928. The Company's operating revenues do not cover the costs of its operations.

Management has implemented a network of independent manufacturer representatives with wound care experience who are focusing on niche markets in chronic wound care and has begun the execution of an aggressive business plan. Additionally, the current cash on hand as of December 31, 2004 plus the outstanding subscriptions receivable attributable to the financing activity completed in March 2004, will provide the Company with capital to complete the prospective, randomized, blinded and controlled trial under the jurisdiction of the Food and Drug Administration ("FDA") to obtain a medical reimbursement code. The company has found that lack of a reimbursement code from third party payers is a major barrier to achieving significant market penetration for its product. While management is optimistic about the outcomes of their current activities and their ability to complete the clinical trials and fund operations for the next twelve months, there can be no assurance that the Company will be successful in implementing its business plan and be able to achieve positive long-term operating cash flows in subsequent years.

The cash position of the Company as of December 31, 2004 is as follows:



Sources of cash
  Cash on hand                                       $ 3,274,934
  Restricted cash                                         21,375
  Subscription receivable                                831,599
                                                     -----------

Total sources of cash expected in 2005               $ 4,127,908

Committed cash for completion
    of clinical trials                                (1,750,000)
                                                     -----------

Cash available for operations in 2005                $ 2,377,908
                                                     ===========

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 3 - WORKING CAPITAL (Continued)

From January 1 through March 15, 2005, the Company collected $754,465 of the outstanding subscriptions receivable in arrears at December 31, 2004 and received an additional $1,210,538 from the exercise of warrants and options. With this additional cash injection, the Company believes that it has adequate cash on hand to fund operations for the next twelve months yet, for subsequent periods, the Company may be required to raise additional cash if significant overruns are experienced for the clinical trials, if anticipated operating revenues do not materialize and if the cost of operations increase substantially.

NOTE 4 - LICENSING AGREEMENT

On March 21, 2001, Cytomedix signed an exclusive licensing agreement with DePuy AcroMed, Inc. ("DePuy"), a subsidiary of DePuy, Inc. Under this agreement, Cytomedix has granted to DePuy an exclusive, worldwide license to use certain of the U.S. and foreign issued patents relating to platelet-based growth factors that Cytomedix acquired from Curative. This license is limited to a specific field of use, which is defined as covering diagnostic and therapeutic spinal, neurosurgery and orthopedic surgery (including soft tissue damage resulting from such surgery). DePuy has no rights to use the technology embodied in Cytomedix's patents outside the defined field of use. In consideration of these rights, DePuy paid to Cytomedix a one-time up front license fee of $750,000 and agreed to pay running royalties of 6.5% on all relevant sales as defined under the terms of the agreement for the life of the patents, which is, on average, approximately nine years. Under the terms of Cytomedix's royalty agreement with Curative, Cytomedix must pay Curative 92.3% of the royalties Cytomedix collects from DePuy. Cytomedix retains the right to practice under its patents and to grant licenses to other parties to the technology embodied in its patents outside the defined field of use. On March 8, 2005, this agreement was amended to expand the fields of use contained in the original agreement plus other consideration in exchange for the exclusivity contained in the original license.

NOTE 5 - ROYALTY AGREEMENT

On December 26, 2000, the Company entered into a Royalty Agreement with Curative Health Services ("Curative") which was amended April 20, 2001 under the First Amendment to the Royalty Agreement whereas, the Company entered into a licensing agreement with DePuy (see Note 4). The Company was to pay Curative 92.3% of the royalties it was to receive under the DePuy licensing agreement. The agreement was further amended on December 5, 2002 under the Second Amendment to the Royalty Agreement whereas, the Company is to subsequently pay Curative 10% of the total amount received by the Company in connection with upfront, milestone and other similar payments relating to the patents previously acquired from Curative. Through December 31, 2004, the Company has had no new upfront payments and therefore was not indebted to Curative in regards to upfront payments.

NOTE 6 - RECEIVABLES

Receivables consisted of the following at December 31:

                                                  2004          2003
                                               ---------     ---------

Trade accounts                                 $ 143,821     $  72,553
Royalty receivables                              174,746       163,188
Other receivables (1)                             35,822            --
                                               ---------     ---------

                                                 354,389       235,741

Less: allowance for doubtful receivables         (38,823)           --
                                               ---------     ---------

                                               $ 315,566     $ 235,741
                                               =========     =========

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 6 - RECEIVABLES (Continued)

(1) Includes $13,595 in interest bearing employee notes receivable, $13,000 in refunds due from non-performing clinical sites and $9,227 in receivables owed by the Illinois Department of Public Aid withheld due to contested payroll tax disputes with the State of Illinois incurred in 2002 and 2003.

NOTE 7 - PREPAID EXPENSES, OTHER ASSETS AND INVENTORY

Prepaid expenses and other assets consisted of the following at December 31:

                                        2004          2003
                                      --------      --------
Prepaid expense
  Travel advance                      $ 18,330      $  9,839
  Prepaid fees                          95,996        44,761
  Prepaid insurance                     97,926        76,659
  Prepaid airpass                       11,728        32,813
  Inventory                             44,403        20,098
  Prepaid other                          5,662         1,126
                                      --------      --------

         Total                        $274,045      $185,296
                                      ========      ========

NOTE 8 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

                                      2004          2003
                                    --------      --------

Office equipment                    $ 74,559      $ 38,994
Medical equipment                    300,135       307,503
Automobile                            21,000            --
                                    --------      --------

                                     395,694       346,497

Less:  Accumulated depreciation      200,975       111,048
                                    --------      --------

                                    $194,719      $235,449
                                    ========      ========

Depreciation expense amounted to $92,639 and $83,739 for the years ended December 31, 2004 and 2003, respectively.

NOTE 9 - INTANGIBLE ASSETS

Cytomedix owns five U.S. patents (including U.S. Patent No. 5,165,938 (the "Knighton Patent") and U.S. Patent No. 6,303,112 (the "Worden Patent")), various corresponding foreign patents, and various trademarks.

The Company's policy is to capitalize the costs of purchased and internally-developed patents. The Company acquired Knighton patent as part of the acquisition of assets acquired from Curative. The Company's policy is to capitalize direct costs related to the rights it has licensed, and amortize them on a straight-line basis over the remaining portion of the 20-year period.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 9 - INTANGIBLE ASSETS (Continued)

Due to Fresh-Start Accounting (see Note 2), as of December 31, intangible assets consisted of:

                                                       2004            2003
                                                   -----------     -----------

Reorganization value in excess of amounts
  allocable to identifiable assets                 $ 2,021,623     $ 2,021,623
Patent                                               2,400,000       2,400,000
Less:  Accumulated amortization                       (315,790)       (189,474)
                                                   -----------     -----------

                                                   $ 4,105,833     $ 4,232,149
                                                   ===========     ===========

Amortization expense related to the patents is expected to be approximately $126,000 per year for each of the succeeding five years.

NOTE 10 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities reflected on the financial statements and the amounts used for income tax purposes and net operating loss carryforwards. The tax effects of temporary differences and net operating loss carryforwards that give rise to significant portions of the deferred tax assets recognized as of December 31, 2004 and 2003 are presented below:

                                                   2004            2003
                                               -----------     -----------
Deferred tax assets:
  Amortization of deferred compensation        $ 1,712,000     $   427,000
  Other                                             37,000          19,000
                                               -----------     -----------

       Total deferred tax assets                 1,749,000         446,000
                                               -----------     -----------

Deferred liabilities:
  Depreciation and amortization                   (701,000)       (718,000)
                                               -----------     -----------

Net deferred tax assets (liabilities)            1,048,000        (272,000)

Net operating loss carryforwards                 5,825,000       4,010,000
                                               -----------     -----------

                                                 6,873,000       3,738,000

Less:  valuation allowance                      (6,873,000)     (3,738,000)
                                               -----------     -----------

       Total deferred tax assets               $        --     $        --
                                               ===========     ===========

Income tax (expense) benefit for the years ended December 31, 2004 and 2003 consisted of the following:

                                                Year Ended      Year Ended
                                               December 31,    December 31,
                                                  2004            2003
                                               -----------     -----------
Deferred:
  Federal                                      $ 1,138,000     $  (180,100)
  State                                            182,000         (42,000)
  Increase in tax benefit of net
     operating loss carryforward                 1,815,000       1,032,000
  Increase in valuation allowance               (3,135,000)       (809,900)
                                               -----------     -----------
       Total income tax expense                $        --     $        --
                                               ===========     ===========

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 10 - INCOME TAXES (Continued)

The Company has loss carryforwards of approximately $16,640,000 as of December 31, 2004 that may be offset against future taxable income. The carryforwards will expire between 2018 and 2024. Utilization of these carryforwards may be subject to annual limitations based upon previous significant changes in stock ownership. Management has determined that realization of deferred tax assets is less likely than not and accordingly has established a valuation allowance of $6,873,000 and $3,738,000 at December 31, 2004 and 2003, respectively.

The following table presents the principal reasons for the difference between the Company's effective tax rates and the United States statutory income tax rate.

                                                                     Year Ended
                                                                    December 31,
                                                             --------------------------
                                                                2004           2003
                                                             -----------    -----------
U.S. Federal statutory income tax                                     35%            35%

Federal income benefit at statutory rate                     $(2,847,000)   $(1,444,000)

State and local income tax benefits, net of effect of
  Federal benefit                                               (206,000)       (27,000)
Other                                                            (90,000)            --
Nondeductible expenses                                             8,000        661,100
Increase in valuation allowance for
  deferred income tax benefit                                  3,135,000        809,900
                                                             -----------    -----------

      Income tax expense                                     $        --    $        --
                                                             ===========    ===========

      Effective income tax rate                                        0%             0%
                                                             ===========    ===========


NOTE 11 - CAPITAL STOCK ACTIVITY

A summary of capital stock transactions follows:

Upon confirmation of the Plan on July 11, 2002, in accordance with the Plan, all outstanding shares of Existing common stock, Series A preferred stock, Existing Series B preferred stock and Existing warrants/options were cancelled on the Company's books and of no further force or effect. Under the Plan, New common stock was issued to creditors and existing stockholders in amounts approved by the Court. Under the Plan, the Company's Existing common stock was exchanged for New common stock at a rate of one New share for every five Existing shares. The New common stock succeeded to the registered status of the Existing common stock under Rule 12g-3 as explained in 3S and 5S Rule 12g-3 in the Division of Corporation Finance: Manual of Publicly Available Telephone Interpretations - March 1999 Supplement. Because the share exchange was part of the Plan it was required to be reflected as "stock issuable as part of the reorganization in June 2002," which is the opening entry in the accompanying statement of stockholders equity.

On July 11, 2002, the Successor Company filed an Amended and Restated Certificate of Designation of the Relative Rights and Preferences of New Series A Convertible Preferred (the "New Series A Convertible Preferred"), New Series B Convertible Preferred (the "New Series B Convertible Preferred") and New common stock.

The New authorized capital stock of the Successor Corporation consists of 55,000,000 shares of capital stock, of which 40,000,000 shares is New common stock, with a par value of $.0001 per share, and 15,000,000 shares are New Preferred stock, with a par value of $.0001 per share. The voting powers, designations, preferences and relative, participating, optional or other special qualifications, limitations or restrictions thereof are set forth as follows:

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

New Common Stock

The New common stock is subordinate to both the New Series A Convertible Preferred and New Series B Convertible Preferred stock and to all other classes and series of equity securities of the Company which by their terms rank senior to the New common stock, in the event of a liquidation, dissolution, or winding up of the Company or with regard to any other rights, privileges or preferences. Each share of New common stock represents the right to one vote. Holders of New common stock are entitled to receive dividends as may be declared by the Board of Directors. The Company is prohibited from declaring and paying dividends on the New common stock as long as shares of New Series A Convertible Preferred and/or New Series B Convertible Preferred stock are outstanding.

New Series A Convertible Preferred Stock

The New Series A Convertible Preferred stock, par value $.0001 per share is limited to a maximum of 5,000,000 shares. The New Series A Preferred will have a stated liquidation preference of $1.00 per share and have preference over and rank (i) senior to the New Series B Preferred stock, (ii) senior to the New common stock, and (iii) senior to all other classes and series of equity securities of the Company which by its terms do not rank senior to the New Series A Preferred. The New Series A Preferred contains a negative covenant prohibiting the Company from granting any security interest in the Company's patents and/or future royalty streams ("Intellectual Property"). The holders of record of shares are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of New common stock or any other equity securities of the Company ranking junior as to the payment of dividends. The dividends are to be paid in the initial year in additional shares of New Series A Preferred. The number of shares to be paid is to be based on the liquidation value of a share of New Series A Preferred. Each year thereafter dividends are to be paid in shares of New Series A Preferred or, in the sole discretion of the Board of Directors, in cash. So long as any shares of New Series A Convertible are outstanding, the Company may not declare any dividend on Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock), unless at the time the Company shall have paid all accrued and unpaid dividends on the outstanding shares of New Series A Preferred. If the Company fails to pay dividends as required for six consecutive quarters, a majority of the holders of New Series A Preferred will have the power to elect one Director to the Company's Board of Directors, either by filling an existing vacancy on the Board or by removing a Director of their choice. Each share of New Series A Convertible Preferred stock shall entitle the holder thereof to vote on all matters voted on by holders of the New common stock of the Company voting together as a single class with the other shares entitled to vote.

In September 2003, the Company recorded 254,155 issuable shares of this security as a first year dividend for an accrued dividend balance of $109,294. In December 2003, the language contained in the Certificate of Designation was re-evaluated and clarified; the results of which resulted in a reversal of the original transaction to record the issuable securities. Based on this clarification, the transaction was re-recorded with 109,548 issuable securities for an accrued dividend of $109,537. During 2004, the Company issued 118,312 securities for a dividend of $118,300 and 17,999 shares were converted into 5,999 shares of common stock. Preferred dividends of $56,616 and $59,643 have been accrued as of December 31, 2004 and 2003, respectively.

Limited Conversion Rights

All New Series A Convertible Preferred stock not converted into shares of New Common Stock prior to the confirmation of the Plan cannot be converted into New common stock until the first year anniversary of the date the New Series A Preferred was issued. On this first anniversary date and every six months thereafter, the holder of the New Series A Preferred may convert up to 25% of remaining holdings of New Series A Preferred into New common stock. Preferred shares are converted based on the liquidation preference amount and the conversion price of the New common stock shall be equal to 90% of the twenty-day average closing ask price of the New common stock, but in no case shall this price be less than $3.00 per share.

Redemption

The New Series A Convertible Preferred stock is not subject to redemption except as provided below:

The Company shall redeem for cash at a price per share equal to (i) 105% of the New Series A Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed within one year of the date of issuance; (ii) 104% of the New Series A Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance (the "Corresponding Redemption Price").

The Company may redeem all of the then outstanding shares of New Series A Convertible Preferred stock at the Corresponding Redemption Price at any time as long as proper notice of not less than 10 days nor more than 60 days prior to a redemption date set by the Company.

New Series B Convertible Preferred Stock

The New Series B Convertible Preferred stock, par value $.0001 per share (the "New Series B Preferred") is limited to a maximum of 5,000,000 shares. These shares have a stated liquidation preference of $1.00 per share. They are subordinate to the New Series A Preferred, but have preference over and rank senior to (i) the New common stock, and (ii) all other classes and series of equity securities of the Company which by its terms do not rank senior to the New Series B Preferred stock. These shares contain a negative covenant prohibiting the Company from granting a security interest in the Company's Intellectual Property. The holders of record are entitled to receive cumulative dividends at the rate of 8% (the "Dividend Rate") of the stated liquidation preference amount annually. Such dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of New common stock or any other equity securities of the Company ranking junior. The Company will initially pay dividends at the Dividend Rate in additional shares of New Series B Preferred. The number of shares to be paid is to be based on the liquidation value of a share to the holder of the New Series B Preferred stock. Each year thereafter dividends are to be paid in shares or, in the sole discretion of the Board of Directors, in cash.

In September 2003, the Company recorded 260,989 issuable shares of this security as a first year dividend for an accrued dividend balance of $112,218. In December 2003, the language contained in the Certificate of Designation was re-evaluated and clarified; the results of which resulted in a reversal of the original transaction to record the issuable securities. Based on this clarification, the transaction was re-recorded with 112,212 issuable securities for an accrued dividend of $112,201. During 2004, the Company issued 122,392 securities for a dividend of $112,380 and 250,212 shares were converted into 88,736 shares of common stock. Preferred dividends of $64,079 and $61,093 have been accrued as of December 31, 2004 and 2003, respectively.

Voting Rights

Each share of New Series B Convertible Preferred stock shall entitle the holder thereof to vote on all matters voted on by holders of the New common stock of the Company voting together as a single class with the other shares entitled to vote.

Limited Conversion Rights

All New Series B Convertible Preferred stock not converted into shares of New common stock prior to the Confirmation of the Plan cannot be converted into New common stock until the first year anniversary of the date the New Series B Preferred was issued. On this first anniversary date and every six months thereafter, the holder of the New Series B Preferred may convert up to 25% of his/her/its remaining holdings of New Series B Preferred into New common stock. Preferred shares are converted based on the liquidation preference amount and the conversion price of the New common stock shall be equal to 90% of the twenty-day average closing ask price of the New common stock, but in no case shall this price be less than $3.00 per share.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

Redemption

The New Series B Preferred is not subject to redemption except as follows:

The Company shall redeem for cash at a price per share equal to (i) 105% of the New Series A Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed within one year of the date of issuance; (ii) 104% of the New Series B Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed after one year but within two years of the date of issuance; or (iii) 103% of the New Series B Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed later than two years from the date of issuance (the "Corresponding Redemption Price").

The Company may redeem all of the then outstanding shares of New Series B Convertible Preferred stock at the Corresponding Redemption Price at any time as long as proper notice of not less than 10 days nor more than 60 days prior to a redemption date set by the Company.

Other

On July 11, 2002, the Company issued 2,800,000 shares of restricted common stock, 700,000 Class A warrants (exercisable for two years at $1.00 per share), and 420,000 Class B warrants (exercisable for three years at $1.50 per share) in exchange for the $2,800,000 it raised in its private offering commenced in connection with the Company's Plan. The A and B warrants contain cashless conversion provisions, as defined. As of December 31, 2002, the Company had issued an additional 491,752 shares of restricted common stock, 122,938 Class A warrants, and 73,763 Class B warrants in exchange for additional financing totaling $491,753. For their services in the private offering, commissions of 10% of the sale price were paid to certain selling agents, with 50% of the commission amount paid in cash and 50% paid in shares of common stock (one share of common stock for each $1.00 of commission earned payable in stock). In 2002, the Company paid costs of $128,463 and issued a total of 128,463 shares of common stock to the selling agents. The Company also recorded an accrual for $7,750 for commissions on monies raised in November and December 2002.

During bankruptcy, the Company raised $800,000 in debtor-in-possession financing ("DIP Financing"). We executed promissory notes to each of these private investors providing the DIP Financing (the "DIP Lenders"). Upon emerging from bankruptcy, the DIP Lenders agreed to accept shares of common stock and warrants in lieu of cash under the same terms as offered to the investors in the private offering (for each $1.00 loaned, the DIP Lender receives one share of common stock, 1/4th of a Class A warrant and 3/20ths of a Class B warrant). The Company issued an aggregate of 825,290 shares of common stock, 206,323 Class A warrants, and 123,794 Class B warrants.

Since July 11, 2002, the Company has continued to pay its Allowed Claims and Equity Interests under the Plan. The following amounts of stock have been issued and or are issuable under the Plan in exchange for Allowed Claims and Equity Interests.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements


NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

-------------------------------------------------------------------------------------------------------------------
Administrative Claims                               513,779 Shares of New Common Stock
-------------------------------------------------------------------------------------------------------------------
Administrative Claims - BDR, Inc.                   85,966 Shares of New Common Stock
-------------------------------------------------------------------------------------------------------------------
Class 1A - Holders of 12% Notes                     1,086,155 Shares of New Common Stock
                                                    1,365,923 Shares of New Series A Convertible Preferred Stock
-------------------------------------------------------------------------------------------------------------------
Class 1B - Holders of 10% Notes                     1,402,650 Shares of New Common Stock
                                                    1,402,650 Shares of New Series B Convertible Preferred Stock
-------------------------------------------------------------------------------------------------------------------
Class 1C - Claims of Charles Worden, Sr.            111,381 Shares of New Common Stock
-------------------------------------------------------------------------------------------------------------------
Class 1D Claims - Claims under the Curative
Royalty Agreement                                   No Securities
-------------------------------------------------------------------------------------------------------------------
Class 2 Claims -Priority Employee Claims            32,730 Shares of New Common Stock
-------------------------------------------------------------------------------------------------------------------
Class 3 Claims -General Unsecured Claims            181,576 Shares of New Common Stock
-------------------------------------------------------------------------------------------------------------------
Class 4A Claims - Existing Series
A Preferred Stock                                   353,356 Shares of New Common
                                                    Stock (if the Company has
                                                    revenues exceeding
                                                    $10,000,000 in four
                                                    consecutive quarters)
-------------------------------------------------------------------------------------------------------------------
Class 4B Claims -Existing Series B Preferred
Stock                                               No Securities
-------------------------------------------------------------------------------------------------------------------
Class 5 Claims - Existing Common Stock              2,552,531 Shares of New Common Stock
-------------------------------------------------------------------------------------------------------------------
Class 6 Claims - Existing Stock Options             No Securities
-------------------------------------------------------------------------------------------------------------------
Class 7 Claims - Other Equity Interests             No Securities
-------------------------------------------------------------------------------------------------------------------


On July 11, 2002, the Company's Board of Directors (the "Board") reached an agreement with HMA Advisors Inc. ("HMA") to provide assistance to the Company to reach the Company's financing goals. The Financial Services Agreement is for a term of a minimum of 12 months and shall renew automatically on a month-to-month basis thereafter unless either party gives written notice of termination. The Board of Directors granted HMA 600,000 Common Stock Purchase Warrants, which vested immediately and were exercisable at $1.00 per share, with an expiration date of August 1, 2007. The warrants were valued at $60,000 and recorded as deferred compensation and was being amortized over 12 months. $30,000 was amortized to expense for both December 31, 2003 and 2002.

Additionally, on July 11, 2002 and upon emergence from bankruptcy, the Board reached an agreement with BDR Consulting Inc. ("BDR"), a related party, to provide management, financing, marketing and strategic consulting services as requested by the Board of Directors. In exchange, the Company compensates BDR at the rate of $108,000 per annum paid on a monthly basis at the rate of $9,000 per month. Additionally, on August 7, 2002, the Board granted BDR a stock option for 300,000 shares of common stock. The option for 100,000 shares vested immediately with another 100,000 shares to fully vest on the first anniversary of the date of grant, the remaining 100,000 shares to be fully vested on the second anniversary of the date of grant. The exercise price of $1.50 was the fair market value on the date of grant. The option was valued at $151,000 and was recorded as deferred compensation. The option will be amortized over the length of the contract. As of December 31, 2002, $25,167 was amortized and recorded as compensation. In the event that the Company terminates the Agreement with 45-day notice, and in addition to any options already vested as of the termination date, an option for an additional 50,000 shares shall immediately vest; provided that the total number of shares under this Agreement shall not exceed the 300,000 shares. The option expires 10 years from the date of grant. In 2003, the options were revalued to $244,660 with $97,162 being amortized and recorded as compensation in 2003. In 2004, these options were revalued to $244,380 with $80,485 being amortized and recorded as compensation in 2004.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

On October 25, 2002, we issued shares of New common stock in lieu of cash to certain legal professionals rendering their services prior to and after July 11, 2002. The stock issued for services rendered after July 11, 2002 was issued pursuant to Section 4(2) of the Securities Act of 1933. As of December 31, 2002, the Company has issued 493,005 shares to the attorneys at Robert F. Coleman & Associates (who served as the Company's bankruptcy counsel) of which 68,014 shares were issued for services after July 11, 2002, 25,910 shares to the attorneys at Cummins & Cronin, LLC (who served as the Company's intellectual property counsel) of which 6,660 shares were issued for services after July 11, 2002 and 4,650 shares to the attorneys at Fitch Evans. Each of the above attorneys entered into an agreement with the Company subsequent to the emergence from bankruptcy, in which each attorney will be compensated 1/3 of their total billings in cash and 2/3 will be payable as common stock, with all expenses incurred being paid in cash. As a result, the Company adjusted their expense for the portion of their billings being paid in stock to the fair market value on the last day of the month in which the services are performed.

In December 2002, 10,000 shares of common stock were recorded as issuable for consulting services, valued at $10,000, incurred during the bankruptcy period.

Upon the implementation of a Board-sponsored reorganization plan, the Board resolved that Jimmy D. Swink, Jr., Robert Burkett, David Crews, and Kent Smith would receive a reorganization bonus, equal to 5% of all Plan-Issued Securities. ("Plan-Issued Securities" include all new securities to be issued under the Plan, exclusive of the following: (i) the Reorganization Bonus; (ii)the Long-Term Incentive Plan; (iii)the New Warrants; and (iv)all shares issued to new investors in the private offering in excess of the initial $1,700,000 raised. The Board approved a reorganization bonus of 4% for Jimmy D. Swink, Jr. for his efforts as reorganization manager, 1/3% for Messrs. Burkett and Crews for their services as directors, and 1/3% for Mr. Kent Smith for his services as Chief Executive Officer during the bankruptcy. On October 16, 2002, the Board determined that 5% of all Plan-Issued Securities equaled 487,218 shares of common stock. The Board resolved that 389,775 shares should be issued to Mr. Jimmy D. Swink, Jr. and that 32,481 shares each should be issued to Messrs. Burkett, Crews and Smith.

On November 26, 2002, the Board issued Lee Wilcox an option representing the right to purchase 20,000 shares under the Long-Term Incentive Plan. The option granted to Lee Wilcox was valued at $11,800 and recorded as accounting fee expense with an offset to additional paid-in capital. The options to purchase shares of common stock are $1.50 per share.

For the 12 months ended December 31, 2003, the Company issued 2,492,176 shares of common stock.

The Company received $177,500 of additional monies in the original private placement commenced in connection with the Plan and issued 177,500 shares of common stock, 44,375 Class A warrants and 26,625 Class B warrants before closing the private placement in April 2003. On May 29, 2003 an additional 25,500 shares of common stock was issued for commissions earned during this placement.

On June 4, 2003, the Company initiated a new private offering at $1.25 per share to provide the Company with working capital to begin implementation of a new business plan and to initiate execution of the Company's clinical trials with the FDA. As of June 30, 2003, the Company had raised $1,050,000 and issued 840,000 shares of common stock. From July 1 through September 30, 2003, an additional $1,449,000 was raised with an additional 1,159,200 common shares being issued. In conjunction with this private offering, the Company incurred legal expenses of $11,683 and accrued agents commissions of $101,940, payable equally in cash and stock. In June and November 2003, 15,000 and 10,200 shares, respectively, were issued representing $31,500 in commissions due with $31,500 being paid in cash. As of December 31, 2003, $38,940 remains to be paid which represents an additional 15,576 shares issuable.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

The Company has entered into various service agreements with its legal counsel that provides for compensation for services split between cash and common stock. On March 5, 2003, the Company issued an aggregate 105,076 shares of common stock to its attorneys at Robert F. Colemen & Associates representing legal expenditures incurred during the months of October, November and December 2002 of $165,234. On June 16, 2003, the Company issued an additional 68,318 shares to Coleman representing expenditures incurred during January, February and March 2003 of $91,168. On June 19, 2003, the Company issued 31,037 shares to Cummins and Cronin representing legal expenditures incurred by the Company from October 2002 through March 2003 of $15,537.

On July 7, 2003, the Company issued 20,345 common shares in exchange for warrants with a total exercise price of $24,160.

On August 27, 2003, the Company entered into an agreement with The Research Works, Inc., ("Research Works"), whereby Research Works would prepare an equity research report on the Company. This report was published on the Research Works website and periodically updated. The Company authorized and issued 40,000 shares at a market value of $68,000 as consideration under the agreement.

On March 26, 2004, the Company entered into a Series C Convertible Preferred Stock Purchase Agreement with several accredited investors providing for the sale and issuance of $2.8 million of Series C Convertible Preferred Stock ("Series C") representing 280 shares, at $10,000 per share, of preferred stock which are convertible into 2.8 million shares of common stock. The Series C Convertible Preferred Stock has a par value of $.00001 and a liquidation value of $10,000. The Company also issued Series C-1 and Series C-2 warrants allowing the holders thereof to purchase an aggregate of approximately 2.8 million shares of common stock at an exercise price of $1.50 per share. In connection with this Purchase Agreement, the Company entered into a registration rights agreement, whereby the Company agreed to register the resale of the common stock issuable upon conversion of the Series C Convertible Preferred Stock and the common stock issuable upon exercise of the Series C-1 and Series C-2 warrants. Upon effectiveness of the Company's registration statement, one half of the Series C Convertible Preferred stock automatically converted into common stock. Commencing one year following the effective date of the registration statement, the remaining outstanding shares of Series C Convertible Preferred stock will automatically convert if (i) commencing on the date the closing bid price of the common stock is equal to or exceeds $3.00 for a period of 10 consecutive days, provided that (ii) the registration statement is effective for a period of 60 consecutive calendar days. The Company received proceeds, net of commissions and expenses of $325,807, from this placement of $2,474,193. In addition to the commissions, the placement agent also received five-year warrants to purchase 280,000 shares of the Company's common stock at an exercise price of $1.00 per share and was awarded a six-month consulting agreement for future financing services in return for compensation of $5,000 per month and additional warrants to purchase 100,000 shares of common stock at an exercise price of $1.00 per share.

The Company's stock price on March 26, 2004 was $2.06; consequently, pursuant to the requirements of EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5"), as amended by EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instruments", the issuance of the Series C Preferred, which are convertible initially at $1.00 per share at any time, resulted in a beneficial conversion feature (the difference between the market price and the conversion price) recorded as a preferred stock dividend in the amount of $2,800,000.

During 2004, 196.05 Series C shares were converted to 1,960,500 shares of common stock. Based on the Series C Convertible Preferred Stock Agreement, 50% of the shares or 140 shares would convert to 1,400,000 shares of common stock upon the effectiveness of the Company's registration statement. This occurred on July 13, 2004. An additional 56.05 Series C shares were converted to 560,500 common shares on an elective basis. As of December 31, 2004, there was 83.95 shares outstanding and only eight shareholders of record remaining from the original sixty two. Additionally 276,630 of the original 380,000 placement and consulting warrants were exercised on a cashless basis resulting in the issuance of 160,078 shares of the Company's common stock and an additional 17,455 warrants were exercised on a cash basis resulting in the issuance of an additional 17,455 common shares and cash proceeds to the Company of $17,455.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

The Series C Convertible Preferred stock ranks junior to the Series A Preferred stock regarding distributions upon liquidation of the Company. Series C Convertible Preferred stock ranks junior to the Series B Preferred stock solely with respect to the priority security interest in the Company's Intellectual Property. The shares accrue dividends at 6% of the stated liquidation preference amount from the date of issuance and increase to 8% commencing on September 25, 2005, are payable annually in cash or shares of common stock at the option of the Company. The Series C Preferred stock ranks pari passu with Series A Preferred stock and Series B Preferred stock with respect to payment of dividends. The Series C Preferred stock has no voting rights except with respect to transactions upon which they are entitled to vote as a class. The Series C Preferred stock is convertible, and the Series C-1 and Series C-2 warrants are exercisable by the holder at any time; however, an exercise or conversion by a holder cannot result in the holder owning in excess of 9.999% of the outstanding shares of the Company's common stock. Each dollar of liquidation preference amount is initially converted in one share of common stock (subject to certain anti-dilution privileges).

The holders of Series C Preferred stock can require the Company to redeem the stock plus accrued dividends at 125% of the liquidation price upon the (i) consolidation, merger or business combination of the Company, (ii) sale of more than 50% of the Company's assets, or (iii) a sale of more than 50% of the outstanding shares of the Company's outstanding shares of common stock. However, the Company has the option to pay in cash or shares of common stock.

Preferred dividends of $72,060 have been accrued as of December 31, 2004.

The C-1 and C-2 warrants provide for a cashless exercise at the option of the warrant holder commencing one year following issuance at the option of the warrant holder provided that (i) the per share market price of one share of common stock is greater than the warrant price and (ii) a registration statement for the resale of warrant stock is not in effect. The Company has the option to call up to 100% of the C-1 and C-2 warrants commencing 12 months and 36 months, respectively, from the effective date of a registration statement registering the common stock that would result from the exercise of the warrant. However, in order to exercise the call option, the Company's common stock must have been trading at a price greater than $3.00 for 10 consecutive trading days prior to the call notice and a registration statement is then in effect and has been effective without lapse for a period of 60 consecutive days and trading in the Company's stock shall not have been suspended. The Company, upon calling the warrant and the expiration of 20 days without action by the warrant holder, will remit to the holder of the warrant $.01 per called warrant and issue a new warrant representing the number of warrants not subject to the call .

During 2004, 99,500 C-1 and 85,000 C-2 warrants were electively exercised by warrant holders resulting in the Company receiving proceeds of $276,750 and the issuing of 184,500 common shares

Simultaneous with the Series C placement, the Company commenced a separate private placement in which the Company offered for sale 4,500 units at $1,000 per unit, in return for a total of $4,500,000, consisting of cash and negotiable subscription promissory notes receivable. Each unit consists of 1,000 shares of common stock and a five-year warrant to purchase an additional 1,000 shares at $1.50 per share. As of March 31, 2004, the Company had received subscriptions of $4,500,000 with cash commitments of $2,612,500 and notes of $1,887,500 due in three equal payments in June, September, and December 2004. As compensation for their services, certain broker-dealers received cash commissions in the amount of 10% of the gross proceeds. The Company incurred $38,825 of professional fees related to this placement which have been netted against the proceeds. Through December 31, 2004, the Company has collected $3,239,409, net of brokers commissions of $450,000. Also, as of December 31, 2004, the Company had subscriptions in arrears of $831,599 consisting of $825,000 in principal with the remaining $6,599 being interest.

The warrants provide for a cashless exercise alternative at the option of the warrant holder under certain conditions. The warrants are exercisable by the holder at any time; however, exercise by a warrant holder cannot result in the individual owning in excess of 9.999% of the outstanding shares Company's common stock. This option commences

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

one year following the original issue date if (i) the per share market price of one share of common stock is greater than the warrant price and (ii) a registration statement for the resale of the common stock resulting from the exercise of the warrant is not in effect.

The warrants provide an option by the Company to call up to fifty percent of the outstanding warrants commencing twenty-four months following the effective date of a registration statement registering the common stock which would result from the exercise of the warrant. However, in order for the Company to call the warrants the per share market price of the common stock must be greater than $3.00 (as may be adjusted for any stock splits or combinations of the common stock) for a period of 10 consecutive trading days prior to the notice of the call. The Company upon calling the warrant will remit to holder of the warrant $.01 per called warrant and issue a new warrant representing the number of warrants not subject to the call.

On October 19, 2004, at a special meeting of shareholders, the shareholders amended the Company's amended and restated Articles of Incorporation in order to authorize an additional 25,000,000 shares of common stock.

Other Issuance of Securities:

During the first quarter of 2004, 12,300 shares were issued to agents relating to the commissions earned during the private placement undertaken by the Company in the second and third quarters of 2003 representing accrued commissions of $15,375.

On February 27, 2004, 100,000 shares of the Company's common stock were issued to a corporation upon exercise of 62,500 Class A and 37,500 Class B warrants. On March 5, 2004, an additional 5,000 shares were issued to an individual in exchange for 3,125 Class A and 1,875 Class B warrants. The Company issued 105,000 shares of common stock and received cash proceeds of $124,688 upon the exercise of the above warrants.

During the twelve months ended December 31, 2004, 928,363 Class A warrants were exercised resulting in cash proceeds to Company of $659,418 and the issuance of 752,918 shares of the Company's common stock. Additionally, 90,058 Class A warrants were not exercised by the exercise date and expired with no value. Of the original 1,073,636 Class A warrants issued, a total of 42,500 remain exercisable as of December 31, 2004.

During the twelve months ended December 31, 2004, 51,898 Class B warrants were exercised resulting in cash proceeds to the Company of $77,847 and the issuance of 51,898 shares of the Company's common stock. Of the original 644,182 Class B warrants issued, 584,655 remain exercisable as of December 31, 2004 with 530,317 expiring on July 29, 2005 with the remaining 54,338 expiring a various times through May of 2006.

During the fourth quarter of 2004, 500,000 other warrants issued to various advisors during 2003 were exercised resulting in cash proceeds to the Company of $525,000 and the issuance of 500,000 shares of the Company's common stock.

During the fourth quarter of 2004, 55,000 employee stock options were exercised by terminated employees resulting in cash proceeds to the Company of $82,500 and the issuance of 55,000 shares of the Company's common stock.

During the 12 months ended December 31, 2004, 17,999 shares of Series A Preferred stock and 250,212 shares of Series B Preferred stock were converted to 5,999 and 88,736 shares of the Company's common stock respectively.

On June 30, 2004, dividends were declared for the Series A Convertible Preferred stock and the Series B Convertible Preferred stock amounting to $118,312 and $122,392, respectively. In July, shares representing the declared dividend were issued to the respective shareholders.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

Pursuant to the Company's Long Term Incentive Plan as amended on October 19, 2004 and pursuant to shareholder approval, the Board awarded options representing the right to purchase an aggregate of 1,320,000 shares of the Company's common stock, pursuant to Section 4(2) of the Securities Act of 1933. Of this amount, 1,000,000 options, with an exercise price of $1.50, were granted to Dr. Kshitij Mohan in accordance with the management contract affective on April 20, 2004. The remaining 320,000 options, with exercise prices ranging from $1.50 through $2.13, were granted to members of the Board of Directors as consideration for their previous years service and as inducement for membership on the Board of Directors for members elected during 2004.

Additionally, 200,000 stock warrants, with an exercise price of $1.50, were issued to BDR Consulting as consideration for future service.

NOTE 12 - LONG-TERM INCENTIVE PLAN

As of July 11, 2002, all options granted by the Predecessor Company were void.

The Company's adoption of its new Long-Term Incentive Plan became effective with the effectiveness of the Company's Plan. The new Long-Term Incentive Plan permits incentive awards of options, SARs, restricted stock awards, phantom stock awards, performance unit awards, dividend equivalent awards or other stock-based awards. It provides that the Company is authorized to make awards of up to 15% of the fully diluted stock of the Company on the Effective Date. On October 16, 2002, the Board reserved and allocated 2,336,523 shares of common stock to the new plan, such number determined to be 15% of the Company's fully diluted stock. The term of the following options granted is 10 years. On October 19, 2004 at a special meeting of shareholders, the Company's Long-Term Incentive Plan was formally adopted by shareholders and was amended to allocate a total of 4,000,000 shares of common stock, an increase of 1,663,477 common shares.

On August 7, 2002, in accordance with the Company's 2002 Long-Term Incentive Plan, the Company's Board of Directors (the "Board") granted the following stock options:

o Robert Burkett, an option for 100,000 shares of common stock to vest immediately and with an exercise price at fair market value on date of grant of $1.50 per share.

o David Crews, an option for 100,000 shares of common stock to vest immediately and with an exercise price at fair market value on date of grant of $1.50 per share.

o Kent T. Smith, an option for 521,928 shares of common stock with 70,000 shares vested immediately and 1/24th of the remaining amount vests on each monthly anniversary of the date of grant over a two-year period. The exercise price is the fair market value on date of grant of $1.50 per share. Smith terminated employment on 12/1/03 and all the above options were cancelled and replaced with 175,000, five year warrants issued on January 2, 2004 to purchase the Company's common stock at $1.50 per share.

o Carelyn P. Fylling, an option for 250,000 shares of common stock with 80,000 shares vested immediately and 1/24th of the remaining amount vests on each monthly anniversary of the date of grant over a two-year period. The exercise price is the fair market value on date of grant of $1.50 per share.

o BDR, Inc. an option for 300,000 shares of common stock with 100,000 shares vested immediately, and 100,000 shares to vest on the following two annual anniversaries at the date of grant. The exercise price is the fair market value on the date of grant of $1.50 per share.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 12 - LONG-TERM INCENTIVE PLAN (Continued)

On August 16, 2002, in accordance with the Company's 2002 Long Term Incentive Compensation Plan and as compensation for participation on the Company's Board of Directors, the Board granted Stephen Holden an option to purchase 33,000 shares of common stock at $1.50 per share to vest and become exercisable on August 16, 2003. Holden subsequently resigned from the Board and all options expired.

On November 26, 2002, the Board resolved to issue the following stock options under the Company's Long-Term Incentive Plan.

o Judy Beriou, an option for 20,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share.

o Mike Chunn, an option for 15,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Chunn exercised these options during the fourth quarter of 2004 prior to his terminating employment in December.

o Dennis Dees, an option for 50,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Pat Justice, an option for 12,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Ladye Schanley, an option for 20,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Schanley terminated employment in the first quarter of 2003 and all options were cancelled.

o Lee Wilcox, an option for 20,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Wilcox terminated services with the Company during the second quarter of 2003 and all options were cancelled.

On February 4, 2003, the Board resolved to grant to two employees a total of 50,000 options. The options to purchase common stock of the Company vested at the date of the grant. The exercise price of $1.50 per share exceeded the market value at the date of the grant. 40,000 of these options were granted to an employee who terminated employment in the fourth quarter of 2004 and who exercised those options within the time allowed under the grant.

On October 21, 2003, the Board resolved in accordance with the employment contracts of two individuals to grant the following stock options under the Company's Long Term Incentive Plan.

o Kent Smith, an option for 47,693 shares of common stock to vest in accordance with his employment agreement as if issued on August 7, 2002 at an exercise price at the fair market value of $1.25 per share. In accordance with his agreement, 27,821 became vested immediately. Smith terminated employment on December 1, 2003 and all options were cancelled and replaced with 175,000, five year warrants issued on January 2, 2004 to purchase the Company's common stock at $1.50 per share.

o Carelyn Fylling, an option for 19,077 shares of common stock to vest in accordance with her employment agreement as if issued on August 7, 2002 at an exercise price at the fair market value of $1.25 per share. In accordance with her agreement, 11,128 shares became vested immediately.

On November 15, 2003, the Board resolved to grant the following stock options under the Company's Long-Term Incentive Plan.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 12 - LONG-TERM INCENTIVE PLAN (Continued)

o Mark Cline, an option for 175,000 shares of common stock to vest in one year following the issuance of the grant with an exercise price greater than the fair market value on the date of grant of $1.50 per share. Cline resigned from the company on June 29, 2004 and all vested options were cancelled and replaced with 150,000, five year warrants issued with an effective date of June 29, 2004 to purchase the Company's common stock at $1.50 per share.

o Bill Allender, an option for 175,000 shares of common stock to vest in one year following the issuance of the grant with an exercise price greater than the fair market value on the date of grant of $1.50 per share.

On March 23, 2004, the Board resolved to grant 200,000 options, 100,000 each to Robert Burkett and David Crews, with an exercise price greater than the fair market value on the date of grant of $1.50 per share. These options vested on the date of grant.

On April 20, 2004, the Board resolved to grant 1,000,000 options, at an exercise price of $1.50, to Dr. Kshitij Mohan in accordance with his employment agreement with 500,000 containing immediate vesting with the remaining 500,000 vesting at a rate of 250,000 for the next two years at the anniversary date of the contract. These options were granted at an exercise price less than the fair market value on the date of grant.

On August 18, 2004, the Board resolved to grant 60,000 options, 30,000 each to Mark T. McLoughlin and to David F. Drohan, with immediate vesting at an exercise price of $1.50 which was greater than the fair market value at the date of grant.

On December 17, 2004, the Board resolved to grant 60,000 options, 30,000 each to James Benson and to Arun K. Deva, with immediate vesting at an exercise price of $2.13 and $2.06, respectively, which was equal to the fair market value on the date of their respective appointments to the Board.

Stock option activity during the periods indicated is as follows:

                                                 Number of     Weighted-Average
                                                  Shares       Exercise Price
                                               -------------   -----------------

Balance at July 1, 2002 (Inception)                    --              --

Granted                                         1,441,928            1.50
                                                ---------       ---------

Balance at December 31, 2002                    1,441,928       $    1.50

Granted                                           513,770            1.50
Cancelled                                         115,000            1.50
Exercised                                              --              --
                                                ---------       ---------

Balance at December 31, 2003                    1,840,698       $    1.50

Granted                                         1,320,000            1.53
Cancelled                                         749,121            1.50
Exercised                                          55,000            1.50
                                                ---------       ---------

Balance at December 31, 2004                    2,356,577       $    1.52
                                                =========       =========

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 12 - LONG-TERM INCENTIVE PLAN (Continued)

The following table summarizes information about fixed stock options outstanding as of December 31, 2004:


                                       OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                    --------------------------------------------------------    ------------------------------
                         Number of             Weighted          Weighted           Number          Weighted
     Range of        Outstanding Shares        Average            Average       Exercisable at       Average
     Exercise         at December 31,         Remaining          Exercise        December 31,       Exercise
      Prices                2004            Contract Life          Price             2004             Price
----------------    -------------------    ---------------    --------------    ---------------   ------------
  $1.25 - $2.13           2,356,577               8.7              1.51           1,856,577          1.52


The following table summarizes information about fixed stock options outstanding as of December 31, 2003:

                                       OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                    --------------------------------------------------------    ------------------------------
                         Number of              Weighted          Weighted          Number          Weighted
     Range of        Outstanding Shares         Average            Average      Exercisable at       Average
     Exercise         at December 31,          Remaining          Exercise       December 31,       Exercise
      Prices                2003             Contract Life          Price            2003             Price
----------------    -------------------    ---------------    --------------    ---------------   ------------
  $1.25 - $2.00           1,840,698               8.5             $1.50           1,261,131          1.47



NOTE 13 - DEFERRED COMPENSATION

The components of deferred compensation for the options granted are as follows at December 31:

                                                     2004             2003
                                                 -----------      -----------

Beginning balance                                $ 1,438,070      $   155,833
Deferred compensation recorded                     2,182,213        2,257,438
Amortization to stock-based compensation          (3,052,495)        (975,201)
                                                 -----------      -----------

                                                 $   567,788      $ 1,438,070
                                                 ===========      ===========

On July 11, 2002, the Company's Board of Directors reached an agreement with HMA Advisors Inc. ("HMA") to provide assistance to the Company to reach the Company's financing goals. The Financial Services Agreement is for a term of a minimum of 12 months and will renew automatically on a month-to-month basis thereafter unless either party gives written notice of termination. The Board of Directors granted HMA 600,000 Common Stock Purchase Warrants, which vested immediately and were exercisable at $1.00 per share, with an expiration date of August 1, 2007. The warrants were valued at $60,000, were recorded as deferred compensation and were amortized over 12 months. $30,000 was amortized to expense during each of the years ended December 31, 2003 and 2002.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 13 - DEFERRED COMPENSATION (Continued)

Additionally, on July 11, 2002 and upon emergence from bankruptcy, the Board reached an agreement with BDR Consulting Inc. ("BDR"), a related party, to provide management, financing, marketing and strategic consulting services as requested by the Board of Directors. In exchange, the Company compensates BDR at the rate of $108,000 per annum paid on a monthly basis at the rate of $9,000 per month. Additionally, on August 7, 2002, the Board granted BDR stock options for 300,000 shares of common stock. The option for 100,000 shares vested immediately with another 100,000 shares to fully vest on the first anniversary of the date of grant, the remaining 100,000 shares to vest on the second anniversary of the date of grant. The exercise price of $1.50 was the fair market value on the date of grant. The option was valued at $151,000 and was recorded as deferred compensation. The option will be amortized over the length of the contract. As of December 31, 2002, $25,167 was amortized and recorded as compensation. In the event that the Company terminates the agreement with 45-day notice, and in addition to any options already vested as of the termination date, an option for an additional 50,000 shares shall immediately vest; provided that the total number of shares under this agreement shall not exceed the 300,000 shares. The option expires 10 years from the date of grant. In 2003, the options were revalued to $244,660, an increase of $93,660, with $97,162 being amortized and recorded as compensation in 2003. During 2004, these initial 300,000 options granted on August 7, 2002 were revalued to $243,380, a decrease of $1,280, and $80,485 was amortized as a non-cash charge to the Company. Additionally, on February 24, 2004, the Board granted BDR another 200,000 options. The company recorded deferred compensation of $245,740 and non-cash amortization expense of $208,542 in 2004 pertaining to this grant.

On April 1, 2003, the Company entered into a consulting agreement with Nadine C. Smith (the "Consultant") to provide general business and financial consulting services for a period of twelve months. The Consultant would receive $125,000 per annum paid monthly as compensation for providing services to the Company. Additionally, the Consultant was also issued a warrant to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 with an expiration date of seven years. The first 500,000 shares vested and were exercisable immediately with the remaining 500,000 vested and exercisable at the one-year anniversary upon signing the consulting agreement. For the year ending December 31, 2003 the Company has recorded deferred compensation of $733,750 relating to this agreement, of which $550,312 has been amortized as a non-cash charge to the Company. During 2004, the Company recorded additional deferred compensation of $647,300, of which a total of $830,738 was amortized as a non-cash charge to the Company.

During the period between April through August 2003, the Company granted options to various independent sales representatives upon signing the agreement to represent the Company's products in their respective territories. Three of the sales representative received a total of 4,500, three-year options at an exercise price of $1.50 with one of the representatives receiving 500, three-year options with an exercise price of $1.90, which represented the fair market value at the date of agreement. On a cumulative basis for this group, the Company has recorded deferred compensation of $3,452 relating to these agreements, of which $2,038 has been amortized as a non-cash charge to the Company. During 2004, the remaining $1,414 was amortized as a non-cash charge to the Company.

On October 21, 2003, the Company entered into three agreements with various investment and financial advisory companies to compensate them for work performed prior to the date of the agreements and to compensate them for continued involvement with the Company. The three agreements were with Stern and Company, IVC Group and FEQ Investments, Inc. The Stern and Company agreement was for advisory services through December 31, 2004 and consisted of a grant of 100,000, three-year warrants at an exercise price per share of $1.25. The agreement with the IVC Group was for investment advisory services through December 31, 2004 with IVC receiving $2,500 per month plus a grant of 400,000, three-year warrants at an exercise price per share of $1.00. The agreement with FEQ Investments, Inc was for investment advisory services through December 31, 2004 with FEQ receiving $5,000 per month plus a grant of 775,000, three-year warrants at an exercise price of $1.00. The IVC Group and the FEQ Investments agreement can be terminated at any time for any cause. For the year ending December 31, 2003, the Company has recorded deferred compensation of $1,219,086 relating to these agreements, of which $243,817 has been amortized as a non-cash charge to the Company. During 2004, the remaining $975,269 was amortized as a non-cash charge to the Company relating to these agreements.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 13 - DEFERRED COMPENSATION (Continued)

On January 2, 2004, the Company entered into a termination agreement with Kent Smith that granted him 175,000 warrants to purchase the Company's common stock at $1.50 per share in exchange for all previously issued and vested stock options granted to him plus other considerations. The warrants vested immediately and expire in three years. The options that were cancelled under the agreement totaled 569,621, of which 403,080 were fully vested. On that date, the warrants were valued at $115,938 and the Company recorded deferred compensation of that amount. Subsequently, the Company amortized the entire $115,938 recording the expense to wages and salaries.

On January 10, 2004, the Company entered into an advisory contract with Dr. Charles Baxter to serve as chairman of the Company's Medical Advisory Board. As consideration for this agreement, Dr. Baxter was paid $500 per month and was awarded 10,000, five-year options to purchase the Company's common stock for $1.50. During 2004, the Company recorded deferred compensation and non-cash amortization of $10,250.

On January 14, 2004 an agreement was formally signed with an effective date of October 1, 2003 between the Company and the Carmen Group, Inc. to provide advisory services when dealing with the federal government. This involves issues relating to the FDA testing in addition to other issues. The agreement specifies a fixed monthly fee of $15,000 plus expenses and an irrevocable grant of 100,000 options at a price per share of $1.25 per share. The Company will also issue an additional 100,000 options at a price of $2.00 per share no later than September 30, 2004. For the year ending December 31, 2003, the Company recorded deferred compensation of $207,490 relating to this agreement of which $51,872 has been amortized as a non-cash charge to the Company. (See Note 16 relating to the Carmen Group). During 2004, the options were revalued and the Company recorded additional deferred compensation of $84,440, of which a total of $240,058 was amortized as a non-cash charge to the Company.

On March 19, 2004, the Company entered into a six-month advisory contract with Burnham-Hill Investments for investment advisory services. As consideration for this contract, the Company paid to Burnham-Hill $5,000 per month for six months and granted to the company 100,000 warrants to purchase the Company's common stock for $1.50. These warrants will expire in five years. The Company valued the warrants on the contract date at $111,430 with the total amount being amortized as a non-cash charge to the Company over the following six months.

On April 20, 2004, the Company awarded to Dr. Kshitij Mohan 1,000,000, ten year options to purchase the Company's common stock for $1.50 per share as part of the two-year contract between Mohan and the Company to accept the position as Chief Executive Officer. At the date of the award, the fair market value was $2.24 per share. In accordance with APB 25, the Company recorded deferred compensation of $740,000 at that date and during 2004, amortized $258,464 recording the expense to wages and salaries.

Effective May 7, 2004, the Company entered into a service agreement with Gary Maier for public relations services. In conjunction with the contract, Gary Maier received 12,000 warrants to purchase the Company's stock for $2.50. These warrants expire on December 31, 2008. The Company valued the warrants at $24,396 and recorded non-cash amortization of $15,908 during 2004.

On June 29, 2004, the Company entered into a termination agreement with Mark Cline that granted him 150,000, five year stock purchase warrants to purchase the Company's common stock at $1.50 per share in exchange for all previously issued and vested stock options granted to him plus other considerations. On that date, the warrants were valued at $204,000 and the Company recorded deferred compensation of that amount. Subsequently, the Company amortized the entire $204,000, recording the expense to wages and salaries.

                                 Cytomedix, Inc.
                          (A Development Stage Entity)
                          Notes to Financial Statements

NOTE 14 - EMPLOYEE BENEFIT PLAN

The Company maintained a 401(k) plan, in which all employees are eligible to participate. The maximum compensation a participant may elect to defer is 15%. The employer may, at its sole discretion, contribute and allocate to each eligible participant's account a percentage of the participant's elective deferral contribution. For the years ended December 31, 2004 and 2003, the Company did not contribute to the plan.

NOTE 15 - SUPPLEMENTAL CASH FLOW DISCLOSURES - NONCASH TRANSACTIONS

Non-cash transactions for years ended December 31 include:



                                                                                   Year Ended
                                                                                  December 31,
                                                                         ---------------------------
                                                                             2004           2003
                                                                         -----------    ------------
Commissions paid in stock                                                $   15,374     $       --
Accrued dividends on 6% preferred stock                                      79,195             --
Accrued dividends on 8% preferred stock                                     240,665        231,738
Preferred stock individual reorder at issuance due to beneficial
   conversion feature of Series C Preferred                               2,800,000             --
Commissions accrued for at year end                                              --         47,940
Legal fees paid in stock                                                         --        181,013

Stock issued or  issuable for consulting                                         --         68,000
Preferred dividends paid by issuance of stock                               240,704        221,759
Financing of insurance premiums                                                  --         51,678


NOTE 16 - RELATED PARTY TRANSACTIONS

BDR Consulting Inc. ("BDR") is affiliated with BDR Investment LLC through common ownership. The principal in both entities, Jimmy D. Swink, Jr., provided consulting services to the Company amounting to $412,027 and $205,162 for the periods ended December 31, 2004 and 2003, respectively.

On February 23, 1999, the Company and BDR entered into a consulting agreement which was subsequently amended several times. The agreement was further amended on July 11, 2002 continuing until June 30, 2005. Under the agreement currently in place, BDR receives compensation of $108,000 per annum for services rendered to the Company. The successor Company granted stock options to BDR representing the right to purchase 300,000 shares of the Company's common stock at $1.50 per share, of which 100,000 became fully vested and exercisable on August 7, 2002, the date of grant, with the remaining 200,000 vesting over the next two years. The options expire ten years from the date they become exercisable. On February 25, 2004, the Board authorized an additional grant of 200,000, ten year options to purchase the Company's common stock at $1.50 per share. These options became exercisable immediately. As of the twelve months ended December 31, 2004, the Company revalued the options to $489,120, an increase of $244,660, from the prior years valuation, with $289,027 being amortized and recorded as compensation. For the twelve months ending December 31, 2003, the company recorded amortization expense as compensation of $97,162. For 2004 and 2003, BDR received cash compensation of $123,000 and $108,000, respectively.

In 1999, the Founder and then sole stockholder of the Company, Charles Worden, and the Company entered into an agreement where the Company was to pay the Founder a royalty.

Worden and the Company entered into a substitute royalty agreement with Court approval on November 14, 2001, which superseded the agreement dated October 29, 1999. The Company agreed to pay the Founder a royalty of five percent of the gross profit from the sale, licensing or other exploitation of the Worden patent. The royalty payment during any calendar year was limited to $600,000. The Company was to pay the Founder a minimum royalty of $6,250 per month in advance. For the years ended December 31, 2004 and 2003, the total royalty expense was $75,000 and $76,676, respectively. The Company granted a security interest and lien in the Worden patent. In addition, the Company granted a reversionary interest in the patent if the Company discontinues substantially all efforts to commercialize the Worden patent.

On October 16, 2001, the Company's Board of Directors reached an agreement with Mr. Jimmy D. Swink, Jr. providing that in exchange for his full-time commitment to the Company's reorganization efforts as the Company's reorganization manager, the Board would provide in any Board-sponsored plan of reorganization for payment of a reorganization bonus to Mr. Swink, upon the effectiveness of that plan, equal to 4% of all Plan-Issued Securities. The Board also approved a reorganization bonus of 1/3% for Messrs. Burkett and Crews for their services as Board members and for Mr. Smith as president. The Plan defines "Plan-Issued Securities" as all New Securities to be issued under the Plan, exclusive of the following: (i) the Reorganization Bonus; (ii) the Long Term Incentive Plan;
(iii) New Warrants; and (iv) all shares issued to New Investors in excess of $1.7 million raised pursuant to the Private Placement offering. On October 16, 2002, the Company issued 389,775 shares to BDR for this reorganization bonus.

The Carmen Group, Inc. was engaged during the second quarter of 2003 as a business consultant to strategically position and represent the Company before the federal government. A director of the Company is also a senior consultant with the Carmen Group, Inc. Effective on October 1, 2003, a formal agreement was signed with the Carmen Group, Inc. for a period of one year to provide services for the Company for a flat fee of $15,000 per month plus expenses. Additionally, the agreement stipulates that the Company would issue to the Carmen Group, Inc. an option to purchase 100,000 shares immediately exercisable at $1.25 with an additional 100,000 shares being issuable one year from the date of agreement at an exercise price of $2.00. In 2004, the Carmen Group provided services to the Company amounting to $377,162, which included $240,057 of amortization expense attributable to the valuation of the options. In 2003, the Carmen Group, Inc. had provided services to the Company amounting to $198,569, which includes amortization expense relating to the options of $51,872.

NOTE 17 - OPERATING LEASES

For the years ended December 31, 2004 and 2003, the Company incurred rent expense of $31,899 and $30,008, respectively. From the date of inception (July 1, 2002) to December 31, 2004 rent expense was $76,928.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

Post-Bankruptcy Commitments and Contingencies

Under the Plan the predecessor Company's Existing Series A Preferred stock and the dividends accrued on the Series A Preferred stock are exchanged into one share of New common stock for every five shares of Existing Series A Preferred shares held as of the Effective Date. This exchange is contingent on the successor Company's attaining aggregate gross revenues for four consecutive quarters of at least $10,000,000.

We outsource the manufacturing of AutoloGel process kits to Tri-State Hospital Supply Corporation. Under a purchase agreement dated August 1, 2002, Cytomedix agreed to purchase kits in pre-established usage levels. Should the Company terminate the 36-month agreement, it is required to purchase unique components and finished goods inventory up to a maximum amount of approximately $50,000.

NOTE 19 - SUBSEQUENT EVENTS

For the period, January 1, 2005 through March 15, 2005, the Company issued 401,338 common shares in exchange for 1,204,014 Series B, Convertible and Preferred shares and 288,420 common shares in exchange for 865,260 Series A, Convertible and Preferred shares. The Company also issued 807,975 common shares resulting from the exercise of various warrants and options at differing exercise prices that resulted in additional cash to the Company of $1,210,538. Additionally, the Company has received $831,599 of the outstanding subscriptions receivable.

                          INTERIM FINANCIAL STATEMENT

                                 CYTOMEDIX, INC.
                          (A DEVELOPMENT STAGE ENTITY)
                            Condensed Balance Sheets

                                                                                      June 30,      December 31,
                                     ASSETS                                             2005            2004
                                                                                    ------------    ------------
                                                                                    (Unaudited)
Current assets
   Cash                                                                             $  4,194,966    $  3,274,934
   Accounts and royalties receivable, net                                                342,019         315,566
   Prepaid expenses, other current assets and inventory                                  222,396         274,045
                                                                                    ------------    ------------
Total current assets                                                                   4,759,381       3,864,545

Cash - restricted                                                                             --          21,375
Property and equipment, net                                                              143,902         194,719
Intangibles, net                                                                       2,021,053       2,084,210
Goodwill                                                                               2,021,623       2,021,623
                                                                                    ------------    ------------
Total assets                                                                        $  8,945,959    $  8,186,472
                                                                                    ============    ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts payable and accrued expenses                                            $  1,370,962    $  1,015,185
   Deferred revenues                                                                      81,448          81,448
   Dividends payable on Series A, Series B and Series C preferred stock                   10,489         199,891
                                                                                    ------------    ------------
Total current liabilities                                                              1,462,899       1,296,524
                                                                                    ------------    ------------

Long-term liabilities
   Deferred revenues                                                                     315,611         356,335
                                                                                    ------------    ------------
Total liabilities                                                                      1,778,510       1,652,859
                                                                                    ------------    ------------

Commitments and contingencies

Stockholders' equity
  Series A Convertible preferred stock; $.0001 par value, $1.00 liquidation value, authorized 5,000,000 shares; at June 30, 2005 issued - 338,450
   shares; issuable 27,037 shares, at December 31, 2004 issued - 1,575,784 shares             36             157
  Series B Convertible preferred stock; $.0001 par value, $1.00 liquidation value, authorized 5,000,000 shares; at June30, 2005 issued - 85,144
   shares;issuable 6,882 shares, at December 31, 2004 issued - 1,387,042 shares,               9             138
  Series C Convertible preferred stock: $.0001 par value, $10,000 liquidation
   Value, authorized 1,000 shares; at June 30, 2005 issued - 4.75 shares;
   at December 31, 2004 issued - 83.9 shares                                                  --              --
  Common stock; $.0001 par value, authorized 65,000,000 shares; at
   June 30, 2005 issued - 24,889,699 shares, issuable 27,359 shares;
   at December 31, 2004 issued - 20,675,837, issuable 825,000 shares                       2,493           2,151
  Additional paid-in capital                                                          29,215,482      25,674,088
  Deferred compensation                                                                 (873,546)       (567,788)
  Subscriptions Receivable                                                                    --        (831,599)
  Deficit accumulated in the development stage                                       (21,177,025)    (17,743,534)
                                                                                    ------------    ------------
           Total stockholders' equity                                                  7,167,449       6,533,613
                                                                                    ------------    ------------
               Total liabilities and stockholders' equity                           $  8,945,959    $  8,186,472
                                                                                    ============    ============

              The accompanying notes are an integral part of these
                         condensed financial statements.

                                 CYTOMEDIX, INC.
                          (A DEVELOPMENT STAGE ENTITY)
                 Condensed Statements of Operations - Unaudited

                                                                                                                      July 1, 2002
                                                        Three Months Ended                Six Months Ended             (inception)
                                                             June 30,                         June 30,                   Through
                                                  ------------------------------    ------------------------------    -------------
                                                       2005             2004             2005             2004        June 30, 2005
                                                  -------------    -------------    -------------    -------------    -------------
Revenues
   Sales                                           $     45,072     $     98,633     $    158,884     $    223,348     $  1,290,647
   Royalties                                            260,057          162,582          417,419          344,217        2,184,353
                                                   ------------     ------------     ------------     ------------     ------------
Total revenues                                          305,129          261,215          576,303          567,565        3,475,000
                                                   ------------     ------------     ------------     ------------     ------------

Cost of revenues
   Cost of sales                                         26,661           13,949           54,640           70,725          416,499
   Cost of royalties                                    177,345          131,280          303,807          280,147        1,739,989
                                                   ------------     ------------     ------------     ------------     ------------
Total cost of revenues                                  204,006          145,229          358,447          350,872        2,156,488
                                                   ------------     ------------     ------------     ------------     ------------
Gross profit                                            101,123          115,986          217,856          216,692        1,318,512
                                                   ------------     ------------     ------------     ------------     ------------

Operating expenses
   Salaries and wages                                   443,964          604,882        1,111,007          980,393        4,231,474
   Consulting expenses                                  361,005          451,476          467,931        1,608,271        4,269,704
   Consulting expenses - related party                   47,284          173,217          131,764          473,668        1,643,236
   Professional fees                                    396,907          198,360          679,733          366,949        2,839,759
   Royalty expenses - related party                      18,750           18,750           37,500           37,500          226,676
   Clinical Trial related expenses                      433,621          338,099          957,536          603,080        2,612,560
   General and administrative expenses                  548,985          361,258          874,690          628,951        3,875,938
                                                   ------------     ------------     ------------     ------------     ------------
Total operating expenses                              2,250,516        2,146,042        4,260,161        4,698,812       19,699,347
                                                   ------------     ------------     ------------     ------------     ------------
Loss from operations                                 (2,149,393)      (2,030,056)      (4,042,305)      (4,482,120)     (18,380,835)
                                                   ------------     ------------     ------------     ------------     ------------

Other (income) expenses
   Interest (income) expenses, net                      (21,880)         (17,762)         (41,130)         (19,052)         (77,201)
   Contract settlement and other expense                      0             (300)         223,068            4,911          201,784
   Patent litigation settlements, net                  (858,000)               0         (858,000)               0         (858,000)
                                                   ------------     ------------     ------------     ------------     ------------
Total other (income) expenses                          (879,880)         (18,062)        (676,062)         (14,141)        (733,417)
                                                   ------------     ------------     ------------     ------------     ------------
Net loss from continuing operations                  (1,269,513)      (2,011,994)      (3,366,243)      (4,467,979)     (17,647,418)
                                                   ------------     ------------     ------------     ------------     ------------

Preferred dividend on Series A and B
  preferred stock                                         9,381           58,534           45,366          118,245          628,529
Preferred dividend on Series C
  preferred stock                                        10,489           41,595           21,883        2,843,896        2,901,078
                                                   ------------     ------------     ------------     ------------     ------------
Net loss to common stockholders                    $ (1,289,383)    $ (2,112,123)    $ (3,433,492)    $ (7,430,120)     (21,177,025)
                                                   ============     ============     ============     ============     ============

Basic and diluted loss
  per common share                                 $      (0.05)    $       (.12)    $      (0.15)    $       (.47)    $      (1.37)
                                                   ============     ============     ============     ============     ============

Weighted average shares outstanding                  23,730,935       18,024,009       23,030,087       15,665,587       15,413,766
                                                   ============     ============     ============     ============     ============

              The accompanying notes are an integral part of these
                         condensed financial statements.

                                 CYTOMEDIX, INC.
                          (A DEVELOPMENT STAGE ENTITY)
                 Condensed Statements of Cash Flows - Unaudited


                                                                   Six Months Ended           July 1, 2002
                                                                        June 30,               (Inception)
                                                              ----------------------------       Through
                                                                  2005            2004        June 30, 2005
                                                              ------------    ------------    ------------
Cash Flows from operating activities:
   Net loss                                                   $ (3,366,243)   $ (4,467,979)   $(17,647,419)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
        Depreciation and amortization                              113,974         107,790         631,821
        Amortization - deferred consulting fees                    308,463       1,750,769       3,812,924
        Amortization - stock based employee and
                       director compensation                       577,015         391,972       1,155,417
        Amortization of stock issued for services                       --              --          68,000
        Consulting/legal expense for issuance of securities             --              --         113,904
        Stock issued for reorganization bonus                           --              --         487,218
        Stock issued for contract settlement                       227,500              --         227,500
        Loss on disposal of assets                                      --           4,655           4,655
        Interest earned on subscriptions outstanding                  (866)             --         (21,874)
        Other                                                           --              --         (11,506)
        Change in current assets                                    25,197        (121,611)            617
        Change in current liabilities                              224,465         133,460         (91,886)
                                                              ------------    ------------    ------------

Cash flows used in operating activities                         (1,890,495)     (2,200,944)    (11,270,629)
                                                              ------------    ------------    ------------

Cash flows from investing activities:
   Purchase of equipment                                                --          (8,800)       (374,336)
   (Increase) Decrease in restricted cash                           21,375            (318)             --
                                                              ------------    ------------    ------------
Net cash provided by (used in) investing activities                 21,375          (9,118)       (374,336)
                                                              ------------    ------------    ------------

Cash flows from financing activities:
   Proceeds from sale of common and preferred stock, net           832,465       4,832,010      12,281,265
   Repayment of note payable                                            --         (13,066)       (140,841)
   Proceeds from option and warrant exercises                    1,956,687         245,766       3,595,652
                                                              ------------    ------------    ------------
Net cash provided by financing activities                        2,789,152       5,064,710      15,736,076
                                                              ------------    ------------    ------------

Net increase in cash                                               920,032       2,854,648       4,091,111
Cash, beginning of period                                        3,274,934         811,385         103,855
                                                              ------------    ------------    ------------

Cash, end of period                                           $  4,194,966    $  3,666,033    $  4,194,966
                                                              ============    ============    ============

              The accompanying notes are an integral part of these
                        condensed financial statements.

                                 CYTOMEDIX, INC.
                          (A DEVELOPMENT STAGE ENTITY)
                     Notes to Condensed Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The unaudited condensed financial statements included herein have been prepared by Cytomedix. Inc. (the "Company" and "Cytomedix"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments that are, in the opinion of management, necessary to fairly present such information. All such adjustments are of a normal recurring nature. Although the Company believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including a description of significant accounting policies normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such rules and regulations.

These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's 2004 Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for interim periods are not necessarily indicative of the results for any subsequent quarter or the entire fiscal year ending December 31, 2005.

Cytomedix is a development stage enterprise, and accordingly, certain additional financial information is required to be included in the condensed financial statements.

Basic and diluted net losses per common share are presented in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share ("SFAS 128"), for all periods presented. In accordance with SFAS 128, basic and diluted net losses per common share have been computed using the weighted-average number of shares of common stock outstanding during the period. Shares associated with stock options, stock warrants, and convertible preferred stock are not included because the inclusion would be anti-dilutive (i.e., reduce the net loss per share). The total numbers of such shares excluded from diluted net loss per common share are 12,556,801 and 17,675,836 at June 30, 2005 and 2004, respectively.

As a Small Business filer, the Company has chosen to defer adoption of SFAS No. 123R until January 1, 2006 but will continue to disclose the impact of stock based employee compensation utilizing the provisions of SFAS No. 123 "Accounting for Stock Based Compensation ("SFAS 123"). As has been permitted under SFAS No. 123, the Company has continued to utilize APB 25 "Accounting for Stock Issued to Employees" in accounting for its stock-based compensation to employees. Had compensation expense for the six months and three months ended June 30, 2005 and 2004 been determined under the fair value provisions of SFAS No. 123, as amended by SFAS 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of SFAS Statement No. 123", the Company's net loss to common shareholders and net loss to common shareholders per share would have differed as follows:

                                                       Three Months Ended               Six Months Ended
                                                            June 30,                        June 30,
                                                   --------------------------    --------------------------
                                                       2005           2004           2005           2004
                                                   -----------    -----------    -----------    -----------
Net loss to common stockholders, as reported       $(1,289,383)   $(2,112,123)   $(3,433,492)   $(7,430,120)

Add:  Stock-based employee compensation
      expense included in reported net loss
      determined under APB No. 25,
      net of related tax effects                       287,307         71,973        547,567         71,973
Deduct:  Total stock-based employee
         compensation expense determined under
         fair-value-based method for all awards,
         net of related tax effects                   (655,781)      (181,099)    (1,259,078)      (164,451)
                                                   -----------    -----------    -----------    -----------

Pro forma net income (loss)                        $(1,657,857)   $(2,221,249)   $(4,145,003)   $(7,522,598)
                                                   -----------    -----------    -----------    -----------
Earnings per share:
     Basic and diluted - as reported               $     (0.05)   $     (0.12)   $     (0.15)   $     (0.47)

     Basic and diluted - pro forma                 $     (0.07)   $     (0.12)   $     (0.18)   $     (0.48)

                                 CYTOMEDIX, INC.
                          (A DEVELOPMENT STAGE ENTITY)
                     Notes to Condensed Financial Statements

NOTE 1 - BASIS OF PRESENTATION (CONTINUED)

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be issued in future years. The estimated fair value of each option granted was calculated using the Black-Scholes option pricing model. The following summarizes the weighted average assumptions used in the model.

                                           Six Months Ended
                                               JUNE 30,
                                  -------------------------------
                                      2005              2004
                                  -------------     -------------
Risk free rate                        4.31%              3.78%
Expected years until exercise         8.97               9.9
Expected stock volatility              100%              100%
Dividend yield                         --                 --

NOTE 2 - DESCRIPTION OF BUSINESS

Cytomedix, Inc. is a biotechnology company whose business model is premised upon developing, producing, and licensing autologous cellular therapies (i.e., therapies using the patient's own body products) for the treatment of chronic non-healing wounds using propriety platelet gel and related product therapies. To create the proprietary platelet gel product, the patient's own platelets and other essential blood components for the healing process are separated through centrifugation and formed into a gel ("AutoloGel(TM)") that is topically applied to a wound under the direction of a physician. The Company's headquarters are in Rockville, Maryland.

NOTE 3 - CAPITAL STOCK ACTIVITY

For the three months ending June 30, 2005, the Company issued 1,528,666 shares of the Company's common stock resulting from various exercises of options and warrants and conversions of the Company's various series of preferred stock as follows:

      o 28,034 shares of the Company's common stock were issued in exchange for 82,981 series A convertible preferred shares

      o 10,330 shares of the Company's common stock were issued in exchange for 31,129 series B convertible preferred shares

      o 750,000 shares of the Company's common stock were issued in exchange for 75 series C convertible preferred shares

      o 6,250 shares of the Company's common stock were issued as a result of the exercise of 6,250 class A warrants. The Company received proceeds of $6,250 as a result of these exercises.

      o 141,355 shares of the Company's common stock were issued as a result of the exercise of 165,834 class B warrants. 32,192 shares were issued on a cashless basis in exchange for 56,671 warrants. The Company received proceeds of $163,745 as a result of these exercises.

      o 36,000 shares of the Company's common stock were issued as a result of the exercise of 36,000 class C-1 warrants. The Company received proceeds of $54,000 as a result of these exercises.

      o 115,000 shares of the Company's common stock were issued as a result of the exercise of 115,000 class C-2 warrants. The Company received proceeds of $172,500 as a result of these exercises.

      o 13,250 shares of the Company's common stock were issued as a result of the exercise of 13,250 stock

                                 CYTOMEDIX, INC.
                          (A DEVELOPMENT STAGE ENTITY)
                     Notes to Condensed Financial Statements

NOTE 3 - CAPITAL STOCK ACTIVITY (CONTINUED)

            options issued under the Company's Long Term Incentive Plan. The Company received proceeds of $19,875 as a result of these exercises.

      o 150,000 shares of the Company's common stock were issued as a result of exercises of 150,000 unit offering warrants. The Company received proceeds of $225,000 as a result of these exercises.

      o 278,447 shares of the Company's common stock were issued as a result of the exercise of 360,614 various other warrants. 248,447 shares were issued on a cashless basis in exchange for 330,614 warrants. The Company received proceeds of $34,500 as a result of these exercises.

During the three months ending June 30, 2005, the Company granted stock options and warrants as follows:

      o 100,000 options to purchase common stock to board members for past and present services, which vest immediately, and are exercisable through 2015 at prices ranging from $1.15 though $2.55.

      o 75,000 options to purchase common stock to an employee, exercisable through 2015 at $3.14, with 25,000 options vesting each year beginning in April 2006.

      o 125,000 options to purchase common stock to a financial advisory firm, which vest immediately, and are exercisable through 2010 at $3.14. This award represents a partial payment for developing an analyst report and consultation for developing strategic alliances.

      o 100,000 options to purchase common stock to the CEO , which vest immediately, and are exercisable through April 2015 at an exercise price of $1.50.

The Company paid a dividend on shares of series C convertible preferred shares at the rate of six percent, amounting to $90,500. The dividend is calculated based on the number of days during the year the shareholder held the series C convertible preferred shares prior to conversion.

On June 30, 2005, the Company declared a dividend on its series A and B convertible preferred shares amounting to 166,062 which will result in the issuances of 27,037 shares of additional series A convertible preferred shares and 6,882 shares of series B convertible preferred shares, and 27,359 shares of common stock.

For the three months ending March 31, 2005, the Company issued 1,860,196 shares of the Company's common stock resulting from various exercises of options and warrants and conversions of the Company's various series of preferred stock as follows:

      o 385,279 shares of the Company's common stock were issued in exchange for 1,154,353 series A convertible preferred shares.

      o 422,768 shares of the Company's common stock were issued in exchange for 1,270,769 series B convertible preferred shares.

      o 42,000 shares of the Company's common stock were issued in exchange for 4.2 series C convertible preferred shares.

      o 36,250 shares of the Company's common stock were issued as a result of exercises of 36,250 class A warrants. The Company received proceeds of $36,250 as a result of these exercises.

      o 3,810 shares of the Company's common stock were issued as a result of exercises of 3,810 class B warrants. The Company received proceeds of $5,715 as a result of these exercises.

      o 274,300 shares of the Company's common stock were issued as a result of exercises of 274,300 class C-1 warrants. The Company received proceeds of $405,750 as a result of these exercises.

      o 218,200 shares of the Company's common stock were issued as a result of exercises of 218,200 class C-2 warrants. The Company received proceeds of $311,250 as a result of these exercises.

      o 100,000 shares of the Company's common stock were issued as a result of exercises of 100,000 unit

                                 CYTOMEDIX, INC.
                          (A DEVELOPMENT STAGE ENTITY)
                     Notes to Condensed Financial Statements

NOTE 3 - CAPITAL STOCK ACTIVITY (CONTINUED)

            offering warrants. The Company received proceeds of $150,000 as a result of these exercise.

      o 200,000 shares of the Company's common stock were issued as a result of exercises of 200,000 various other warrants. The Company received proceeds of $325,000 as a result of these exercises.

      o 14,750 shares of the Company's common stock were issued as a result of exercises of 14,750 stock options issued under the Company's Long Term Incentive Plan. The Company received proceeds of $22,125 as a result of these exercises.

      o 4,870 shares of the Company's common stock were issued as a result of exercises of 6,093 placement agent warrants. 1,895 shares were issued on a cashless basis in exchange for 3,118 warrants. The Company received proceeds of $2,975 as a result of these exercises.

      o 92,969 shares of the Company's common stock were issued on a cashless basis in exchange for 175,000 options originally issued to the former CEO.

      o 65,000 shares of the Company's common stock value at $227,500 were issued in settlement of certain contract litigation initiated in 2002.

NOTE 4 - RELATED PARTY TRANSACTIONS

BDR CONSULTING, INC.

BDR Consulting, Inc. ("BDR") is a consulting firm owned solely by Jimmy D. Swink, Jr. The Company entered into a consulting agreement with BDR, dated July 11, 2002 (the "Effective Date") continuing until June 30, 2005. Under this agreement, BDR is to receive compensation of $108,000 per annum for services rendered to the Company. In addition, the Company granted BDR stock options representing the right to purchase 300,000 shares of the Company's common stock at $1.50 per share (the fair market value on the date of grant). An option representing the right to purchase 100,000 shares vested immediately on the date of grant with the remaining 200,000 shares vesting annually over the next two years. Additionally, on February 25, 2004, the Company issued 10-year warrants to purchase an additional 200,000 shares of common stock at $1.50 to BDR, in connection with the consulting agreement. For the six months ending June 30, 2005, the Company recorded expenses of $131,764 pertaining to this agreement of which, $54,000 was paid in cash with the remaining $77,764 being non-cash charges relating to the value of options granted to BDR, valued in accordance with FAS 123. For the three months ending June 30, 2005, the Company recorded expenses of $47,284 representing cash payments of $27,000 with the remaining $20,284 being non-cash charges. For the six months ending June 30, 2004, the Company recorded expenses of $226,323 pertaining to this agreement of which, $54,000 was paid in cash with the remaining $172,323 being non-cash charges relating to the value of options granted to BDR, valued in accordance with FAS
123. For the three months ending June 30, 2004, the Company recorded expenses of $81,752 representing cash payments of $27,000 with the remaining $54,752 being non-cash charges.

THE CARMEN GROUP

The Carmen Group, Inc. was engaged during the second quarter of 2003 as a business consultant to strategically position and represent the Company before the federal government and the various federal agencies affecting the Company. A former director of the Company, Robert Burkett, is a consultant with The Carmen Group, Inc. Effective on October 1, 2003, a formal agreement was signed with The Carmen Group, Inc. for a period of one year to provide services for the Company for a flat fee of $15,000 per month plus expenses. Additionally, the agreement stipulates that the Company would issue to The Carmen Group, Inc. an option to purchase 100,000 shares of common stock immediately exercisable at $1.25 with an additional option to purchase 100,000 shares of common stock being issuable one year from the date of agreement at an exercise price of $2.00. The Company has not incurred any expenses in 2005 relating to this agreement as this agreement expired September 30, 2004 and was

                                 CYTOMEDIX, INC.
                          (A DEVELOPMENT STAGE ENTITY)
                     Notes to Condensed Financial Statements

NOTE 4 - RELATED PARTY TRANSACTIONS (CONTINUED)

neither renewed nor extended. For the six months ending June 30, 2004, the Company recorded expenses of $247,325 pertaining to this agreement of which, $90,799 was paid in cash with the remaining $156,546 being non-cash charges relating to the value of options granted to The Carmen Group, Inc., in accordance with SFAS 123. For the three months ending June 30, 2004, the Company recorded expenses of $91,465 representing cash payments of $45,222 with the remaining $46,243 being non-cash charges.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

The nature of the operations of the Company exposes it to risk of claims and litigation in the normal course of its business and the Company has several legal proceedings pending resolution. Although the outcome of such matters cannot be determined, management believes the ultimate resolution of these matters will not have a material adverse effect on the financial position or operations of the Company.

The Company emerged from bankruptcy on July 11, 2002. Under the Bankruptcy Plan (the "Plan"), the Company's prior "Existing series A preferred stock", as defined by the Plan, and the dividends accrued on this "Existing series A preferred stock" held as of the effective date of the Plan may be exchanged into one share of the Company's common stock for every five shares of prior "Existing Series A Preferred shares". This exchange is contingent on the Company attaining aggregate gross revenues for four consecutive quarters of at least $10,000,000.

The Company is prohibited from granting a security interest in the Company's patents and/or future royalty streams under the terms of the series A and B convertible preferred shares.

NOTE 6 - PATENT LITIGATION SETTLEMENTS

During the second quarter of 2005, the Company entered into three separate Settlement and License Agreements with Medtronic, Inc. (Medtronic), Harvest Technologies Corporation (Harvest), and Perfusion Partners & Associates, Inc and its affiliate, Transcorporeal, Inc. (PPAI). Under the terms of the respective agreements, payments of $1,430,000 for the discharge of past obligations were due to the Company. Additionally, the licensees are required to pay on-going royalties on defined classes of sales.

As of June 30, 2005, the Company has recorded revenues of $1,180,000 for the amounts received for past obligations under the Medtronic and Harvest agreements. These revenues, net of associated costs of $322,000 consisting of royalty and contingent legal fees payable by the Company, are reflected as "Patent litigation settlements, net" on the Statements of Operations. The Company has not recorded any revenue or receivable relating to the PPAI settlement of $250,000 for past obligations. The agreement is pending final approval by the Bankruptcy Court presiding over PPAI's Chapter 11 case. Since 2003, the Company has incurred expenses of $634,000 (excluding royalty and contingent legal fees) for patent enforcement actions. Of this amount, $437,000 was incurred during the first six months of 2005. These fees have primarily been included in Professional fees.

Royalties earned after the effective dates of these agreements, together with the related costs, are included in the Statements of Operations as "Royalties" and "Cost of royalties", respectively.

                                 CYTOMEDIX, INC.
                          (A DEVELOPMENT STAGE ENTITY)
                     Notes to Condensed Financial Statements

NOTE 7 - RECLASSIFICATION

For comparability purposes, certain figures for the 2004 and cumulative periods have been reclassified where appropriate to conform with the financial statement presentation used in 2005. These reclassifications had no effect on the reported net loss.

NOTE 8 - SUBSEQUENT EVENTS

From July 1, 2005 through July 29, 2005, the Company received $657,000 from the exercise of various warrants.

On July 15, 2005, the Company announced that Andrew S. Maslan will succeed William L. Allender as Chief Financial Officer, effective August 15, 2005. Mr. Maslan was granted 60,000 options to purchase common stock at a price of $5.07 per share. The options vest over a three year period and expire in 2015.

On July 15, 2005, the Company entered into a Separation Agreement and Release with William L. Allender. Under said Separation Agreement, Mr. Allender agreed to provide consulting services to the Company as needed and to provide for a smooth transition to his successor. The Company agreed to extend the expiration date of Mr. Allender's options to purchase common stock and to allow cashless exercise of said options. In addition, the Company has agreed to pay Mr. Allender his regular salary until January 22, 2006, and to pay the Company-paid premiums for the medical and dental programs until January 22, 2006.